REVOLVING CREDIT AGREEMENT

dated as of April 7, 2026,

among

VISTANCE NETWORKS HOLDINGS, LLC,

as the Parent Borrower,

VISTANCE NETWORKS, INC.,

as Holdings,

the OTHER borrowers named herein,

CITIBANK, N.A.,

as Administrative Agent and Collateral Agent,

the Lenders Party Hereto,

and

CITIBANK, N.A.,
BANK OF AMERICA, N.A.
and
U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners,

and

REGIONS BANK,

as Documentation Agent

$300,000,000 Senior Secured Revolving Credit Facility

TABLE OF CONTENTS

Page

Section 1.	DEFINITIONS AND INTERPRETATION	1
1.1	Definitions	1
1.2	Other Interpretive Provisions.	81
1.3	Accounting Terms	84
1.4	Rounding.	84
1.5	References to Agreements and Laws.	84
1.6	Times of Day.	85
1.7	Timing of Payment or Performance.	85
1.8	Currency Equivalents Generally	85
1.9	Pro Forma Calculations	86
1.10	Calculation of Baskets	86
1.11	Interest Rates; Benchmark Notification.	86
1.12	Excluded Swap Obligations	86
Section 2.	LOANS AND LETTERS OF CREDIT	87
2.1	Revolving Loans	87
2.2	Swing Line Loans	88
2.3	Issuance of Letters of Credit and Purchase of Participations Therein	90
2.4	Pro Rata Shares	96
2.5	Resignation of Issuing Bank	96
2.6	Evidence of Debt; Register; Lenders’ Books and Records; Notes	96
2.7	Interest on Loans	97
2.8	Conversion/Continuation of Revolving Loans Denominated in Dollars	99
2.9	Default Interest	99
2.10	Fees	99
2.11	Voluntary Prepayments	100
2.12	Voluntary Revolving Commitment Reductions	101
2.13	Mandatory Prepayments and Revolving Commitment Reductions	101
2.14	Application of Prepayments	102
2.15	General Provisions Regarding Payments	102
2.16	Ratable Sharing	104
2.17	Benchmark Replacement Setting	105
2.18	Increased Costs; Capital Adequacy	107
2.19	Taxes; Withholding, Etc.	108
2.20	Obligation to Mitigate	111
2.21	Defaulting Lenders	112
2.22	Removal or Replacement of a Lender	114
2.23	Incremental Facilities	114
2.24	Protective Advances	116
2.25	Specified Refinancing Revolving Loans.	117
Section 3.	CONDITIONS PRECEDENT	119
3.1	Closing Date	119
3.2	Conditions Precedent to Each Credit Extension On and After the Closing Date	121

Section 4.	REPRESENTATIONS AND WARRANTIES	121
4.1	Existence, Qualification and Power; Compliance with Laws	122
4.2	Authorization; No Contravention	122
4.3	Governmental Authorization; Other Consents	122
4.4	Binding Effect	122
4.5	Financial Statements; No Material Adverse Effect	122
4.6	Litigation	123
4.7	Use of Proceeds	123
4.8	Ownership of Property; Liens	123
4.9	Environmental Compliance	123
4.10	Taxes	124
4.11	ERISA Compliance	124
4.12	Subsidiaries; Capital Stock	125
4.13	Margin Regulations; Investment Company Act	126
4.14	Disclosure	126
4.15	Compliance with Laws	126
4.16	Intellectual Property; Licenses, Etc.	126
4.17	Solvency	126
4.18	EEA Financial Institutions	127
4.19	Labor Matters	127
4.20	Perfection, Etc.	127
4.21	PATRIOT Act	127
4.22	Anti-Corruption Laws and Sanctions	127
4.23	Borrowing Base Certificate	128
4.24	Maquiladora Agreement	128
4.25	Mexican Lease Agreement	128
Section 5.	AFFIRMATIVE COVENANTS	129
5.1	Financial Statements and Other Reports	129
5.2	Preservation of Existence, Etc.	133
5.3	Payment of Taxes	133
5.4	Maintenance of Properties	133
5.5	Maintenance of Insurance	133
5.6	Inspections	134
5.7	[Reserved]	134
5.8	Compliance with Laws	134
5.9	Field Examinations; Collateral Appraisals	134
5.10	Environmental Matters	135
5.11	Subsidiaries; Additional Borrowers	135
5.12	[Reserved]	137
5.13	Further Assurances	137
5.14	Information Regarding Collateral and Loan Documents	138
5.15	Books and Records	138
5.16	Control Accounts; Approved Deposit Accounts	138
5.17	Landlord Waivers and Bailee’s Letters	139
5.18	[Reserved]	139
5.19	Use of Proceeds	139
5.20	Post-Closing Undertakings	140
5.21	No Change in Line of Business	140
5.22	Transactions with Affiliates	140

5.23	Lender Conference Calls	143
5.24	Maquiladora Agreement	144
5.25	Mexican Lease Agreements	144
Section 6.	NEGATIVE COVENANTS	144
6.1	Liens	145
6.2	[Reserved]	145
6.3	Indebtedness	145
6.4	Fundamental Changes	154
6.5	Asset Sales	155
6.6	Restricted Payments	157
6.7	Financial Covenant	164
6.8	[Reserved]	164
6.9	Dividend and Other Payment Restrictions Affecting Subsidiaries	164
6.10	Accounting Changes	167
6.11	Maquiladora Agreement	167
6.12	Mexican Lease Agreements	167
6.13	[Reserved]	167
6.14	Material Property	167
Section 7.	[RESERVED]	167
Section 8.	EVENTS OF DEFAULT	167
8.1	Events of Default	167
8.2	Actions in Respect of Letters of Credit	170
8.3	Rescission	170
Section 9.	AGENTS	171
9.1	Appointment of Agents; Authorization	171
9.2	Powers and Duties	172
9.3	General Immunity	172
9.4	Agents Entitled to Act as Lenders	174
9.5	Representations, Warranties and Acknowledgment by Lenders and Issuing Banks	174
9.6	Right to Indemnity	174
9.7	Successor Agents and Swing Line Lender	175
9.8	Collateral Documents and Guaranty	176
9.9	Approved Electronic Communications	180
9.10	Secured Cash Management Agreements and Secured Hedge Agreements	180
9.11	Withholding Taxes	181
9.12	Certain ERISA Matters	181
9.13	Intercreditor Agreement	182
9.14	Erroneous Payments.	183
Section 10.	MISCELLANEOUS	185
10.1	Notices	185
10.2	Expenses	186
10.3	Indemnity and Limitation of Liability	187

10.4	Setoff	189
10.5	Amendments and Waivers	189
10.6	Successors and Assigns; Participations	191
10.7	Independence of Covenants	195
10.8	Survival of Representations, Warranties and Agreements	195
10.9	No Waiver; Remedies Cumulative	195
10.10	Marshalling; Payments Set Aside	195
10.11	Severability	196
10.12	Obligations Several; Independent Nature of Lenders’ Rights	196
10.13	Headings	196
10.14	GOVERNING LAW	196
10.15	CONSENT TO JURISDICTION; SERVICE OF PROCESS	196
10.16	WAIVER OF JURY TRIAL	196
10.17	Confidentiality	197
10.18	Entire Agreement	198
10.19	Counterparts	198
10.20	PATRIOT Act	198
10.21	Electronic Execution of Assignments	199
10.22	Joint and Several Liability	199
10.23	Agency of the Parent Borrower for Each Other Borrower and Guarantor	200
10.24	Intercreditor Agreement	200
10.25	Contribution and Indemnification Among the Borrowers	200
10.26	Express Waivers by Borrowers in Respect of Cross Guaranties and Cross Collateralization	201
10.27	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	202
10.28	No Advisory or Fiduciary Responsibility	202
10.29	Acknowledgement Regarding Any Supported QFCs	202
10.30	CPRA Acknowledgement	203

APPENDICES:

A Revolving Commitments

B Notice Addresses

C Letter of Credit Sublimits

SCHEDULES:

Schedule I Subsidiary Guarantors

Schedule 2.3(l) Existing Letters of Credit

Schedule 4.9 Environmental Matters

Schedule 4.12 Subsidiaries; Capital Stock

Schedule 4.16 IP Rights

Schedule 4.19 Labor Matters

Schedule 4.20 Filing Offices

Schedule 5.20 Post-Closing Matters

Schedule 6.1 Existing Liens

Schedule 6.3 Existing Indebtedness

Schedule 6.6 Existing Investments

EXHIBITS:

Exhibit A-1 Funding Notice

Exhibit A-2 Conversion/Continuation Notice

Exhibit A-3 Issuance Notice

Exhibit A-4 Swing Line Request

Exhibit B-1 Revolving Loan Note

Exhibit B-2 Swing Line Note

Exhibit C Compliance Certificate

Exhibit D United States Tax Compliance Certificates

Exhibit E Assignment Agreement

Exhibit F-1 Holdings Guaranty

Exhibit F-2 Subsidiary Guaranty

Exhibit G Solvency Certificate

Exhibit H Counterpart Agreement

Exhibit I Security Agreement

Exhibit J [Reserved]

Exhibit K [Reserved]

Exhibit L Borrowing Base Certificate

Exhibit M Intercreditor Agreement

Exhibit N Joinder Agreement

Exhibit P Intercompany Subordination Agreement

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT, dated as of April 7, 2026 is entered into by and among Vistance Networks Holdings, LLC, a Delaware limited liability company (the “Parent Borrower”), the certain Domestic Subsidiaries of Parent Borrower identified on the signature pages hereto (as defined below) as co-Borrowers (the “Co-Borrowers”), Vistance Networks, Inc., a Delaware corporation (“Holdings”), the Lenders party hereto from time to time, and CITIBANK, N.A. (“Citi”), as Administrative Agent and Collateral Agent.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Lenders have agreed to extend a revolving credit facility to the Borrowers, in an aggregate amount not to exceed $300,000,000, upon the satisfaction (or waiver by the Lenders) in full of the conditions precedent set forth in Section 3.1;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABL Collateral” has the meaning specified in the Intercreditor Agreement (or, if no Intercreditor Agreement is in effect, as defined in Exhibit M hereto).

“ABR” means for any day a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) Term SOFR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, if at any time any rate described in clause (a) or (b) above is less than the Floor then such rate in clause (a) or (b) shall be deemed to be the Floor. Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the public announcement of such change or on the effective date of such change in the Federal Funds Effective Rate or Term SOFR, as applicable.

“ABR Loan” means each Loan denominated in Dollars bearing interest based on the ABR.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Accommodation Payment” has the meaning specified in Section 10.25.

“Accounts” means (i) all “accounts,” as such term is defined in the UCC and (ii) all other rights to payment of money or funds, whether or not earned by performance, (a) for inventory that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) owed by a credit card issuer or by a credit card processor resulting from purchases by customers using credit or debit cards issued by such issuer in connection with the transactions described in clauses (a) and (b) above, whether such rights to payment constitute payment intangibles, letter-of-credit rights or any other classification of property, or are evidenced in whole or in part by instruments, chattel paper, general intangibles or documents.

“Account Debtor” has the meaning specified in the UCC.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Administrative Agent” means Citi in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Parent Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) pending against or affecting the Parent Borrower or any of its Restricted Subsidiaries or any property of the Parent Borrower or any of its Restricted Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under direct or indirect common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means each of the Administrative Agent, the Collateral Agent (including, for the avoidance of doubt, any Affiliate of Citi designated by it to serve in such capacity for purposes of any particular Collateral Document or Collateral) and any Specified Refinancing Agent.

“Agent Affiliates” has the meaning specified in Section 9.9(c).

“Aggregate Amounts Due” has the meaning specified in Section 2.16.

“Agreement” means this Revolving Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Allocable Amount” has the meaning specified in Section 10.25.

“Alternative Currency” means each lawful currency other than Dollars that is readily available and freely transferable and convertible into Dollars.

“Ancillary Fees” has the meaning specified in Section 10.5(b)(xiii).

“Ancillary Maquila Permits” has the meaning specified in Section 5.24.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and all other laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Agent” means (a) with respect to the Revolving Commitments, extensions of credit thereunder, payments in respect thereof and other matters pertaining thereto, the Administrative Agent, and (b) with respect to any action or determination under any Collateral Document or Collateral thereunder, the Collateral Agent, provided that the Administrative Agent shall be the Applicable Agent for all purposes not involving a particular class of Revolving Commitments, extensions of credit thereunder, payments thereunder or other matters pertaining thereto, or actions or determinations under a particular Collateral Document.

“Applicable Intercreditor Arrangements” means customary intercreditor arrangements that are reasonably satisfactory to the Administrative Agent and the Parent Borrower.

“Applicable Margin” means, subject to the proviso below, (i) from the Closing Date until the first Business Day that immediately follows the date on which both (x) the Temporary Borrowing Base is no longer in effect and (y) a Borrowing Base Certificate is delivered pursuant to Section 5.1(m)(i), (a) 1.50% per annum for Term SOFR Loans and (b) 0.50% per annum for ABR Loans and (ii) thereafter, the applicable percentage per annum determined by reference to the average daily Excess Availability during such period as set forth below:

Excess Availability	Applicable Margin for ABR Loans	Applicable Margin for Term SOFR Loans
Less than 50% of Revolving Commitments	0.50%	1.50%
Greater than or equal to 50% of Revolving Commitments	0.25%	1.25%

The Applicable Margin will be determined on the first Business Day after the date on which the Administrative Agent shall have received the most recent Borrowing Base Certificate delivered after the Closing Date pursuant to Section 5.1(m)(i) calculating the Excess Availability. At any time that any Borrower has not submitted to the Administrative Agent the applicable Borrowing Base Certificate as and when required under Section 5.1(m)(i), the Applicable Margin shall be determined as if the Excess Availability was less than 50% of the Revolving Commitment until such Borrower delivers such Borrowing Base Certificate.

“Applicable Revolving Commitment Fee Percentage” means, for any period, a percentage rate equal to 0.375% per annum; provided that after the Temporary Borrowing Base is no longer in effect, if on any date of determination, the daily average of the aggregate outstanding amount of Revolving Credit Outstandings during the Fiscal Quarter then most recently ended are greater than or equal to 50% of the Revolving Commitments, such fee shall equal 0.25% for such period.

“Applicable Threshold” means on any date of determination, the amount equal to the greater of (i) 10.0% of the Maximum Credit at such time and (ii) $30,000,000.

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to any Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty and any other written Contractual Obligation required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that “Approved Electronic Communications” shall exclude (i) any Notice, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing or Credit Extension, (ii) any notice pursuant to Sections 2.11, 2.12 and 2.13 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Section 3 or Section 2.3(a) or any other condition to any Borrowing or other Credit Extension hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC) selected or approved by the Administrative Agent (such approval not to be unreasonably withheld); it being understood and agreed that the “securities intermediaries” and “commodities intermediaries” of the Loan Parties listed on Schedule 10 to the Perfection Certificate on the Closing Date are Approved Securities Intermediaries.

“Arrangers” means, collectively, Citi, Bank of America, N.A. and U.S. Bank National Association, in their capacities as lead arrangers and bookrunners.

“Arris Technology” means Arris Technology, Inc., a Delaware corporation.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Parent Borrower or any Restricted Subsidiary of the Parent Borrower; or

(2) the issuance or sale of Equity Interests (other than (i) directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law and (ii) Preferred Stock of Restricted Subsidiaries issued in compliance with Section 6.3) of any Restricted Subsidiary (other than to the Parent Borrower or another Restricted Subsidiary of the Parent Borrower) (whether in a single transaction or a series of related transactions and whether effected pursuant to a Division or otherwise) (each of the foregoing referred to in paragraphs (1) and (2) of this definition as a “disposition”);

in each case other than:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Parent Borrower and the Restricted Subsidiaries (including allowing any registrations or any applications for registration of any immaterial intellectual property or other immaterial intellectual property rights to lapse or become abandoned);

(b) the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Parent Borrower in a manner pursuant to Section 6.4 or 6.5;

(c) any Restricted Payment that is permitted to be made, and is made, under Section 6.6 (including pursuant to any exceptions provided for in the definition of “Restricted Payment”) or any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than $25,000,000;

(e) any transfer or disposition of property or assets by a Restricted Subsidiary of the Parent Borrower to the Parent Borrower or by the Parent Borrower or a Restricted Subsidiary of the Parent Borrower to a Restricted Subsidiary of the Parent Borrower;

(f) the creation of any Lien permitted under the terms hereof to the extent constituting a disposition of property or assets;

(g) any issuance, sale or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable to notes receivable or dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(j) a sale, assignment or other transfer of (x) equipment receivables, or participations therein or (y)(A) Receivables Assets in connection with the Charter Supply Chain Financing, (B) Receivables Assets in connection with ordinary course factoring arrangements with respect to customer receivables, and (C) Receivables Assets, or participations therein, and related assets, in each case (i) to a Receivables Subsidiary in a Qualified Receivables Financing or (ii) to any other Person in a Qualified Receivables Factoring;

(k) a sale, assignment or other transfer of Receivables Assets, or participations therein, and related assets by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents and any exchange allowable under Section 1031 of the Code) of comparable or greater market value than the assets exchanged, as determined in good faith by the Parent Borrower;

(m) (i) non‑exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles in the ordinary course of business of the Parent Borrower and the Restricted Subsidiaries of the Parent Borrower;

(n) the sale in a Sale/Leaseback Transaction of any property acquired or built after the Closing Date; provided that such sale is for at least Fair Market Value (as determined on the date on which a definitive agreement for such Sale/Leaseback Transaction was entered into);

(o) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Parent Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(p) dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events;

(q) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) the issuance of directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law;

(s) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within ninety (90) days of such disposition or (ii) the proceeds of such disposition are applied within ninety (90) days of such disposition to the purchase price of such replacement property (which replacement property is purchased within ninety (90) days of such disposition);

(t) any sale, assignment or other disposition in the ordinary course of business in connection with supply-chain financing programs or similar arrangements; and

(u) any Specified Disposition; provided that the Payment Conditions would be satisfied on a Pro Forma Basis immediately after giving effect to such Specified Disposition.

For the avoidance of doubt, the unwinding of non-speculative Swap Contracts shall not be deemed to constitute an Asset Sale.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Assignment Closing Date” has the meaning specified in Section 10.6(b).

“Audited Financial Statements” means the most recent financial statements delivered pursuant to Section 5.1(a).

“Available Credit” means, as of any date of determination, (a) the Maximum Credit minus (b) the aggregate of all Revolving Credit Outstandings.

“Available Currency” means Dollars.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y)

otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bailee’s Letter” means a letter substantially in a form as may reasonably be agreed to by the Administrative Agent and the Parent Borrower, executed by any Person (other than a Borrower) that is in possession of inventory on behalf of any Borrower pursuant to which such Person acknowledges, among other things, the Collateral Agent’s Lien with respect thereto or such documentation as is required in relation to the perfection or control of security and/or blocking or control of Collateral pursuant to any relevant Collateral Document.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Benchmark” means, initially, with respect to amounts denominated in Dollars, Term SOFR; provided that if a replacement of an initial or subsequent Benchmark has occurred pursuant to this Section titled “Benchmark Replacement Setting”, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; and

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17.

“beneficial owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, in each case as in effect on the date hereof, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act, as in effect on the date hereof), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “beneficial ownership,” “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. §1841(k)) of such party.

“Blockage Notice” means a notice of “control” (as defined in the UCC) or its applicable equivalent contemplated to be delivered pursuant to each Deposit Account Control Agreement.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Borrowers” means the collective reference to the Parent Borrower and the Co-Borrowers, and each of the foregoing, individually, a “Borrower”.

“Borrowers’ Accountants” means Ernst & Young LLP or other independent nationally-recognized public accountants reasonably acceptable to the Administrative Agent.

“Borrowing” means (a) the borrowing of one Type of Loan of a single currency by a Borrower, from the Lenders (or from a Swing Line Lender, in the case of Swing Line Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Term SOFR Loans the same Interest Period and (b) a Protective Advance.

“Borrowing Base” means:

(a) the sum of:

(i) in the case of Eligible Receivables, 85% multiplied by the Dollar Equivalent of the face amount of all Eligible Receivables of the Borrowers (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time); and

(ii) in the case of Eligible Inventory, the lesser of (A) 70% of the value of such Eligible Inventory of the Borrowers (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first-in, first-out basis) constituting each class of such Eligible Inventory at such time and (B) 85% of the Net Orderly Liquidation Value Percentage of such Eligible Inventory of the Borrowers (valued at the lower of cost and market on a first-in, first-out basis) constituting each class of Eligible Inventory at such time;

minus

(b) any applicable Reserve then in effect to the extent applicable to such Borrowers or such Eligible Receivables or Eligible Inventory.

provided that until the first date on which both (x) the Administrative Agent has received the results of a field examination and appraisal with respect to the Borrowing Base assets which are reasonably satisfactory to it and (y) a Borrowing Base Certificate duly completed by a Responsible Officer of the Parent Borrower has been delivered to the Administrative Agent, the Borrowing Base shall equal the Temporary Borrowing Base.

“Borrowing Base Certificate” means a certificate of each Borrower the assets of which are included in the applicable Borrowing Base substantially in the form of Exhibit L.

“Borrowing Base Reporting Date” means (i) if the Revolving Credit Outstandings exceed 20% of the Borrowing Base as of the end of any fiscal month (a “Monthly Reporting Trigger”), not later than twenty days after the end of such fiscal month commencing no earlier than the first full fiscal month ended after the Closing Date and (ii) if the Revolving Credit Outstandings are equal to or less than 20% of the Borrowing Base as of the end of any fiscal month (a “Quarterly Reporting Trigger”), not later than twenty days after the end of the fiscal quarter in which such month occurs, commencing with the first such date after the Closing Date (it being understood that to the extent a Quarterly Reporting Trigger has occurred for any fiscal month that is not the last month of a fiscal quarter, the Borrowing Base Reporting Date shall continue to be determined in accordance with clause (i) until such quarter-end fiscal month); provided that to the extent a Monthly Reporting Trigger has occurred, such monthly reporting requirement pursuant to clause (i) above shall continue until such time as the Revolving Credit Outstandings are equal to or less than 20% of the Borrowing Base for ninety (90) consecutive days.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City and if such day relates to any interest rate settings as to a Term SOFR Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Term SOFR Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Term SOFR Loan, means such day is a U.S. Government Securities Business Day.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that no capital lease will be deemed a “Capitalized Lease Obligation” for any purpose under this Agreement if such capital lease would not, as of December 31, 2018, have been required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by any Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as such Agent may determine in its sole discretion, (c) in the name of the Applicable Agent (although such account may also have words referring to a Borrower and the account’s purpose), (d) under the control of the Applicable Agent and (e) in the case of a Securities Account, with respect to which the Applicable Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Parent Borrower or any Restricted Subsidiary described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) Dollars, Canadian dollars, pounds sterling, euros or the national currency of any participating member state of the European Union (as it is constituted on the Closing Date), Japanese yen, and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States, Canada, the United Kingdom or any country that is a member of the European Union (as it is constituted on the Closing Date) or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) money market deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000 in the case of domestic banks or $100,000,000 (or the equivalent Dollar amount) in the case of foreign banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Parent Borrower) rated at least “A-2” or “P-2” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P or Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency);

(8) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (7) above and (9) and (10) below;

(9) Investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency); and

(10) in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (9) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services to Holdings, the Parent Borrower or any Restricted Subsidiary.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an Affiliate of a Lender or an Agent, (b) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within forty-five (45) days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement, (c) in the case of any Cash Management Agreement in effect on or prior to the

Closing Date, is, as of the Closing Date or within forty-five (45) days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement or (d) within forty-five (45) days after the time it enters into the applicable Cash Management Agreement, becomes a Lender or an Affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default); automated clearing house transactions, treasury and/or cash management services, including, without limitation, treasury, depository, overdraft, credit, purchasing or debit card, non‑card e-payable services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities, and merchant services.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means (A) any direct or indirect Subsidiary of the Parent Borrower, substantially all of the assets of which consist of Equity Interests and/or Indebtedness in one or more Subsidiaries of the Parent Borrower that are CFCs and/or (B) any direct or indirect Subsidiary, substantially all of the assets of which consist of Equity Interests and/or Indebtedness in one or more other Subsidiaries described in clause (A).

“Change of Control” means (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act), other than the Permitted Holders, shall “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Holdings or (b) Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Parent Borrower; provided that, if any Person other than Holdings directly owns any issued and outstanding Equity Interests of the Parent Borrower, Holdings shall cause such Person to duly execute and deliver to the Administrative Agent (x) a Holdings Guaranty or guaranty supplement (or other similar guaranty in form and substance reasonably satisfactory to the Administrative Agent), (y) supplements to the Security Agreement or other pledge or security agreements with respect to the pledge of 100% of the issued and outstanding Equity Interests of the Parent Borrower, and (z) if applicable and not already so delivered, certificates (if any) representing such Equity Interests of the Parent Borrower owned by such Person, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank.

“Charter Supply Chain Financing” means the transactions contemplated by (x) that certain Supplier Agreement, dated as of December 17, 2025 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and between Citi and/or one or more of its branches, subsidiaries and affiliates and Arris Technology and/or certain subsidiaries or affiliates of Arris Technology, and (y) any replacement or refinancing thereof, to the extent provided to one or more Loan Parties by Citi and/or one or more of its branches, subsidiaries and affiliates.

“Citi” has the meaning specified in the preamble.

“Closing Date” means April 7, 2026.

“Co-Borrower” has the meaning specified in the preamble.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, the Security Agreement Collateral and all of the real, personal and mixed property (including Capital Stock) and interests therein and proceeds thereof, whether now owned or hereafter acquired, in or upon which a Lien is granted pursuant to any of the Collateral Documents as security for the Obligations.

“Collateral Agent” means Citi in its capacity as collateral agent for the Secured Parties under any of the Loan Documents, or any successor collateral agent permitted by the terms hereof.

“Collateral Documents” means, collectively, the Security Agreement, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Mexican Security Agreements, the Intellectual Property Security Agreements, the Landlord Personal Property Collateral Access Agreements (if any), if any, and all other instruments and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of such Loan Party as security for the Obligations.

“Comcast” means Comcast Cable Communications, Inc. and its Affiliates.

“Commodity Account” has the meaning given to such term in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Competitor” means any Person that competes with the business of Holdings, the Parent Borrower and their respective direct and indirect Subsidiaries from time to time.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C or such other form as may be agreed between the Parent Borrower and the Administrative Agent.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR” (if applicable), the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.18 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all Capital Expenditures of the Parent Borrower and its Restricted Subsidiaries during such period, determined on a consolidated basis.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to any Capitalized Lease Obligation), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries (calculated on a consolidated basis in accordance with GAAP) for such period, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof), excluding, in each case:

(i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Obligations or other derivative instruments,

(iii) costs associated with incurring or terminating Swap Contracts and cash costs associated with breakage in respect of Swap Contracts,

(iv) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Qualified Receivables Factoring or Qualified Receivables Financing,

(v) “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions,

(vii) penalties and interest relating to Taxes,

(viii) accretion or accrual of discounted liabilities not constituting Indebtedness,

(ix) interest expense attributable to Holdings or any parent thereof resulting from push-down accounting,

(x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with any acquisition or Investment permitted by this Agreement, and

(xii) annual agency fees paid to any trustees, administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto);

provided that (a) when determining Consolidated Cash Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Cash Interest Expense will be calculated by multiplying the aggregate Consolidated Cash Interest Expense accrued since the Closing Date by three hundred and sixty-five (365) and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period and (b) in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded.

For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such Person for such period:

(1) increased, in each case (other than with respect to clauses (k), (l) and (n) below) to the extent deducted and not added back or excluded in calculating such Consolidated Net Income (and in all cases without duplication), by:

(a) provision for taxes based on income, profits or capital, including federal, state, franchise, excise, property and similar taxes and foreign withholding taxes paid or accrued, including giving effect to any penalties and interest with respect thereto, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or its Restricted Subsidiaries or any direct or indirect parent of such Person or its Restricted Subsidiaries in respect of such period (in each case, to the extent attributable to the operations of such Person and its Subsidiaries), which shall be included as though such amounts had been paid as income taxes directly by such Person or its Restricted Subsidiaries; plus

(b) Consolidated Interest Expense; plus

(c) all depreciation and amortization charges and expenses, including amortization or expense recorded for upfront payments related to any contract signing and signing bonus and incentive payments; plus

(d) [reserved]; plus

(e) [reserved]; plus

(f) earn-out obligations incurred in connection with any acquisition or other Investment and paid or accrued during the applicable period, including any mark to market adjustments; plus

(g) all payments, charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Parent Borrower or any of its Restricted Subsidiaries and all losses, charges and expenses related to payments made to holders of options, cash-settled appreciation rights or other derivative equity interests in the common equity of such Person or any direct or indirect parent of the Parent Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(h) all non‑cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non‑cash loss, charge or expense represents an accrual or reserve for potential cash items in any future four-fiscal quarter period, (i) such Person may determine not to add back such non‑cash loss, charge or expense in the period for which Consolidated EBITDA is being calculated and (ii) to the extent such Person does decide to add back such non‑cash loss, charge or expense, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(i) [reserved]; plus

(j) restructuring charges, accruals or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with acquisitions, start-up costs (including entry into new market/channels and new service offerings), costs related to the closure, relocation, reconfiguration and/or consolidation of facilities and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, systems, facilities or equipment conversion costs, excess pension charges and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits, expenses relating to any decommissioning or reconfiguration of fixed assets for alternative uses and costs consisting of professional consulting or other fees relating to any of the foregoing; plus

(k) Pro Forma Cost Savings; plus

(l) all adjustments identified in the lender presentation dated February 25, 2026 to the extent such adjustments, without duplication, continue to be applicable to the Reference Period; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Basis”; plus

(m) the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Financing; plus

(n) with respect to any joint venture of such Person or any Restricted Subsidiary thereof that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to such Person’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income was reduced thereby; plus

(o) charges (including interest expense) consisting of income attributable to minority interests and noncontrolling interests of third parties in any non-Wholly Owned Restricted Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of GAAP;

(2) decreased (without duplication and to the extent increasing Consolidated Net Income for such period) by (i) non‑cash gains or income, excluding any non‑cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Closing Date and (ii) the amount of any minority interest income consisting of a

Subsidiary loss attributable to minority equity interest of third parties in any non‑Wholly Owned Subsidiary (to the extent not deducted from Consolidated Net Income for such period);

(3) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net realized gains and losses relating to (i) amounts denominated in foreign currencies resulting from the application of Financial Accounting Standards Board’s Accounting Standards Codification 830 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Swap Contracts (entered into in the ordinary course of business or consistent with past practice)) or (ii) any other amounts denominated in or otherwise trued-up to provide similar accounting as if it were denominated in foreign currencies; and

(4) increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any gain or loss relating to Swap Contracts (excluding Swap Contracts entered into in the ordinary course of business or consistent with past practice);

provided, that the Parent Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1) through (4) above if any such item individually is less than $2,000,000 in any fiscal quarter.

Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarters ended March 31, 2025, June 30, 2025, September 30, 2025 and December 31, 2025 (excluding Pro Forma Cost Savings) shall be $62,3000,000, $127,300,000, $90,600,000 and $99,100,000, respectively.

“Consolidated Funded Indebtedness” means all Indebtedness of the type described in clauses (a)(i), (a)(ii) (but excluding surety bonds, performance bonds or other similar instruments), (a)(iv) (but solely in respect of the amount of outstanding Indebtedness of the type described in (a)(iv) that in the aggregate is in excess of $20,000,000) and clause (b) (in respect of Indebtedness of the type described in clauses (a)(i), (a)(ii) (but excluding Indebtedness constituting surety bonds, performance bonds or other similar instruments) and (a)(iv) (but solely in respect of the amount of Indebtedness of the type described in (a)(iv) that in the aggregate is in excess of $20,000,000)) of the definition of “Indebtedness”, of a Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition, and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding obligations in respect of letters of credit, bank guarantees and guarantees on first demand, in each case, except to the extent of unreimbursed amounts thereunder. For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts, Cash Management Services, and any Receivables Financing or Factoring Transaction or (ii) owed by Unrestricted Subsidiaries, do not constitute Consolidated Funded Indebtedness.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including pay in kind interest payments, amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Swap Contracts (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, all discounts, commissions, fees and other charges associated with any Receivables Financing or Factoring Transaction, and any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of the referent Person and its Restricted Subsidiaries for such period; provided that (a) when determining Consolidated Interest Expense in respect of any four-quarter period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by three hundred and sixty-five (365) and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period and (b) in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded. For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that (without duplication):

(a) all net after-tax extraordinary, nonrecurring, exceptional or unusual gains, losses, income, expenses and charges in each case as determined in good faith by such Person, and in any event including, without limitation, all restructuring, severance, relocation, retention and completion bonuses or payments, consolidation, integration or other similar charges and expenses, contract termination costs, system establishment charges, conversion costs, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments, settlements or modifications to pension and post-retirement employee benefit plans in connection with any acquisition or Permitted Investment, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to any acquisition or Permitted Investment (including any transition-related expenses (including retention or transaction-related bonuses or payments) incurred before, on or after the Closing Date), will be excluded;

(b) all (i) charges and expenses relating to the Transactions, (ii) transaction fees, costs and expenses incurred in connection with any contemplated equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, amalgamations, Divisions, option buyouts and the Incurrence, modification or repayment of Indebtedness permitted to be Incurred under this Agreement (including any Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions (in each case, whether or not consummated), and (iii) without duplication of any of the foregoing, non‑operating or non‑recurring professional fees, costs and expenses for such period will be excluded;

(c) all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations (and all related expenses) other than in the ordinary course of business (as determined in good faith by such Person) will be excluded; provided that, with respect to any division, business unit or Subsidiary that has been classified as “discontinued operations” or “held for sale” under GAAP solely as a result of entering into a definitive agreement for the sale or disposition thereof, the net income (or loss) attributable to such division, business unit or Subsidiary shall be included in Consolidated Net Income until the earlier of (x) the consummation of such sale or disposition and (y) the abandonment or termination of such definitive agreement;

(d) all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions, including the sale or other disposition of any Equity Interests of any Person, other than in the ordinary course of business (as determined in good faith by such Person), will be excluded;

(e) all net after-tax income, loss, expense or charge attributable to the early extinguishment, conversion or cancellation of Indebtedness, Swap Contracts or other derivative instruments (including deferred financing costs written off and premiums paid) will be excluded;

(f) all non‑cash gains, losses, expenses or charges attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments will be excluded;

(g) any non‑cash or unrealized currency translation or foreign currency transaction gains and losses related to changes in currency exchange rates (including, without limitation, remeasurements of Indebtedness and any net loss or gain resulting from (i) Swap Contracts for currency exchange risk and (ii) intercompany Indebtedness), will be excluded;

(h) (i) the net income for such period of any Person that is not the referent Person or a Restricted Subsidiary of the referent Person or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments that are paid in or converted into cash with respect to such equity ownership to the referent Person or a Restricted Subsidiary thereof in respect of such period; and (ii) without duplication, the net income for such period will include any ordinary course dividends or distributions or other payments paid in cash (or converted into cash) with respect to such equity ownership received from any such Person during such period in excess of the amounts included in subclause (i) above;

(i) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies will be excluded;

(j) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to any acquisition consummated before or after the Closing Date (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items), and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(k) all non‑cash impairment charges and asset write-ups, write-downs and write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising from the application of GAAP will be excluded;

(l) all non‑cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock, stock appreciation or other similar rights will be excluded;

(m) any costs or expenses incurred in connection with the payment of dividend equivalent rights to holders of equity-based incentive awards pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(n) accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions within twelve (12) months after the Closing Date will be excluded;

(o) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(p) all discounts, commissions, fees and other charges (including interest expense) associated with any Receivables Financing or Factoring Transaction will be excluded;

(q) (i) the non‑cash portion of “straight-line” rent expense will be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(r) expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (i) has not been denied by the applicable carrier in writing and (ii) is in fact reimbursed within three hundred and sixty-five (365) days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (r);

(s) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within three hundred and sixty-five (365) days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such three hundred and sixty-five (365) days);

(t) non‑cash charges or income relating to increases or decreases of deferred tax asset valuation allowances will be excluded;

(u) cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Closing Date will be included;

(v) [reserved];

(w) [reserved];

(x) any (i) severance or relocation costs or expenses, (ii) one-time non‑cash compensation charges, (iii) the costs and expenses related to employment of terminated employees, or (iv) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded; and

(y) any non‑cash interest expense and non‑cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the Latest Maturity Date, shall be excluded;

provided that the Parent Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (a) through (y) above if any such item individually is less than $2,000,000 in any fiscal quarter.

“Consolidated Total Assets” means, the consolidated total assets of the Parent Borrower and its Restricted Subsidiaries as set forth on the consolidated balance sheet of the Parent Borrower as of the most recent Test Period.

“Consolidated Total Leverage Ratio” means, as of any date of determination, with respect to the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness of the Parent Borrower and its Restricted Subsidiaries on such date, to (b) Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for such Test Period, in each case, calculated on a Pro Forma Basis.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person Guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any indenture, mortgage, deed of trust, contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it or any of its properties is subject.

“Contribution Indebtedness” means Indebtedness of the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Parent Borrower or any Restricted Subsidiary (other than, in the case of such Restricted Subsidiary, contributions by the Parent Borrower or any other Restricted Subsidiary to its capital) after the Closing Date and designated as a Cash Contribution Amount; provided that such Contribution Indebtedness (a) is Incurred within two hundred and ten (210) days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof.

“Control” has the meaning specified in the definition of “Affiliate.”

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A‑2.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Loan Party pursuant to Section 5.11.

“Covenant Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal on Consolidated Funded Indebtedness and (iii) all cash Restricted Payments made by the Parent Borrower or any Restricted Subsidiary during such period pursuant to Section 6.6(b)(21).

“Covenant Fixed Charge Coverage Ratio” means, with respect to the Parent Borrower for any period, the ratio of (1) Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries for the most recently ended Test Period immediately preceding the date on which such calculation of the Fixed Charge Coverage Ratio is made, calculated on a Pro Forma Basis for such period minus (y) Consolidated Capital Expenditures made in cash during such Test Period to the extent not financed with the proceeds of Indebtedness minus (z) cash taxes actually paid by the Parent Borrower and its Restricted Subsidiaries during such Test Period, to (2) Covenant Consolidated Fixed Charges for such four Fiscal Quarter period. Solely for purposes of determining compliance with the Payment Conditions, in the event that the Parent Borrower or any of its Restricted Subsidiaries Incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Covenant Fixed Charge Coverage Ratio is being calculated but prior to the calculation of the Covenant Fixed Charge Coverage Ratio is made, then the Covenant Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.29.

“CPRA” has the meaning specified in Section 10.30.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Currency Due” has the meaning specified in Section 10.3(c).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.21, any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Parent Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, (c) has failed, within three (3) Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any Equity Interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement. Any determination by the Administrative Agent (or the Required Lenders to the extent that the Administrative Agent is a Defaulting Lender) that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21) upon delivery of written notice of such determination to the Administrative Agent, the Parent Borrower and each Lender, as applicable.

“Deposit Account” has the meaning given to such term in the UCC.

“Deposit Account Bank” means a financial institution at which the Loan Parties maintain a Deposit Account.

“Deposit Account Control Agreement” has the meaning specified in the Security Agreement.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Dilution Reserves” means, at any date, a reserve established by the Administrative Agent with respect to deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits with respect to Eligible Receivables (based on the ratio of the aggregate amount of non-cash reductions in Eligible Receivables of the Loan Parties for any period to the aggregate dollar amount of Eligible Receivables of the Loan Parties for such period) calculated by the Administrative Agent; provided that no Dilution Reserves shall be imposed with respect to the first 5% of dilution and no Dilution Reserve shall exceed 1% for each incremental whole percentage in dilution over 5%.

“Disqualified Institution” means (a) each Person identified as a “Disqualified Institution” on a list delivered to the Administrative Agent by Holdings on or prior to the Closing Date (and, after the Closing Date, as such list may be updated by e-mail to USAgencyServicing@citi.com with the Administrative Agent’s consent (such consent not to be unreasonably withheld, conditioned or delayed)), (b) any Company Competitor identified on a list delivered to the Administrative Agent by the Parent Borrower from time to time by e-mail to USAgencyServicing@citi.com and (c) as to any entity referenced in each of clauses (a) and (b) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s Affiliates identified in writing to the Administrative Agent from time to time by e-mail to USAgencyServicing@citi.com or otherwise readily identifiable as such by name, but excluding any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity; provided that any additional designation permitted by the foregoing shall not apply retroactively to any prior assignment or participation interest or to any trade to acquire such participation interest. Notwithstanding the foregoing, any list of Disqualified Institutions shall only be required to be available to any Lender or Participant or prospective Lender or Participant on the Platform or another similar electronic system upon written request by such Lender or Participant or prospective Lender or Participant and any Lender may provide the list of Disqualified Institutions to any prospective assignee or Participant on a confidential basis (it being understood that the identity of Disqualified Institutions will not be posted or distributed to any Person, other than a distribution by the Administrative Agent to a Lender upon written request and by a Lender to any prospective assignee or Participant on a confidential basis). For the purpose of clauses (a) and (b) in the previous sentence, such list shall be made available to the Administrative Agent pursuant to Section 10.1 and any additions, deletions or other modifications to the list of Disqualified Institutions shall become effective within three (3) Business Days after delivery to the Administrative Agent (with respect to additions pursuant to clause (a) above, subject to the Administrative Agent’s consent (such consent not to be unreasonably withheld, conditioned or delayed)). The Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Institution.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to ninety-one (91) days after the Latest Maturity Date hereunder; provided, however, that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Parent Borrower or its Subsidiaries or a direct or indirect parent of the Parent Borrower by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Borrower or its Subsidiaries or a direct or indirect parent of the Parent Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Documentation Agent” means the entity listed as Documentation Agent on the cover page hereto.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Available Currency other than Dollars, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Available Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such Available Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Earlier Maturing Debt” means any Indebtedness of any Loan Party (other than Permitted Earlier Maturing Debt) that is outstanding and has an Earlier Maturity Date prior to the date that is five (5) years after the Closing Date.

“Earlier Maturity Date” means, with respect to any Indebtedness, the earlier of (i) the final scheduled maturity date of such Indebtedness and (ii) the Weighted Average Life to Maturity of such Indebtedness.

“EBITDA Grower Amount” shall mean, at any time, Consolidated EBITDA as of the most recently ended Test Period (and after giving effect to any acquisition or investment consummated substantially concurrently therewith and all other appropriate pro forma adjustment events).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (i) any Agent, any Lender, any Affiliate of any Agent or Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course; provided that none of the Parent Borrower, any Affiliate of

Parent Borrower, any Defaulting Lender, any Disqualified Institution or any natural person shall be an Eligible Assignee.

“Eligible Borrowing Base Cash” means the amount of unrestricted cash and Cash Equivalents of the Loan Parties at such time (to the extent held in a Control Account, Cash Collateral Account or Approved Deposit Account); provided that if such Control Account, Cash Collateral Account or Approved Deposit Account is held at an institution other than the Administrative Agent or any of its affiliates, at any time that (i) the aggregate of all Revolving Credit Outstandings exceeds the Borrowing Base or (ii) the Payment Conditions are tested, the Administrative Agent reserves the right to verify the balance of such account on a daily basis.

“Eligible Inventory” means the inventory of the Borrowers including raw materials, work-in-process and finished goods:

(a) that is owned solely by a Borrower free and clear from any Lien in favor of a third party (other than (w) the Liens in favor of the Collateral Agent, (x) Liens securing Fixed Asset Obligations so long as all such Liens rank junior in priority to the Liens securing the Obligations pursuant to the Intercreditor Agreement, (y) non-consensual unrecorded Liens arising by operation of law notified to the Administrative Agent for which a reserve has been established against the Borrowing Base and (z) inchoate Liens for which amounts are not yet due and payable),

(b) with respect to which the Collateral Agent has a valid, perfected and enforceable first priority Lien governed by the laws of the jurisdiction in which the inventory in question is located, subject only to (x) non-consensual unrecorded Liens arising by operation of law notified to the Administrative Agent for which a reserve has been established against the Borrowing Base, (y) Liens securing Fixed Asset Obligations so long as all such Liens rank junior in priority to the Liens securing the Obligations pursuant to the Intercreditor Agreement and (z) inchoate Liens for which amounts are not yet due and payable,

(c) with respect to which no representation or warranty contained in any Loan Document has been breached in any material respect,

(d) that is not, in the Administrative Agent’s Permitted Discretion, obsolete or unmerchantable, and

(e) with respect to which (in respect of any inventory labeled with a brand name or trademark and sold by a Borrower pursuant to a trademark owned by a Borrower or a license granted to a Borrower (other than inventory consisting of products sold to third parties for resale under such third party’s brand)) the Collateral Agent would have rights under such trademark or license pursuant to the Security Agreement or other agreement reasonably satisfactory to the Administrative Agent to sell such inventory in connection with a liquidation thereof.

No inventory of a Borrower shall be Eligible Inventory if such inventory consists of:

(i) goods that are not held by a Borrower for bona fide resale,

(ii) goods returned or rejected by customers other than goods that are undamaged or are resalable in the normal course of business,

(iii) goods to be returned to suppliers,

(iv) goods that have been consigned by a Borrower,

(v) goods in transit (provided that (x) inventory located in the continental United States or Mexico which is being transported by a Borrower between premises owned or operated by a Borrower and (y) Eligible Inventory In Transit, in each case for which a reserve has been taken for any freight costs, storage fees and/or insurance costs necessary (as reasonably determined by the Applicable Agent) to obtain possession of such inventory may be deemed “Eligible Inventory”),

(vi) goods the buyer of which has rights superior to the security interest of the Collateral Agent,

(vii) inventory specifically reserved against by a Borrower,

(viii) inventory (A) acquired by a Borrower pursuant to an Investment permitted hereunder or (B) belonging to a Subsidiary formed, acquired or that ceases to be an Excluded Subsidiary after the Closing Date (including, in each case, any additional Borrower pursuant to Section 5.11(b)), in each case with respect to which the Administrative Agent has not received the results of a field examination and appraisal which are reasonably satisfactory to the Applicable Agent,

(ix) goods located, stored, used or held at any premises owned or operated by a Person which is not a Borrower unless (A)(1) the Applicable Agent shall have received a Landlord Personal Property Collateral Access Agreement, Bailee’s Letter or similar agreement in form and substance reasonably satisfactory to it or (2) in the case of inventory located at a leased premises, a Reserve in an amount equal to three months’ rent or operating expenses, as applicable, for such premises shall have been established with respect thereto and (B) other than in the case of Qualified Outside Processors, an appropriate UCC-1 financing statement or equivalent shall have been executed and properly filed,

(x) inventory evidenced by negotiable documents of title unless such documents of title are delivered to the Collateral Agent,

(xi) inventory which is not located in the United States or Mexico;

(xii) (A) for which any contract relating to such inventory expressly includes retention of title in favor of the vendor or supplier thereof; or (B) for which any contract relating to such inventory does not address retention of title and the relevant Borrower has not demonstrated to the satisfaction of the Administrative Agent that there is no retention of title in favor of the vendor or supplier thereof;

(xiii) for which reclamation rights exist or have been asserted by the seller and

(xiv) with respect to any inventory, any portion of cost attributable to intercompany profit among the Borrowers and their Affiliates.

For the purpose of calculating the Borrowing Base, the value of any available Eligible Inventory located in Mexico (after giving effect to the eligibility criteria set forth above and the advance rates set forth in the definition of “Borrowing Base”) shall in no case exceed the lesser of (i) 25.0% of the Borrowing Base and (y) $75,000,000.

“Eligible Inventory In Transit” means all inventory that is in-transit inventory and that would otherwise constitute Eligible Inventory but for its failure to satisfy the criteria set forth in clause (v) or (xi) of the definition thereof, solely to the extent that the inventory has been shipped on a “free on board the place of shipment” basis to a Borrower and the Administrative Agent shall have received (A) a true and correct copy of the bill of lading and such other shipping documents in respect of such inventory as it may in its Permitted Discretion require, (B) evidence of reasonably satisfactory casualty insurance naming the Collateral Agent or its designee as loss payee or additional insured and otherwise covering such risks as the Administrative Agent may reasonably request in its Permitted Discretion, and (C) if the bill of lading is negotiable, confirmation that the bill is in the possession of a Borrower, such Borrower’s customs broker or any other Person acting in a similar capacity; provided that for the purpose of calculating the Borrowing Base, the value of any available Eligible Inventory In Transit (after giving effect to the eligibility criteria set forth above and the advance rates set forth in the definition of “Borrowing Base”) shall in no case exceed the lesser of (x) 10.0% of the Borrowing Base and (y) $40,000,000.

“Eligible Receivable” means the gross outstanding balance of each Account of a Borrower arising out of the sale of merchandise, goods or services in the ordinary course of business, that is made by a Borrower to a Person that is not an Affiliate of any Loan Party and that constitutes Collateral in which the Collateral Agent has a valid and enforceable, fully perfected first priority lien; provided, however, that an Account shall not be an “Eligible Receivable” if any of the following shall be true:

(a) (i) such Account is more than 60 days past due according to the original terms of sale or (ii) 120 days past the original invoice date thereof (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder such amount shall be the gross amount due in respect of the applicable Accounts without giving effect to any net credit balances); or

(b) any representation or warranty contained in this Agreement or any other Loan Document with respect to such specific Account is not true and correct in all material respects; or

(c) the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to a Borrower but only to the extent of such dispute or claim; or

(d) the Account Debtor on such Account has then currently (i) filed a petition for bankruptcy or any other relief under the Bankruptcy Code, or under any other applicable bankruptcy, reorganization, insolvency, examinorship, rescue process, administration or similar law now or hereafter in effect, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (iv) has failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver, examiner, process advisor, administrator, monitor, or a trustee to be appointed for all or a significant portion of its assets or affairs, unless such Account Debtor (A) is a debtor-in-possession in a case then pending under Chapter 11 of the Bankruptcy Code or any such other law, (B) has established debtor-in-possession financing satisfactory to the Applicable Agent in its sole discretion and (C) otherwise satisfies each of the requirements set forth in this definition of Eligible Receivables; or

(e) the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of a Borrower, to the extent of the applicable offset unless such Account Debtor has executed a no‑offset letter reasonably satisfactory to the Applicable Agent, in its discretion exercised in a commercially reasonable manner; or

(f) the sale or service represented by such Account is to an Account Debtor located outside the United States, the European Union (as constituted pre-May 2004), Norway, Switzerland or Canada, unless the sale is on letter of credit or acceptance terms acceptable to the Administrative Agent, in its Permitted Discretion and (a) such letter of credit names the Collateral Agent as beneficiary for the benefit of the Secured Parties or (b) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Collateral Agent; or

(g) the sale to such Account Debtor on such Account is on a bill‑on‑hold, guaranteed sale, sale-and-return, sale-on-approval, sale on consignment or sale providing for repurchase or return basis; or

(h) such Account is subject to a Lien in favor of any Person other than (i) the first priority lien in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) Liens securing Fixed Asset Obligations so long as all such Liens rank junior in priority to the Liens securing the Obligations pursuant to the Intercreditor Agreement, (iii) non-consensual Liens arising by operation of law which are junior to the Collateral Agent’s Lien and (iv) inchoate Liens for which amounts are not yet due and payable; or

(i) such Account is subject to any deduction, offset, counterclaim, discount, allowance, rebate, credit, return privilege, exchange rate adjustment, other adjustments, or other conditions other than volume sales discounts given in the ordinary course of the business of the applicable Borrower; provided, however, that such Account shall be ineligible pursuant to this clause (i) only to the extent of such deduction, offset, counterclaim, discount, allowance, rebate, credit, return privilege, exchange rate adjustment, other adjustment, or other condition; or

(j) the Account Debtor on such Account is located in New Jersey, Minnesota or any other state of the United States requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such state or other jurisdiction either to (i) receive a certificate of authorization to do business in such state or be in good standing in such state or (ii) file a notice of business activities report, or equivalent, with the appropriate office or agency of such state, in each case unless and for so long as the applicable Borrower has filed within the Qualification Period (and maintains the effectiveness of) such a certificate of authority to do business and is in good standing or, as the case may be, has duly filed within the Qualification Period (and maintains the effectiveness of) such a notice in such state; or

(k) the Account Debtor on such Account is a Governmental Authority, unless the applicable Borrower has assigned its rights to payment of such Account to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a U.S. federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority in the United States of America, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(l) 50% or more of the outstanding Accounts of the Account Debtor have become, in accordance with the provisions of clause (a) above, ineligible; or

(m) the sale represented by such Account is denominated in a currency other than Dollars; or

(n) the Account Debtor is in default on prior indebtedness to the applicable Borrower (other than invoices that are not more than 30 days past due from the original due date thereof) or which has been written off the books of the Borrowers or otherwise designated as uncollectible; or

(o) the applicable Borrower, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(p) such Account is owing by (x) an Account Debtor (other than Comcast) to the extent the total Accounts of such Account Debtor to the applicable Borrower represent (A) more than 15% of the Eligible Receivables at such time (in the case of Account Debtors or their parent companies rated Ba1 or lower by Moody’s or BB+ or lower by S&P) or (B) more than 25% of the Eligible Receivables at such time (in the case of Account Debtors or their parent companies rated Baa3 or better by Moody’s or BBB- by S&P) or (y) Comcast to the extent the total Accounts of Comcast to the applicable Borrower represent (A) more than 45% of the Eligible Receivables at such time (if Comcast or its parent company is rated A3 or better by Moody’s and A- or better by S&P), (B) more than 40% of the Eligible Receivables at such time (if Comcast or its parent company is rated Baa1 or better by Moody’s and BBB+ or better by S&P), (C) more than 35% of the Eligible Receivables at such time (if Comcast or its parent company is rated Baa2 or better by Moody’s and BBB or better by S&P), (D) more than 30% of the Eligible Receivables at such time (if Comcast or its parent company is rated Baa3 or better by Moody’s and BBB- or better by S&P) or (E) more than 25% of the Eligible Receivables at such time (if Comcast or its parent company is rated Ba1 or lower by Moody’s or BB+ or lower by S&P); or

(q) such Account is invalid or otherwise not legally enforceable; or

(r) such Account is unlawful or not absolute; or

(s) such Account is not in material compliance with all applicable laws and regulations; or

(t) such Account did not arise from a final sale of goods or services (evidenced by an invoice or other writing in form acceptable to the Administrative Agent, in its Permitted Discretion) which have been fully delivered; it being understood and agreed that each Borrower’s form of invoice which has been delivered to the Administrative Agent prior to the Closing Date is acceptable; or

(u) payment in cash has been received with respect to, but not yet applied to, such Account, but only to the extent of such non-application; or

(v) Accounts (A) acquired by a Borrower pursuant to an Investment permitted hereunder or (B) belonging to a Subsidiary formed, acquired or that ceases to be an Excluded Subsidiary after the Closing Date (including, in each case, any additional Borrower pursuant to Section 5.11(b)), in each case with respect to which the Administrative Agent has not received the results of a field examination and appraisal which are reasonably satisfactory to the Administrative Agent; or

(w) such Account is evidenced by chattel paper or a promissory note or an instrument of any kind; or

(x) any Account which was partially paid and in respect of which the applicable Borrower created a new receivable for the unpaid portion of such Account; or

(y) such Account is governed by the laws of any jurisdiction other than any state of the United States of America and any state thereof or the District of Columbia, as applicable; or

(z) any Account which, for any Account Debtor, exceeds the applicable credit limit for such Account Debtor, if any, determined by the Borrowers, to the extent of such excess; or

(aa) such Account is subject to any limitation of assignment (which would have the effect of preventing or restricting the creation of security interests) or limitation on the creation of security interests (whether arising by operation of law, by agreement or otherwise) unless the Administrative Agent has determined that such limitation is not enforceable; or

(bb) such Account relates to inventory that is recorded as perpetual inventory or that is included in the definition of Eligible Inventory In Transit; or

(cc) such Account relates to the Charter Supply Chain Financing.

For the purpose of calculating the Borrowing Base, the value of any available Eligible Accounts of an Account Debtor located in Account Debtor located in the European Union (as constituted pre-May 2004), Norway or Switzerland (after giving effect to the eligibility criteria set forth above and the advance rates set forth in the definition of “Borrowing Base”) shall in no case exceed the lesser of (i) 15.0% of the Borrowing Base and (y) $45,000,000.

“Entitlement Holder” has the meaning given such term in the UCC.

“Entitlement Order” has the meaning given such term in the UCC.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any formal investigation, notice of violation or of potential responsibility, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Release of Hazardous Material; or (iii) in connection with any actual or alleged damage, injury, threat or harm to the Environment.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, including common law, regulations or ordinances, rules, judgments, orders, or decrees, permits licenses or restrictions imposed by a Governmental Authority relating to pollution or protection of the Environment and protection of human health (to the extent relating to exposure to Hazardous Materials), including those relating to the generation, use, handling, storage, transportation, treatment or Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of or relating to the Parent Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency that is outside the control of the holder of such Capital Stock or any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent Borrower, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate, or the commencement of proceedings by the PBGC to terminate, a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, (g) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums, upon the Parent Borrower, any Subsidiary or any ERISA Affiliate or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Parent Borrower or any Subsidiary.

“Erroneous Payment” has the meaning specified in Section 9.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.14(d)(i).

“Erroneous Payment Impacted Class” has the meaning specified in Section 9.14(d)(i).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.14(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.14(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Availability” means, at any time, (a) the sum of (i) the Maximum Credit and (ii) to the extent that the Borrowing Base exceeds the Revolving Commitments at such time, an amount equal to 100% of such excess (other than in respect of a Last-Out Facility) (provided that (x) if Availability is less than the lesser of (A) 5.0% of the Maximum Credit and (B) $15,000,000, the amount under this clause (ii) shall be deemed to be zero and (y) this clause (ii) shall not be included when calculating Excess Availability for purposes of determining whether additional field exams or appraisals are required under Section 5.9 hereof), plus (iii) Eligible Borrowing Base Cash minus (b) the aggregate of all Revolving Credit Outstandings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” means (i) segregated deposit, securities and commodities accounts that are maintained and used solely (1) for payroll, employee healthcare and other employee wage and benefit accounts, (2) as withholding tax accounts, including, without limitation, sales tax accounts, (3) as escrow, fiduciary or trust accounts, in each case exclusively for the benefit of unaffiliated third parties held in connection with a transaction permitted by this Agreement; (4) as defeasance and redemption accounts that are subject to a Lien of the type described in and maintained in accordance with clause (29) of the definition of “Permitted Liens”, (5) solely for purposes of any control agreement requirements, zero balance disbursement accounts and (ii) other deposit, securities and commodities accounts as long as the aggregate balance for all such Loan Parties in all such other accounts does not exceed the Dollar Equivalent of $40,000,000 at any time; provided that (A) each Loan Party shall use commercially reasonable efforts to ensure that such Excluded Accounts in clauses (i) and (ii) receive no deposits from Account Debtors in respect of an Eligible Receivable, (B) the Parent Borrower or such other Loan Party shall promptly upon becoming aware of any deposit in such accounts from Account Debtors in respect of an Eligible Receivable cause such deposits to be transferred to an Approved Deposit Account or Control Account, and (C) each Loan Party shall use commercially reasonable efforts to ensure that such accounts specified in clause (i) shall only receive deposits in amounts reasonably expected to be required to satisfy the obligations specified in clause (i)(1) through (i)(5) to be made from such accounts from time to time.

“Excluded Assets” means the collective reference to:

(a) (i) any fee-owned real property and (ii) all real property in which a Loan Party holds a leasehold interest in such property as the lessee under a lease;

(b) motor vehicles and other assets subject to certificates of title to the extent a lien thereon cannot be perfected by filing a UCC financing statement;

(c) pledges and security interests prohibited by applicable law, rule or regulation after giving effect to the applicable anti-assignment provisions of the UCC;

(d) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code) as reasonably determined by the Parent Borrower;

(e) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Borrower or a Guarantor) except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition;

(f) those assets as to which the Administrative Agent and the Parent Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby;

(g) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition or restriction is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition;

(h) “intent-to-use” trademark applications prior to the filing of an “Amendment to Allege Use” or “Statement of Use” filing;

(i) margin stock;

(j) any assets of a CFC or CFC Holdco or of a direct or indirect subsidiary of a CFC or CFC Holdco;

(k) any assets or equity interests of a captive insurance company or not-for-profit entity or other special purpose entity that is not a Loan Party;

(l) Excluded Capital Stock;

(m) Excluded Accounts and the funds or other property held in or maintained in any such Excluded Account;

(n) any assets subject to a Qualified Receivables Factoring or Qualified Receivables Financing; and

(o) Receivables Assets subject to the Charter Supply Chain Financing.

provided, however, that Excluded Assets will not include (a) any proceeds, substitutions or replacements of any Excluded Assets (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets), (b) any assets included in the Borrowing Base or (c) any asset of the Borrowers or Guarantors that secures obligations with respect to Fixed Asset Obligations or any Indebtedness (other than Indebtedness hereunder or Indebtedness permitted to be incurred hereunder by non-Loan Parties) having an aggregate outstanding principal amount equal to or greater than the Threshold Amount.

“Excluded Capital Stock” means (a) any Capital Stock with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the costs of pledging such Capital Stock shall be excessive in relation to the benefits to be obtained by the Lenders therefrom and (b) (1) solely in the case of any pledge of Capital Stock of any Subsidiary that either is a CFC or a CFC Holdco, any Capital Stock that is Voting Stock of such Subsidiary in excess of 65% of the outstanding Voting Stock of such Subsidiary, (2) any Capital Stock to the extent the pledge thereof would be prohibited by any applicable law, rule or regulation or, in the case of Capital Stock of a non-Wholly Owned Subsidiary, Contractual Obligation existing on the Closing Date or on the date such Capital Stock is acquired by a Borrower or a Guarantor (and not entered into in contemplation of such acquisition) in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, (3) the Capital Stock of any Subsidiary that is not wholly owned by a Borrower and the Guarantors at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary) to the extent the pledge of such Capital Stock by a Borrower or Guarantor is prohibited by the terms of such Subsidiary’s organizational or joint venture documents, (4) the Capital Stock of any Immaterial Subsidiary, (5) for the avoidance of doubt, the Capital Stock of any direct or indirect Subsidiary of a CFC or any CFC Holdco and (6) the Capital Stock of any Unrestricted Subsidiary; provided, however, that Excluded Capital Stock will not include (a) any proceeds, substitutions or replacements of any Excluded Capital Stock (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Capital Stock) or (b) any asset of the Borrowers or Guarantors that secures obligations with respect to(x) any Fixed Asset Obligations or (y) any Indebtedness (other than Indebtedness hereunder or Indebtedness permitted to be incurred hereunder by non-Loan Parties) having an aggregate outstanding principal amount in excess of the Threshold Amount.

“Excluded Contributions” means an amount equal to the net cash proceeds and Cash Equivalents received by the Parent Borrower after the Closing Date from:

(1) contributions to its common equity capital, and

(2) the sale of Capital Stock (other than Excluded Equity) of the Parent Borrower,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by a Responsible Officer of the Parent Borrower.

“Excluded Equity” means (i) Disqualified Stock, and (ii) any Equity Interests issued or sold to a Restricted Subsidiary of the Parent Borrower or any employee stock ownership plan or trust established by the Parent Borrower or any of its Subsidiaries or a direct or indirect parent of the Parent Borrower (to the extent such employee stock ownership plan or trust has been funded by the Parent Borrower or any Restricted Subsidiary or a direct or indirect parent of the Parent Borrower).

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary (and any Subsidiary thereof), (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any Contractual Obligation existing on the Closing Date or at the time of acquisition thereof after the Closing Date (and not entered into in contemplation of such acquisition), in each case, from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (d) not-for-profit subsidiaries, if any, (e) any Foreign Subsidiary of a Borrower or any Guarantor, (f) any Subsidiary of the Parent Borrower that is a CFC and any direct or indirect Subsidiary of such a CFC, (g) any CFC Holdco and any direct or indirect subsidiary of a CFC Holdco, (h) any Receivables Subsidiary, (i) any Restricted Subsidiary acquired pursuant to a Permitted Investment financed with secured Indebtedness permitted to be Incurred hereunder as assumed Indebtedness (and not Incurred in contemplation of such Permitted Investment) and any Restricted Subsidiary thereof that guarantees such Indebtedness, in each case to the extent and for so long as such secured Indebtedness prohibits such subsidiary from becoming a Guarantor, (j) any entity to the extent a guarantee by such entity would reasonably be expected to result in material adverse tax consequences as reasonably determined by the Parent Borrower, (k) captive insurance Subsidiaries, (l) any Subsidiary that is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted hereunder, if such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, and (m) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Parent Borrower, the cost or other consequences of guaranteeing the Obligations would be excessive in relation to the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Loan Party, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Loan Party’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Loan Party), at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Party is a “financial entity,” as defined in section 2(h)(7)(C) the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Swap Obligation.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) any Tax measured by such recipient’s net income or profits (or franchise Tax in lieu of such Tax on net income or profits) imposed by a jurisdiction as a result of such recipient being organized or having its principal office or applicable Lending Office located in such jurisdiction or as a result of any other present or former connection between such recipient and the jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for Tax purposes in such jurisdiction), other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents, (b) any branch profits Tax under Section 884(a) of the Code or any similar Tax imposed by any other jurisdiction described in (a), (c) with respect to any Loan or Revolving Commitment made by a Non-U.S. Lender (other than any Non-U.S. Lender becoming a party hereto pursuant to the Borrower’s request under Section 2.22), any U.S. federal withholding Tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to a Law in effect at the time such Non-U.S. Lender becomes a party hereto (or designates a new Lending Office) (or where the Non-U.S. Lender is a partnership for U.S. federal income Tax purposes, pursuant to a law in effect on the later of the date on which such Non-U.S. Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Non-U.S. Lender), except, in each case, to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office, assignment or acquisition by the affected partner, to receive additional amounts from a Loan Party with respect to such U.S. federal withholding Tax pursuant to Section 2.19, (d) any Tax attributable to such recipient’s failure to comply with Section 2.19(c) or (d), and (e) any Tax imposed under FATCA.

“Existing Letters of Credit” has the meaning specified in Section 2.3(l).

“Existing Liens” has the meaning specified in Section 10.5(b)(xiii).

“Extendable Bridge Loans/Interim Debt” means customary “bridge” loans which by their terms will be automatically converted, subject only to customary conditions, into loans or other Indebtedness that have, or automatically extended, subject only to customary conditions, such that they have, a maturity date later than the Latest Maturity Date then in effect.

“Extended Termination Date” has the meaning specified in Section 2.23(d).

“Extending Lender” has the meaning specified in Section 2.23(d).

“Facility Cash Management Obligation” means any Obligations in respect of Cash Management Services arising in connection with this Agreement or any Loan Document, including any costs incurred or other payments required to be made by any Agent pursuant to any Deposit Account Control Agreement or Securities Account Control Agreement.

“Factoring Transaction” means any transaction or series of transactions that may be entered into by the Parent Borrower or any Restricted Subsidiary pursuant to which the Parent Borrower or such Restricted Subsidiary may sell, convey, assign or otherwise transfer Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Person that is not a Restricted Subsidiary; provided that any such Person that is a Subsidiary meets the qualifications in clauses (1) – (3) of the definition of “Receivables Subsidiary”.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Parent Borrower).

“FASB ASC” means the Accounting Standard Codifications as promulgated by the Financial Accounting Standards Board, including any renumbering of such standards or any successor or replacement section or sections promulgated by the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreements implementing the foregoing and any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) implements any law or regulation referred to in this definition.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Fee Letter” means the Agency Fee Letter, dated February 25, 2026, by and among Citi and the Parent Borrower.

“Financial Asset” has the meaning given to such term in the UCC.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means with respect to the Parent Borrower and its Restricted Subsidiaries, the fiscal year ending on December 31 of each calendar year.

“Fixed Asset Document” means “Fixed Asset Document” (or similar term), as defined in any Intercreditor Agreement (or, if no Intercreditor Agreement is in effect, as defined in Exhibit M hereto).

“Fixed Asset Collateral” means “Fixed Asset Collateral” (or similar term), as defined in any Intercreditor Agreement (or, if no Intercreditor Agreement is in effect, as defined in Exhibit M hereto).

“Fixed Asset Obligations” means “Fixed Asset Obligations” (or similar term), as defined in any Intercreditor Agreement (or, if no Intercreditor Agreement is in effect, as defined in Exhibit M hereto).

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (1) Consolidated EBITDA of such Person for the most recently ended Test Period immediately preceding the date on which such calculation of the Fixed Charge Coverage Ratio is made, calculated on a Pro Forma Basis for such period to (2) the Fixed Charges of such Person for such period calculated on a Pro Forma Basis. In the event that the Parent Borrower or any of its Restricted Subsidiaries Incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Cash Interest Expense of such Person for such period, and

(2) the product of (a) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries for such period and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person and its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed GAAP Date” means the Closing Date; provided that at any time and from time to time after the Closing Date, the Parent Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated Cash Interest Expense,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Total Assets,” “Consolidated Funded Indebtedness,” “Consolidated EBITDA,” “Fixed Charges,” “Fixed Charge Coverage Ratio,” “Consolidated Capital Expenditures,” “Covenant Consolidated Fixed Charges,” “Covenant Fixed Charge Coverage Ratio,” “EBITDA Grower Amount”, “Consolidated Net Total Leverage Ratio” and “Indebtedness,” (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement that, at the Parent Borrower’s election, may be specified by the Parent Borrower by written notice to the Administrative Agent from time to time; provided that the Parent Borrower may elect to remove any term from constituting a Fixed GAAP Term.

“Floor” means a rate of interest equal to 0.00% per annum.

“Foreign Government Scheme or Arrangement” shall have the meaning assigned to such term in Section 4.11(d).

“Foreign Plan” as defined in Section 4.11(d).

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Notice” has the meaning specified in Section 2.1(b)(i).

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies); provided that the Parent Borrower may at any time elect by written notice to the Administrative Agent to use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition prior to the proviso. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“General Intangible” has the meaning specified in the UCC.

“Governmental Asset Sale” means the disposition of assets that are necessary or advisable, in the good faith judgment of the Borrower, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Investment or acquisition.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings and the Subsidiaries of the Parent Borrower listed on Schedule I (such Subsidiaries of the Parent Borrower not to include any Excluded Subsidiary) and each other Domestic Subsidiary of the Parent Borrower that executes and delivers a guaranty or guaranty supplement pursuant to the terms of this Agreement.

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means, collectively, the Holdings Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, contaminant or compound in any form of any nature regulated pursuant to any Environmental Law on account of their toxic or hazardous properties, including petroleum or petroleum distillates, asbestos or asbestos-containing materials.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or an Agent or an Affiliate of a Lender or an Agent, (ii) within forty-five (45) days after the time it enters into a Swap Contract, becomes a Lender or an Agent or an Affiliate of a Lender or an Agent, (iii) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date or within forty-five (45) days after the Closing Date, a Lender or an Agent or an Affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Swap Contract or (iv) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date or within forty-five (45) days after the Closing Date, a Lender or an Agent or an Affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Swap Contract.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Guaranty” means the Holdings Guaranty made by Holdings in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-1.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of the Parent Borrower (other than a Borrower) that, as of the date of the most recent financial statements required to be delivered pursuant to Section 5.1(a) or (b), does not have (a) assets in excess of 5.0% of Consolidated Total Assets (or when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations, assets in excess of 10.0% of Consolidated Total Assets) or (b) Consolidated EBITDA for the Test Period ending on such date in excess of 5.0% of the Consolidated EBITDA of the Parent Borrower and the Restricted Subsidiaries for such period (or, when combined with the Consolidated EBITDA of all other Immaterial Subsidiaries, after eliminating intercompany obligations, Consolidated EBITDA for the Test Period ending on such date in excess of 10.0% of the Consolidated EBITDA of the Parent Borrower and the Restricted Subsidiaries for such period); provided that, (x) at all times prior to the first delivery of financial statements pursuant to Section 5.1(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of Holdings and its Subsidiaries delivered to the Administrative Agent prior to the date hereof and (y) in no event shall any Subsidiary be deemed an Immaterial Subsidiary hereunder if such Subsidiary provides a Guarantee of Fixed Asset Obligations.

“IMMEX Program” has the meaning specified in Section 5.24.

“Increased Amount Date” has the meaning specified in Section 2.23(a).

“Increased‑Cost Lender” has the meaning specified in Section 2.22.

“Incremental Revolving Commitments” has the meaning specified in Section 2.23(a)(y).

“Incremental Revolving Loans” has the meaning specified in Section 2.23(a)(y).

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition, Division or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(a) the principal of any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, (iv) in respect of Capitalized Lease Obligations or (v) representing any Swap Contracts, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person.

The term “Indebtedness” (x) shall not include any lease, concession or license of property (or guarantee thereof) that would be considered an operating lease under GAAP as in effect on the Closing Date in accordance with the Fixed GAAP Terms or the definition of “Capitalized Lease Obligations”, (y) shall not include any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business or consistent with past practices and (z) shall not include Indebtedness of Holdings or any direct or indirect parent thereof appearing on the balance sheet of the Parent Borrower solely by reason of push-down accounting.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business or consistent with past practices;

(ii) [reserved];

(iii) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business;

(iv) intercompany liabilities that would be eliminated on the consolidated balance sheet of the Parent Borrower and its consolidated Restricted Subsidiaries;

(v) prepaid or deferred revenue arising in the ordinary course of business;

(vi) Cash Management Services;

(vii) in connection with the purchase by the Parent Borrower or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(viii) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement;

(ix) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;

(x) Capital Stock (other than Disqualified Stock of the Parent Borrower and Preferred Stock of a Restricted Subsidiary); or

(xi) indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of an Investment (without any accompanying guaranty) in an Unrestricted Subsidiary.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees), in each case, arising out of or relating to an action, investigation, suit or proceeding commenced or threatened by any Loan Party or Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity, whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Guaranty)) or (ii) any presence, Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by any Loan Party or their respective Subsidiaries or any Environmental Liability of any Loan Party or their respective Subsidiaries.

“Indemnitee” has the meaning specified in Section 10.3(a).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Parent Borrower, qualified to perform the task for which it has been engaged.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, in substantially the form of Exhibit P hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Intercreditor Agreement” means (x) that certain Intercreditor Agreement in substantially the form attached hereto as Exhibit M, with such changes as are approved by the Agent (with the consent of the Required Lenders), as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time or (y) any other customary intercreditor arrangements that are reasonably satisfactory to the Administrative Agent (with the consent of the Required Lenders) and the Parent Borrower.

“Interest Payment Date” means with respect to (i) any Revolving Loan that is an ABR Loan (other than a Swing Line Loan), the first Business Day of each quarter commencing on July 1, 2026 and the Revolving Commitment Termination Date, (ii) any Revolving Loan that is a Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Revolving Commitment Termination Date (provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period) and (iii) any Swing Line Loan or Protective Advance, the first Business Day of each month following the making of such Loan and the date that such Loan or Protective Advance is required to be repaid.

“Interest Period” means, in connection with a Term SOFR Loan, an interest period of one, three or six months, as selected by the relevant Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that:

(a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month;

(c) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date; and

(d) no tenor that has been removed from this definition pursuant to Section 2.17(d) shall be available for specification in such Funding Notice or Conversion/Continuation Notice.

provided, further, that the Interest Period for any Borrowing to be made on the Closing Date (which Interest Period shall commence on the Closing Date) may, at the applicable Borrower’s option, (x) end on April 30, 2026 and be based off of a one (1) month Term SOFR Rate pricing or (y) end on June 30, 2026 and be based off of a three (3) month Term SOFR Rate pricing (any such Interest Period described in this proviso, a “Stub Interest Period”).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Parent Borrower and its Subsidiaries,

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, (i) all investments by such Person in other Persons (including Affiliates) in the form of (a) loans (including guarantees of Indebtedness), (b) advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees consultants and independent contractors made in the ordinary course of business), and (c) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any such other Person and (ii) investments that are required by GAAP to be classified on the balance sheet of the Parent Borrower in the same manner as the other investments included in clause (i) of this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Parent Borrower and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding three hundred and sixty-four (364) days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. If the Parent Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Parent Borrower, the Parent Borrower shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of the Parent Borrower or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.6:

(1) “Investments” shall include the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Parent Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under any provision of Section 6.6 and otherwise determining compliance with such covenant) shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Parent Borrower or any Restricted Subsidiary, based on the Fair Market Value of the assets invested and without taking into account subsequent increases or decreases in value), reduced (but not to less than $0) by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Parent Borrower or a Restricted Subsidiary in respect of such Investment and shall be net of any Investment by such Person in Parent Borrower or any Restricted Subsidiary.

“IP Rights” has the meaning specified in Section 4.16.

“IP Security Agreement Supplement” has the meaning specified in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A‑3.

“Issuer Documents” shall mean with respect to any Letter of Credit, the Issuance Notice, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Parent Borrower (or any Restricted Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means, collectively, (a) Citi, (b) Bank of America, N.A., (c) U.S. Bank National Association, (d) Regions Bank and (e) any Lender or Affiliate of such Lender that hereafter becomes an Issuing Bank as designated by the Parent Borrower and reasonably acceptable to the Administrative Agent, by agreeing pursuant to an agreement with, and in form and substance reasonably satisfactory to, the Administrative Agent and the Parent Borrower to be bound by the terms hereof applicable to Issuing Banks, in each case, together with its permitted successors and assigns in such capacity; provided that no Issuing Bank shall be required to issue any Letters of Credit other than standby Letters of Credit. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank and, in each case, such Letters of Credit shall be treated as issued by such Issuing Bank for all purposes under the Loan Documents.

“Joinder Agreement” means an agreement substantially in the form of Exhibit N.

“Judgment Currency” has the meaning specified in Section 10.3(c).

“Junior Financing” has the meaning specified in Section 6.6.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement in a form reasonably satisfactory to the Administrative Agent and the Borrower.

“Last-Out Borrowing Base Mechanics” has the meaning specified in Section 2.23(a)(5)(i).

“Last-Out Facility” means any Incremental Revolving Loans established pursuant to Section 2.23 with respect to which Last-Out Incremental Revolving Loans incurred thereunder shall rank junior in right of payment to the Revolving Loans and which will be subject to the same Borrowing Base and other terms applicable to the Revolving Loans, other than with respect to the Last-Out Borrowing Base Mechanics.

“Last-Out Incremental Revolving Loans” has the meaning specified in Section 2.23(a)(y).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Revolving Credit Facility at such time under this Agreement, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, statutory instruments, acts, treaties, rules, guidelines, regulations, directives, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto as a Lender pursuant to an Assignment Agreement, a Joinder Agreement or any amendment hereto.

“Lending Office” has the meaning specified in Section 2.15(c).

“Letter of Credit” means each letter of credit and bank guarantees issued by any Issuing Bank pursuant to this Agreement.

“Letter of Credit Exposure” means, with respect any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage.

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Parent Borrower and the other Borrowers to all Issuing Banks with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the Letter of Credit Usage at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.3(a)(vi).

“Letter of Credit Sublimit” means the lesser of (i) $100,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect. The Letter of Credit Sublimit with respect to any Issuing Bank at any time, shall be (i) the amount set forth opposite such Issuing Bank’s name on Appendix C hereto under the caption “Letter of Credit Sublimit” (as such amount may be revised from time to time with the written consent of the Parent Borrower and such Issuing Bank and notified to the Administrative Agent in writing) or (ii) such other amount agreed from time to time between such Issuing Bank and the Parent Borrower.

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the Letter of Credit Undrawn Amounts at such time and (ii) the outstanding Reimbursement Obligations with respect to Letters of Credit at such time.

“Lien” means, with respect to any asset, any mortgage, trust (fideicomiso), lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Liquidity Event Period” means any period beginning on (a) the date on which the Excess Availability is less than the Applicable Threshold for five (5) consecutive Business Days and ending on the first Business Day on which the Excess Availability is greater than the Applicable Threshold for more than twenty (20) consecutive calendar days or (b) the date on which an Event of Default under Section 8.1(a), (e) (solely with respect to the failure to deliver a Borrowing Base Certificate pursuant to Section 5.1(m)), (f) or (g), has occurred and is continuing and ending on the first Business Day on which no such Event of Default under Section 8.1(a), (e) (solely with respect to the failure to deliver a Borrowing Base Certificate pursuant to Section 5.1(m)), (f) or (g), is continuing.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan” means a Revolving Loan and a Swing Line Loan.

“Loan Document” means any of this Agreement, the Maquiladora Agreement, the Notes, if any, the Issuer Documents, the Collateral Documents, the Guaranty, the Intercreditor Agreement, and each Borrowing Base Certificate.

“Loan Party” means each Borrower and each Guarantor.

“Local Time” means New York City time.

“Maquiladora” means Arris Group de México, S. A. de C.V.

“Maquiladora Agreement” means the Contrato de Servicios de Manufactura (Maquiladora), dated December 3, 2024, entered into between the Maquiladora, as provider, and Arris Technology, as the client, as it may be amended, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), financial condition or results of operations of the Parent Borrower and its Restricted Subsidiaries and the Maquiladora, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) and the Maquiladora to perform their respective obligations under the Loan Documents to which the Borrowers or any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under the Loan Documents.

“Material Disposition” means any disposition by the Parent Borrower or any Restricted Subsidiary (whether in a single transaction or a series of related transactions) of assets constituting a business unit, line of business or division of the Parent Borrower and its Restricted Subsidiaries that, as of the date of consummation thereof, contributed not less than 25.0% of Consolidated EBITDA of the Parent Borrower and its Subsidiaries for the most recently ended Test Period.

“Material Property” means assets, including intellectual property, owned by Holdings, the Parent Borrower or its Restricted Subsidiaries that is material to the business, operations, assets or finances of Holdings, the Parent Borrower and its Restricted Subsidiaries, taken as a whole, before giving effect to any disposition thereof and on a pro forma basis after giving effect to any disposition thereof.

“Maximum Credit” means, at any time, the lesser of (i) the Revolving Commitments in effect at such time and (ii) the Borrowing Base at such time.

“Maximum Fixed Repurchase Price” has the meaning specified in Section 1.2(f).

“Mexican Lease Agreement” means the Mexican lease agreement (contrato de arrrendamiento) of the Relevant Location, dated March 9, 2011, currently entered into between Banco Actinver, S.A.,

Institución de Banca Múltiple, Grupo Financiero Actinver, acting exclusively in its capacity as trustee under the Irrevocable Transfer of Ownership and Administration Trust with Reversion Rights identified with number 1725, as landlord, and the Maquiladora, as tenant, with respect to certain industrial premises located at Avenida de la Paz No. 1172, Building #2, Parque Industrial Pacífico, Tijuana, Baja California, Mexico, as it may be amended, supplemented or otherwise modified from time to time.

“Mexican Non-Possessory Pledge Agreement” means that certain Mexican non-possessory pledge agreement (contrato de prenda sin transmisión de posesión), to be entered into, Arris Technology, as pledgor, Collateral Agent, as pledgee, with the acknowledgment and appearance of the Maquiladora, as it may be amended, supplemented or otherwise modified from time to time.

“Mexican Security Agreements” means collectively or individually as the context may indicate, the Mexican Non-Possessory Pledge Agreement, and all other agreements, instruments and other documents, whether now existing or hereafter in effect, entered into in connection with this Agreement and reasonably required by the Administrative Agent pursuant to which any Loan Party or other Person shall grant or convey to the Collateral Agent or the Lenders a Lien in property as security for all or any portion of the Obligations and that is governed by the laws of Mexico.

“Mexico” means the United Mexican States (Estados Unidos Mexicanos).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to the rating agency business thereof.

“Multiemployer Plan” means any employee benefit plan defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which the Parent Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Cash Proceeds” means: (a) with respect to the disposition of any asset by the Parent Borrower or any of its Restricted Subsidiaries (other than any disposition of any Receivables Assets in a Qualified Receivables Factoring or Qualified Receivables Financing), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and including any proceeds received as a result of unwinding any related Swap Contract in connection with any related transaction) over (ii) the sum of:

(i) the principal amount of any Indebtedness that is secured by a Lien on the asset subject to such disposition and that is repaid in connection with such disposition (other than (x) Indebtedness under the Loan Documents and (y), if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking pari passu with or junior to the Lien securing the Obligations, together with any applicable premiums, penalties, interest or breakage costs),

(ii) the fees and out-of-pocket expenses incurred by the Parent Borrower or such Restricted Subsidiary in connection with such disposition (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith),

(iii) all taxes paid or reasonably estimated to be payable in connection with such disposition (or any tax distribution made as a result of or in connection with such disposition) and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds,

(iv) any costs associated with unwinding any related Swap Contract in connection with such transaction,

(v) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by the Parent Borrower or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the disposition of any non‑cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in any such disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (v),

(vi) in the case of any disposition by a Restricted Subsidiary that is a joint venture or other non‑Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (vi)) attributable to the minority interests and not available for distribution to or for the account of Holdings, the Parent Borrower or a Wholly Owned Restricted Subsidiary as a result thereof, and

(vii) any amounts used to repay or return any customer deposits required to be repaid or returned as a result of any disposition, and

(b) with respect to the incurrence or issuance of any Indebtedness by the Parent Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees related thereto, taxes reasonably estimated to be payable and other out-of-pocket expenses and other customary expenses, incurred by the Parent Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith and, in the case of Indebtedness of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“Net Orderly Liquidation Value Percentage” means the orderly liquidation value (net of costs and expenses incurred in connection with liquidation) of Eligible Inventory as a percentage of the cost of such inventory, which percentage shall be determined on a first-in, first-out basis by reference to the most recent third-party appraisal of such inventory received by the Administrative Agent in accordance with the terms hereof.

“New Lender” has the meaning specified in Section 2.23(a).

“New Revolving Commitments” has the meaning specified in Section 2.23(a).

“New Revolving Loans” has the meaning specified in Section 2.23(a).

“Non-Consenting Lender” has the meaning specified in Section 2.22.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Excluded Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Loan Party under any Loan Document.

“Non-U.S. Lender” means, with respect to any Loan made to a Borrower or Letter of Credit issued on behalf of a Borrower, any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Note” means a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice, Swing Line Request or a Conversion/Continuation Notice.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under or out of any Loan Document (including Reimbursement Obligations), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, existing on the Closing Date or thereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding and (ii) debts, liabilities, obligations, covenants and duties of, any Loan Party or Restricted Subsidiary owing under a Secured Cash Management Agreement or Secured Hedge Agreement; provided that (a) obligations of any Loan Party or Restricted Subsidiary under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Secured Cash Management Agreements and (c) the Obligations with respect to any Guarantor shall not include Excluded Swap Obligations of such Guarantor. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that the Administrative Agent, Collateral Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Parent Borrower.

“Officer’s Certificate” means a certificate signed on behalf of the Parent Borrower by an Officer of the Parent Borrower.

“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court, documentary, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than any Taxes that (1) arise as a result of any present or former connection between a recipient and the relevant jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction, other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents), and (2) are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Outstandings” means, with respect to the Borrowers at any particular time, the sum of (a) the principal amount of the Revolving Loans, (b) the Letter of Credit Usage and (c) the principal amount of the Swing Line Loans, in each case, made to the Borrowers outstanding at such time.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, an Issuing Bank or the Swing Line Lender, as applicable, in accordance with banking industry rules on interbank compensation.

“Parent Borrower” has the meaning specified in the preamble hereto.

“Pari Passu Indebtedness” means:

(1) with respect to any Borrower, any Indebtedness that ranks pari passu in right of payment to the Loans; and

(2) with respect to any Guarantor, its guarantee of the Obligations and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s guarantee of the Obligations.

“Participant” has the meaning specified in Section 10.6(g).

“PATRIOT Act” means the USA PATRIOT Act of 2001 (31 U.S.C. 5318 et seq.).

“Payment” has the meaning specified in Section 9.3(c) hereto.

“Payment Conditions” means, at any time of determination, (i) no Event of Default shall have occurred and be continuing or result from any specified event, and (ii) either (a) the Covenant Fixed Charge Coverage Ratio would be at least 1.0:1.0 on a Pro Forma Basis and Excess Availability would on a Pro Forma Basis be at least the greater of (x) $37,500,000 and (y) 12.5% of the Maximum Credit or (b) Excess Availability would on a Pro Forma Basis be at least the greater of (x) $52,500,000 and (y) 17.5% of the Maximum Credit.

“Payment Notice” has the meaning specified in Section 9.3(c) hereto.

“Payment Recipient” has the meaning specified in Section 9.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower, any Subsidiary or any ERISA Affiliate or to which the Borrower, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute or has any liability.

“Perfection Certificate” means that certain perfection certificate, delivered pursuant to Section 3.1(a)(v) as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Perfection Exceptions” means that no Loan Party shall be required to (i) [reserved], (ii) perfect the security interest in the following other than by the filing of a UCC financing statement or analogous filing: (1) letter-of-credit rights (as defined in the UCC), (2) commercial tort claims (as defined in the UCC), and (3) Fixtures (as defined in the UCC), (iii) except as set forth herein or in the Collateral Documents, send notices to account debtors or other contractual third-parties unless an Event of Default has not been cured or waived and is continuing, (iv) enter into any security documents to be governed by the law of any jurisdiction in which assets are located other than the United States, any state thereof or the District of Columbia or (v) subject to Section 5.17, deliver landlord waivers, estoppels or collateral access letters.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Parent Borrower or any of its Restricted Subsidiaries and another Person; provided that, during any Liquidity Event Period, any cash or Cash Equivalents received must be applied in accordance with Section 6.5.

“Permitted Debt” has the meaning specified in Section 6.3(b).

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment exercised in accordance with the Applicable Agent’s customary and generally applicable credit practices.

“Permitted Earlier Maturing Debt” means, so long as the Payment Conditions would be satisfied on a Pro Forma Basis as of such date of determination, an aggregate principal amount of Indebtedness of the Loan Parties not to exceed $150,000,000, which Indebtedness would otherwise constitute Earlier Maturing Debt.

“Permitted Holders” means each of (a) managers and members of management of Holdings (or any Permitted Parent (other than clause (c) of the definition thereof)) or its Subsidiaries that have ownership interests in Holdings (or such Permitted Parent (other than clause (c) of the definition thereof)), (b) any group (within the meaning of Rule 13d-5 under the Exchange Act) of which any of the Persons described in clause (a) above are members (provided that, without giving effect to the existence of such group or any other group, any of the Persons described in clause (a), collectively, beneficially own Voting Stock representing 35.0% or more of the total voting power of the Voting Stock of Holdings (or any Permitted Parent (other than clause (c) of the definition thereof)) then held by such group) and (c) any Permitted Parent; provided that, in the case of clauses (a) and (b), the managers and members of management of Holdings do not represent, neither collectively or individually, more than 10% of the beneficial ownership of Voting Stock of Holdings.

“Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(2) any Investment in the Parent Borrower or any Restricted Subsidiary;

(3) [reserved];

(4) any Investment by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Parent Borrower, including by means of a Division, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Parent Borrower or a Restricted Subsidiary of the Parent Borrower (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, Division, transfer, conveyance or liquidation);

(5) any Investment in securities or other assets and received in connection with an Asset Sale made pursuant to Section 6.5 or any other disposition of assets not constituting an Asset Sale;

(6) any Investment (x) existing on the Closing Date and listed on Schedule 6.6 hereto, (y) made pursuant to binding commitments in effect on the Closing Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed, modified, amended or extended, except as contemplated pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted under this definition or otherwise under Section 6.6;

(7) loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, consultants or independent contractors in an aggregate amount, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not in excess of $15,000,000;

(8) loans and advances to officers, directors, employees, managers, consultants and independent contractors for business related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9) any Investment (x) acquired by the Parent Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Parent Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Parent Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

(10) Swap Contracts and Cash Management Services permitted under Section 6.3(b)(10), including any payments in connection with the termination thereof;

(11) any Investment by the Parent Borrower or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) in an aggregate amount, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $90,000,000 and (y) 23.5% of the EBITDA Grower Amount; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary;

(12) additional Investments by the Parent Borrower or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $110,000,000 and (y) 28.5% of the EBITDA Grower Amount; provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 5.22(b) (except transactions described in clause (ii), (iii), (iv), (viii), (ix), (xiii) or (xiv) of such Section 5.22(b));

(14) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the Parent Borrower or any direct or indirect parent of the Parent Borrower, as applicable;

(15) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18) Investments of a Restricted Subsidiary of the Parent Borrower acquired after the Closing Date or of an entity merged into or consolidated with a Restricted Subsidiary of the Parent Borrower in a transaction that is not prohibited by Section 6.4 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(19) Investments consisting of (x) Liens permitted under Section 6.1 or (y) Indebtedness (including guarantees) permitted under Section 6.3;

(20) guarantees of Indebtedness permitted to be incurred under Section 6.3 and performance guarantees in the ordinary course of business;

(21) advances, loans or extensions of trade credit in the ordinary course of business by the Parent Borrower or any of its Restricted Subsidiaries;

(22) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(23) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(24) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures Incurred in the ordinary course of business in connection with the cash management operations of the Parent Borrower and its Subsidiaries;

(25) Investments in joint ventures of the Parent Borrower or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (25) that are at the time outstanding, not to exceed the greater of (x) $115,000,000 and (y) 30.0% of the EBITDA Grower Amount;

(26) [reserved];

(27) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(28) Investments acquired as a result of a foreclosure by the Parent Borrower or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(29) [reserved];

(30) acquisitions of obligations of one or more officers or other employees of any direct or indirect parent of the Parent Borrower, the Parent Borrower or any Subsidiary of the Parent Borrower in connection with such officer’s or employee’s acquisition of Equity Interests of any direct or indirect parent of the Parent Borrower, so long as no cash is actually advanced by the Parent Borrower or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(31) guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations as determined without giving effect to the application of GAAP) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

(32) the forgiveness or conversion to equity of any Indebtedness owed to the Parent Borrower or any Subsidiary and permitted by Section 6.3;

(33) non‑cash Investments made in connection with tax planning and reorganization activities;

(34) Investments made pursuant to obligations entered into when the Investment would have been permitted hereunder so long as such Investment when made reduces the amount available under the clause under which the Investment would have been permitted; and

(35) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) Liens Incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, stay, customs or appeal bonds to which such Person is a party, or as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’, mechanics’ or other like Liens, in each case for sums not yet overdue by more than thirty (30) days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP) or with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of the Borrower or a direct or indirect parent of the Borrower;

(3) Liens for Taxes, assessments or other governmental charges or levies (i) which are not yet overdue for thirty (30) days or not yet due or payable, (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by GAAP, or for property Taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax, assessment, charge, levy or claim is to such property or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of the Borrower or a direct or indirect parent of the Borrower;

(4) Liens in favor of the issuers of performance and surety bonds, bid, indemnity, warranty, release, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion of guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, reservations of rights or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of Real Properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

(6) Liens Incurred to secure obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 6.3(b)(1), (2)(A) or (4) and obligations secured ratably thereunder; provided that, (x) in the case of Liens securing Indebtedness permitted to be incurred pursuant to clause (4), such Lien extends only to the assets and/or Capital Stock the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof (provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates), and (y) in the case of Liens securing Indebtedness permitted to be Incurred pursuant to Section 6.3(b)(1)(ii) and 6.3(b)(2)(A), such Liens shall secure Indebtedness on a first lien pari passu or “junior” basis with the Liens securing any Fixed Asset Obligations(and, if secured by any ABL Collateral, on a “junior” basis to the Liens on such ABL Collateral securing the Obligations pursuant to the Intercreditor Agreement) pursuant to Applicable Intercreditor Arrangements;

(7) Liens of the Parent Borrower or any of the Restricted Subsidiaries existing on the Closing Date and listed on Schedule 6.1 and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or (B) proceeds and products thereof; provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Permitted Debt);

(8) Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or a portion of the assets (and improvements on such assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (8), if a Person becomes a Subsidiary, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Parent Borrower, and any property or assets of such Person or any Subsidiary of such Person shall be deemed acquired by the Parent Borrower at the time of such merger, amalgamation or consolidation;

(9) Liens on assets at the time the Parent Borrower or any Restricted Subsidiary acquired the assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Parent Borrower or such Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or a portion of the property or assets (and improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (9), if, in connection with an acquisition by means of a merger, amalgamation or consolidation with or into the Parent Borrower or any Restricted Subsidiary, a Person other than the Parent Borrower or Restricted Subsidiary is the successor company with respect thereto, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Parent Borrower or any Restricted Subsidiary, as applicable, and any property or assets of such Person or any such Subsidiary of such Person shall be deemed acquired by the Parent Borrower or any Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Parent Borrower or another Restricted Subsidiary of the Parent Borrower permitted to be Incurred in accordance with Section 6.3;

(11) Liens securing Swap Contracts so long as the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Swap Contracts;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Parent Borrower and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of a Borrower or any Subsidiary Guarantor;

(16) (i) Liens on Receivables Assets, or created in respect of bank accounts into which only the collections in respect of Receivables Assets have been sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred in connection with a Qualified Receivables Factoring and/or Qualified Receivables Financing and (ii) Liens securing Indebtedness or other obligations of any Receivables Subsidiary;

(17) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of intellectual property, software and other technology licenses;

(20) judgment and attachment Liens not giving rise to an Event of Default pursuant to Section 8.1(f), (g) or (h) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure Cash Management Services and other “bank products”, including those owed to a lender under any Fixed Asset Document (or any Affiliate of such lender);

(23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (11) or (24) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (11) or (24) of this definition at the time the original Lien became a Permitted Lien, and (B) an amount necessary to pay any Refinancing Expenses related to such refinancing, refunding, extension, renewal or replacement and (z) any amounts Incurred under this clause (23) as refinancing indebtedness of clause (24) of this definition hereunder shall be secured to the same extent, including with respect to any subordination provisions, and subject to Applicable Intercreditor Arrangements;

(24) Liens securing Pari Passu Indebtedness permitted to be Incurred pursuant to Section 6.3 if at the time of any Incurrence of such Pari Passu Indebtedness and after giving Pro Forma Effect thereto the Consolidated Total Leverage Ratio would be less than or equal to 2.00 to 1.00; provided that if such Pari Passu Indebtedness is secured by any ABL Collateral, such Pari Passu Indebtedness shall be secured on a “junior” basis to the Liens on such ABL Collateral securing the Obligations pursuant to the Intercreditor Agreement;

(25) other Liens securing obligations the principal amount of which does not exceed the greater of (x) $115,000,000 and (y) 31.00% of the EBITDA Grower Amount at any one time outstanding; provided that if such obligations is secured by any ABL Collateral, such obligations shall be secured on a “junior” basis to the Liens on such ABL Collateral securing the Obligations pursuant to the Intercreditor Agreement;

(26) Liens on Equity Interests or the assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to clause (21) of Section 6.3(b);

(27) [reserved];

(28) Liens created solely for the benefit of (or to secure) all of the Obligations;

(29) Liens on property or assets used to redeem, repay, defease or to satisfy and discharge Indebtedness; provided that such redemption, repayment, defeasance or satisfaction and discharge is not prohibited by this Agreement and that such deposit shall be deemed for purposes of Section 6.6 (to the extent applicable) to be a prepayment of such Indebtedness;

(30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Parent Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(33) Liens on cash proceeds of Indebtedness (and related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent such Indebtedness is incurred in compliance with Section 6.3;

(34) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(35) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(36) Liens on vehicles or equipment of the Parent Borrower or any Restricted Subsidiary granted in the ordinary course of business;

(37) Liens on assets of non‑Loan Parties securing Indebtedness of non-Loan Parties permitted to be Incurred in accordance with Section 6.3, which Liens shall not extend to any assets of any Loan Parties;

(38) Liens disclosed by the final title insurance policies as approved by the Collateral Agent delivered subsequent to the Closing Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(39) (a) Liens solely on any cash earnest money deposits made by the Parent Borrower or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment, (b) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment and (c) Liens on cash collateral in respect of letters of credit entered into in the ordinary course of business;

(40) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(41) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(42) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(43) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44) restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with; and

(45) Liens incurred or deemed incurred in the ordinary course of business in connection with supply-chain financing programs or similar arrangements.

For all purposes hereunder, (w) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (x) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Parent Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition and (y) in the event that a portion of the Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (24) above (giving effect to the Incurrence of such portion of such Indebtedness), the Parent Borrower in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to clause (24) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

“Permitted Parent” means (a) any direct or indirect parent of the Parent Borrower so long as a Permitted Holder pursuant to clause (a) or (b) of the definition thereof holds 35.0% or more of the Voting Stock of such direct or indirect parent of the Borrower, (b) Holdings, so long as it is a Permitted Holder pursuant to clause (a) or (b) of the definition thereof, and (c) any Public Company (or Wholly Owned Subsidiary of such Public Company) to the extent and until such time as any Person or group (other than a Permitted Holder under clause (a) or (b) thereof) is deemed to be or become a beneficial owner of Voting Stock of such Public Company representing more than 35.0% of the total voting power of the Voting Stock of such Public Company.

“Permitted Refinancing” means, with respect to any Person, any modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and any premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including OID and upfront fees), in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to Indebtedness under Section 6.3(b)(4) or with respect to the initial maturity date for Extendable Bridge Loans/Interim Debt, such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on subordination terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to collateral) as those subordination terms contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or otherwise acceptable to the Administrative Agent; (d) if the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced, exchanged or extended is (i) unsecured, such modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension is unsecured, or (ii) if secured by Liens on the Collateral, such modification, refinancing, refunding, replacement, renewal or extension is secured to the same extent, including with respect to any subordination provisions, and subject to Applicable Intercreditor Arrangements; (e) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended (other than to the extent permitted by any other clause of this definition or with respect to interest rate, optional prepayment premiums and optional redemption provisions) Indebtedness are, either (i) substantially identical to or less favorable to the lenders providing such Permitted Refinancing, taken as a whole, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, or (ii) when taken as a whole (other than interest rate, prepayment premiums and redemption provisions), not more restrictive to the Parent Borrower and the Restricted Subsidiaries than those set forth in this Agreement or are customary for similar indebtedness in light of then-prevailing market conditions at the time of incurrence (provided that, at the Parent Borrower’s option, delivery of a certificate of a Responsible Officer of the Parent Borrower to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (e), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Parent Borrower of its objection during such five (5) Business

Day period (including a reasonable description of the basis upon which it objects)), in each case, except for terms and conditions only applicable to periods after the Latest Maturity Date; (f) such modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is or would have been permitted to be the obligor or guarantor (or any successor thereto) on the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced or extended (it being understood that the roles of such obligors as a borrower or a guarantor with respect to such obligations may be interchanged); and (g) at the time thereof, other than with respect to Indebtedness under Section 6.3(b)(4) and Section 6.3(b)(10), no Event of Default under Sections 8.1(f) or (g) shall have occurred and be continuing.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 5.1(n).

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity Interests” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Primary Disqualified Institution” has the meaning specified in the definition of “Disqualified Institution.”

“Prime Lending Rate” means, for any day, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. for such day or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate for such day or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent), in each case, for such day. Each change in the Prime Lending Rate shall be effective on the date that such change is publicly announced or quoted as being effective.

“Principal Office” means, for each of the Administrative Agent, the Swing Line Lender and each Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the applicable Borrower, the Administrative Agent and each Lender.

“Priority Payables Reserve” means reserves for amounts which rank or are capable of ranking in priority to the Liens granted to the Collateral Agent to secure the Obligations, including, without limitation any such amounts due and not paid for wages, vacation pay, severance pay, employee deductions, taxes, unsecured creditors and pension obligations.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Consolidated Total Leverage Ratio, the Covenant Fixed Charge Coverage Ratio and the Fixed Charge Coverage Ratio and the calculation of Consolidated Cash Interest Expense, Consolidated Interest Expense, Consolidated Capital Expenditures,

Fixed Charges, Covenant Consolidated Fixed Charges, Consolidated Total Assets, Consolidated Net Income, Consolidated EBITDA and EBITDA Grower Amount, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transactions, any Specified Transaction, any acquisition, merger, amalgamation, consolidation, Division, Investment, any issuance, Incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, Incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including (i) any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period and (ii) with respect to any proposed Investment or acquisition of the subject Person for which committed financing is or is sought to be obtained, the event for which a determination under this definition is made may occur after the date upon which the relevant determination or calculation is made), in each case, as if each such event occurred on the first day of the Reference Period; provided that (x) pro forma effect will be given to reasonably identifiable and quantifiable pro forma cost savings or expense reductions related to operational efficiencies (including the entry into or renegotiation of any material contract or arrangement), strategic initiatives or purchasing improvements and other cost savings, improvements or synergies, in each case, that have been realized, or are reasonably expected to be realized, by such Person and its Restricted Subsidiaries based upon actions to be taken within twenty-four (24) months after the consummation of the action as if such cost savings, expense reductions, improvements and synergies occurred (or were realized) on the first day of the Reference Period and (y) no amount shall be added back pursuant to this definition to the extent duplicative of amounts that are otherwise included in computing Consolidated EBITDA for such Reference Period.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any swap agreements applicable to such Indebtedness if such swap agreement has a remaining term in excess of twelve (12) months);

(2) interest on an obligation under a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Parent Borrower to be the rate of interest implicit in such obligation in accordance with GAAP;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent Borrower may designate;

(4) interest on any Indebtedness under a revolving credit facility or a Qualified Receivables Financing computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5) to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X.

Any pro forma calculation may include, without limitation and without duplication, (1) adjustments calculated in accordance with Regulation S-X, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the nature included in the lender presentation dated February 25, 2026, to the extent such adjustments, without duplication, continue to be applicable to the Reference Period; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into, amendment or renegotiation of any material contract or arrangement) and synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken by the Parent Borrower (or any successor thereto) or any Restricted Subsidiary, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that such cost savings, operating expense reductions, operating improvements and synergies are reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Parent Borrower (or any successor thereto) or of any direct or indirect parent of the Parent Borrower) and are reasonably anticipated to be realized within twenty-four (24) months after the consummation of any change that is expected to result in such cost savings, expense reductions, operating improvements or synergies; provided that no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment, add back, exclusion or otherwise, for such period.

“Pro Rata Share” means

(a) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender or any participations in any Protective Advances purchased by any Lender, the percentage obtained by dividing (i) the Revolving Commitment (or after the termination of the Revolving Commitment, the Revolving Credit Exposure) of that Lender by (ii) the aggregate Revolving Commitments (or after the termination of the Revolving Commitment, the Revolving Credit Exposure) of all Lenders;

(b) [reserved]; and

(c) with respect to all payments, computations and other matters relating to the Revolving Commitment generally, the percentage obtained by dividing (i) the Revolving Commitment (or after the termination of the Revolving Commitment, the Revolving Credit Exposure) of that Lender by (ii) the aggregate Revolving Commitments (or after the termination of the Revolving Commitment, the Revolving Credit Exposure) of all Lenders.

“Proceeds” has the meaning given such term in the UCC.

“Proposed Extension” has the meaning specified in Section 2.23(d).

“Protective Advance” has the meaning specified in Section 2.24(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. §5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.29.

“Qualification Period” means (i) in the case of New Jersey, Minnesota and such other states in which Account Debtors of a Borrower or any Guarantor Subsidiary are located on the Closing Date, within 30 days of the Closing Date (or such longer period as the Administrative Agent may agree) and (ii) in the case of such other states in which Account Debtors of a Borrower or any Guarantor Subsidiary are or become located after the Closing Date, within 30 days of the creation of such Account (or such longer period as the Administrative Agent may agree).

“Qualified Outside Processor” means each Person (other than a Loan Party) that provides processing services with respect to Eligible Inventory owned by a Loan Party at the premises of such Person, which premises are neither owned nor leased by a Loan Party; provided that no such Person shall constitute a Qualified Outside Processor unless (i) the applicable Loan Party retains title to the Eligible Inventory at all times while such Eligible Inventory is located at the premises of such Person, (ii) Eligible Inventory having a value of at least $100,000 is located at such premises of such Person and (iii) the Administrative Agent shall have established a Reserve in respect of fees and expenses owing by the applicable Loan Party to such Person.

“Qualified Receivables Factoring” means (x) the Charter Supply Chain Financing and (y) any other Factoring Transaction that, in the case of this clause (y), meets the following conditions:

(1) such Factoring Transaction is non‑recourse to, and does not obligate, the Parent Borrower or any Restricted Subsidiary, or their respective properties or assets (other than Receivables Assets) in any way other than pursuant to Standard Securitization Undertakings,

(2) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Parent Borrower or any Restricted Subsidiary are made at Fair Market Value in the context of a Factoring Transaction (as determined in good faith by the Parent Borrower),

(3) such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Factoring Transaction is first entered into (as determined in good faith by the Parent Borrower) and may include Standard Securitization Undertakings, and

(4) such Factoring Transaction has been consented to by the Agent (such consent not to be unreasonably withheld or delayed).

The grant of a security interest in any accounts receivable of the Parent Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any credit agreement shall not be deemed a Qualified Receivables Factoring.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions:

(1) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Parent Borrower or any Restricted Subsidiary to any Receivables Subsidiary are made at Fair Market Value in the context of a Receivables Financing (as determined in good faith by the Parent Borrower),

(2) the financing terms, covenants, termination events and other provisions thereof shall be on market terms at the time such Receivables Financing is first entered into (as determined in good faith by the Parent Borrower) and may include Standard Securitization Undertakings, and

(3) such Receivables Financing has been consented to by the Agent (such consent not to be unreasonably withheld or delayed).

The grant of a security interest in any accounts receivable of the Parent Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any credit agreement shall not be deemed a Qualified Receivables Financing.

“Ratio Debt” means Indebtedness incurred pursuant to Section 6.3(a).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment thereon, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” means accounts receivable (whether now existing or arising in the future) of the Parent Borrower or any of its Subsidiaries, and all collateral securing such accounts receivable, all contracts and all guarantees or other payment support obligations (including, without limitation, letters of credit, promissory notes or trade credit insurance) in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with non‑recourse, asset securitization or factoring transactions involving accounts receivable and any Swap Contracts entered into by the Parent Borrower or any such Subsidiary in connection with such accounts receivable. For the avoidance of doubt, no Receivables Assets shall be included in the Borrowing Base or constitute ABL Collateral.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing or Factoring Transaction.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Parent Borrower or any of its Subsidiaries pursuant to which Borrower or any of its Subsidiaries may sell, contribute, convey, assign or otherwise transfer Receivables Assets to (a) a Receivables Subsidiary (in the case of a transfer by the Parent Borrower or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), which in either case, may include a backup or precautionary grant of security interest in such Receivables Assets so sold, contributed, conveyed, assigned or otherwise transferred.

“Receivables Repurchase Obligation” means (i) any obligation of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, or (ii) any right of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase defaulted receivables for the purposes of claiming sales tax bad debt relief.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Parent Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Parent Borrower and/or one or more of its Subsidiaries (including, a special purpose securitization vehicle (or similar entity)) in which the Parent Borrower or any Subsidiary of the Parent Borrower or a direct or indirect parent of the Parent Borrower makes an Investment (or which otherwise owes to the Parent Borrower or one of its Subsidiaries any deferral of part of the purchase price of the Receivables Assets for the purpose of credit enhancement given under the Qualified Receivables Financing) and to which the Parent Borrower or any Subsidiary of the Parent Borrower or a direct or indirect parent of the Parent Borrower sells, conveys, assigns or otherwise transfers Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred)) which engages in no activities other than in connection with the purchase, acquisition or financing of Receivables Assets of the Parent Borrower and its Subsidiaries or a direct or indirect parent of the Parent Borrower, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Parent Borrower or any direct or indirect parent thereof (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Parent Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary, excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Parent Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2) with which neither the Parent Borrower nor any Restricted Subsidiary (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms which the Parent Borrower reasonably believes to be no less favorable to the Parent Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Borrower, and

(3) to which neither the Parent Borrower nor any other Subsidiary of the Parent Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Parent Borrower or any direct or indirect parent hereof shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Parent Borrower or such parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Reference Period” has the meaning specified in the definition of “Pro Forma Basis”.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and the Lenders providing Specified Refinancing Revolving Loans, effecting the incurrence of such Specified Refinancing Revolving Loans in accordance with Section 2.25.

“Refinancing Expenses” means, in connection with any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock otherwise permitted by this Agreement, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay (1) accrued and unpaid interest, (2) the increased principal amount of any Indebtedness being refinanced resulting from the in-kind payment of interest on such Indebtedness (or in the case of Disqualified Stock or Preferred Stock being refinanced, additional shares of such Disqualified Stock or Preferred Stock); (3) the aggregate amount of original issue discount on the Indebtedness, Disqualified Stock or Preferred Stock being refinanced; (4) premiums (including tender premiums) and other costs associated with the redemption, repurchase, retirement, discharge or defeasance of Indebtedness, Disqualified Stock or Preferred Stock being refinanced, and (5) all fees and expenses (including underwriting discounts, commitment, ticking and similar fees, expenses and discounts) associated with the repayment of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced and the incurrence of the Indebtedness, Disqualified Stock or Preferred Stock incurred in connection with such refinancing.

“Refinancing Indebtedness” has the meaning specified in Section 6.3(b).

“Refunding Capital Stock” has the meaning specified in Section 6.6.

“Register” has the meaning specified in Section 2.6(b).

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Reimbursement Date” has the meaning specified in Section 2.3(h).

“Reimbursement Obligations” means, as and when matured, the obligation of the applicable Borrower to pay, on the date payment is made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) and in the currency drawn (or in such other currency as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each draft and other requests for payments drawn under applicable Letters of Credit, and all other matured reimbursement or repayment obligations of the applicable Borrower to any Issuing Bank with respect to amounts drawn under Letters of Credit.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Parent Borrower or a Restricted Subsidiary in exchange for assets transferred by the Parent Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender and controls such Lender.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material) into the Environment or into, from or through any building or structure.

“Release Actions” has the meaning specified in Section 9.8(b).

“Release Certificate” has the meaning specified in Section 9.8(b).

“Relevant Governmental Body” means, with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Location” means the specific warehouse, plant or other location where the Eligible Inventory included in the Borrowing Base is located in Mexico in accordance with the Maquiladora Agreement and as specified in the Mexican Non-Possessory Pledge Agreement.

“Replacement Assets” means (1) tangible assets that will be used or useful in a Similar Business or (2) substantially all the assets of a Similar Business or a majority of the Voting Stock of any Person engaged in a Similar Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Replacement Lender” has the meaning specified in Section 2.22.

“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan other than those events as to which notice is waived pursuant to Department of Labor Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Required Lenders” means, at any time, two or more unaffiliated Lenders (unless there is only one (1) Lender or group of affiliated Lenders, in which case such Lender or group shall constitute Required Lenders) having or holding Revolving Commitments and Revolving Credit Exposure and representing more than 50% of the sum of the aggregate Revolving Credit Exposure of all Lenders; provided that the portion of the Revolving Commitments and Revolving Credit Exposure held or deemed held by any Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Reserves” means, effective as of two Business Days after the date of written notice of any determination thereof to the Parent Borrower by the Administrative Agent, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or in other related borrowing base definitions, (i) such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect any impediments to any Applicable Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral or (c) to reflect criteria, events, conditions, contingencies or risks which directly and adversely affect any component of the Borrowing Base; (ii) customary rent reserves, (iii) at the Parent Borrower’s request, reserves against Obligations in respect of any Secured Cash Management Agreement or Secured Hedge Agreement and (iv) any and all other reserves which the Administrative Agent deems necessary in its Permitted Discretion (including, without limitation, Priority Payable Reserves and reserves against Accounts (x) subject to any extended or extendable retention of title claims by a supplier or vendor and (y) in respect of Dilution Reserves).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, director, secretary, authorized signatory, manager or other similar officer of a Loan Party and, as to any document delivered on the Closing Date (except as otherwise expressly set forth in Section 3.1), any vice president, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 6.6(a).

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Parent Borrower.

“Reuters” has the meaning given to such term in the definition of “Dollar Equivalent.”

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate, and in any event, including (where applicable) all Incremental Revolving Commitments and Specified Refinancing Revolving Commitments. The Revolving Commitments of each Lender as of the Closing Date are set forth on Appendix A hereto.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) April 7, 2031; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12; and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1; provided that, if any Earlier Maturing Debt is outstanding at any time, the Revolving Commitment Termination Date shall automatically be the date that is 91 days prior to the Earlier Maturity Date of such Earlier Maturing Debt.

“Revolving Credit Exposure” means, with respect to any Lender as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Dollar Equivalent of the Loans of that Lender, (b) the Dollar Equivalent of the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (c) in the case of a Lender that is a Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans of such Lender (net of any participations therein actually funded by other Lenders), (d) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans (other than any Swing Line Loans made by such Lender in its capacity as a Swing Line Lender) and (e) without duplication of clause (a), the aggregate amount of all participations therein by that Lender in any outstanding Protective Advances.

“Revolving Credit Facility” means the Revolving Commitments and the provisions herein related to the Revolving Loans, Swing Line Loans, Letters of Credit and Protective Advances.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time, (b) the Letter of Credit Usage Outstanding at such time and (c) the principal amount of the Swing Line Loans outstanding at such time.

“Revolving Loan” means as defined in Section 2.1(a)(i), together with any Protective Advances and including, where applicable any Incremental Revolving Loans and Specified Refinancing Revolving Loans.

“Revolving Loan Note” means a promissory note in the form of Exhibit B‑1, as it may be amended, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property owned as of the Closing Date or thereafter acquired by the Parent Borrower or a Restricted Subsidiary whereby the Parent Borrower or a Restricted Subsidiary transfers such property to a Person and the Parent Borrower or such Restricted

Subsidiary leases it from such Person, other than leases between the Parent Borrower and a Restricted Subsidiary of the Parent Borrower or between Restricted Subsidiaries of the Parent Borrower.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine and the so-called Donetsk and Luhansk People’s Republics).

“Sanctioned Person” means, at any time, any Person that is the subject or target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the European Union, or any European Union member state, the United Kingdom, or by the United Nations Security Council, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned, directly or indirectly, or controlled by any such Person or Persons described in (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union or its Member States, the United Kingdom, or the United Nations Security Council.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or Restricted Subsidiary and any Cash Management Bank and designated by the Parent Borrower in writing to the Administrative Agent and the relevant Cash Management Bank as a “Secured Cash Management Agreement”; provided, however, that no Cash Management Agreement may be designated as a Secured Cash Management Agreement if the obligations thereunder are secured under any Fixed Asset Document.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 6 that is entered into by and between any Loan Party or Restricted Subsidiary and any Hedge Bank and designated by the Parent Borrower and the applicable Hedge Bank in writing to the Administrative Agent as a “Secured Hedge Agreement”; provided, however, that no hedge agreement may be designated as a Secured Hedge Agreement if the obligations thereunder are secured under any Fixed Asset Document.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Swing Line Lender, the Issuing Banks, the Hedge Banks to the extent they are party to one or more Secured Hedge Agreements, the Cash Management Banks to the extent they are party to one or more Secured Cash Management Agreements and each co-agent or subagent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Article 9.

“Securities Account” has the meaning given to such term in the UCC.

“Securities Account Control Agreement” has the meaning specified in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Intermediary” means a “securities intermediary” or “commodity intermediary” as such terms are defined in the UCC.

“Security Agreement” means, collectively, the Security Agreement dated as of the Closing Date and executed by the Loan Parties, substantially in the form of Exhibit I, together with each other security agreement and security agreement supplement executed and delivered pursuant to Section 5.11.

“Security Agreement Collateral” means, collectively, all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11 or otherwise pursuant to the Security Agreement, including the “Collateral” as defined therein.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Indebtedness” has the meaning specified in Section 10.5(b)(xiii).

“Similar Business” means any business engaged in by the Parent Borrower or any of its Restricted Subsidiaries on the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Parent Borrower and its Restricted Subsidiaries are engaged on the Closing Date.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvency Certificate” means a Solvency Certificate of the chief financial officer or similar officer, director or authorized signatory of the Parent Borrower (after giving effect to the Transactions) substantially in the form of Exhibit G.

“Solvent” and “Solvency” means, with respect to any Person on any date of determination, that on such date (a) the aggregate fair value of the assets and property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and is sufficient to enable payment of all such Person’s obligations due and accruing due, (b) the aggregate present fair salable value of the assets of such Person is greater than or equal to the total amount that will be required to pay the probable liabilities, including contingent liabilities, of such Person as they become absolute and matured and is sufficient to enable payment of all such Person’s obligations due and accruing due, (c) the capital of such Person is not unreasonably small in relation to its business as contemplated on such date of determination, (d) such Person has not and does not intend to, and does not believe that it will, incur debts or other obligations, including current obligations, beyond its ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and is not for any reason unable to pay its debts or meet its obligations as they generally become due, and (e) such Person is “solvent” within the meaning given to that term and similar terms under Laws applicable to such Person relating to fraudulent transfers and conveyances, transactions at an undervalue, unfair preferences or equivalent concepts. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability or, if a different methodology is prescribed by applicable Laws, as prescribed by such Laws.

“Special Dividend” means the funding of dividends or distributions by Holdings in an aggregate amount not to exceed $2,400,000,000 on or after the Closing Date; provided that (x) the initial payment of the Special Dividend shall occur within 90 days after the Closing Date, (y) except as set forth in clause (z) below, at the time of payment of the Special Dividend, the outstanding principal amount of Revolving Loans shall be equal to $0, and (z) any amounts of the Special Dividend payable in respect of unvested equity-based incentive awards (including PSUs) or dividend equivalent rights to holders of equity-based incentive awards pursuant to any management equity plan, stock option plan or other management or employee benefit plan or agreement or post-employment benefit plan or agreement, to the extent paid after the date of such initial payment, in an aggregate amount not to exceed $150,000,000, shall not be subject to the requirements set forth in the foregoing clauses (x) and (y).

“Specified Disposition” means any disposition by the Parent Borrower or any Restricted Subsidiary (whether in a single transaction or a series of related transactions) of assets constituting a business unit, line of business or division of the Parent Borrower and its Restricted Subsidiaries identified by the Parent Borrower to the Administrative Agent on or prior to the Closing Date (other than to the Parent Borrower or any Restricted Subsidiary).

“Specified Refinancing Agent” has the meaning specified in Section 2.25(a).

“Specified Refinancing Revolving Commitment” has the meaning specified in Section 2.25(a).

“Specified Refinancing Revolving Loans” has the meaning specified in Section 2.25(a).

“Specified Transaction” means any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement) or Investment (including any proposed Investment or acquisition) that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, any acquisition or any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Parent Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any disposition of a business unit, line of business or division of the Parent Borrower or any of the Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation, Division, or otherwise or any material restructuring of the Parent Borrower or implementation of any initiative not in the ordinary course of business.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Parent Borrower or any Subsidiary of the Parent Borrower which the Parent Borrower has determined in good faith to be customary in a Factoring Transaction or Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof unless such contingency has occurred.

“Stub Interest Period” has the meaning assigned to such term in the definition of “Interest Period”.

“Subject Lien” has the meaning assigned to such term in Section 6.1.

“Subordinated Indebtedness” means (a) with respect to any Borrower, any Indebtedness of such Borrower which is by its terms expressly subordinated in right of payment to the Obligations and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee of the Obligations.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Parent Borrower that are Guarantors, including each Borrower.

“Subsidiary Guaranty” means, collectively, the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-2, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.11.

“Supported QFC” has the meaning assigned to it in Section 10.29.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means Citi in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” has the meaning specified in Section 2.2(a).

“Swing Line Note” means a promissory note in the form of Exhibit B‑2, as it may be amended, supplemented or otherwise modified from time to time.

“Swing Line Request” has the meaning specified in Section 2.2(c).

“Swing Line Sublimit” means the lesser of (i) $30,000,000 and (ii) the Maximum Credit then in effect.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Indemnitee” has the meaning specified in Section 2.19(f).

“Temporary Borrowing Base” means, from the Closing Date until the first date that (x) the Administrative Agent has received the results of a field examination and appraisal with respect to the Borrowing Base assets which are reasonably satisfactory to it and (y) a Borrowing Base Certificate duly completed by a Responsible Officer of the Parent Borrower has been delivered to the Administrative Agent, the Borrowing Base under this Agreement shall be equal to (i) from the Closing Date to the date that is 30 days after the Closing Date, $150,000,000, (ii) from the date that is 31 days after the Closing Date to the date that is 60 days after the Closing Date, $100,000,000 and (iii) thereafter, an amount equal to the Letter of Credit Obligations then outstanding hereunder.

“Term SOFR” means:

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means each Loan denominated in Dollars bearing interest based on Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Terminated Lender” has the meaning specified in Section 2.22.

“Test Period” means the most recent period of four consecutive fiscal quarters (or at the option of the Parent Borrower, the most recently ended trailing twelve-month period) of the Parent Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements (internal or reported) are available and have been delivered to the Administrative Agent.

“Threshold Amount” means $75,000,000.

“Transaction Costs” has the meaning specified in the definition of the “Transactions.”

“Transactions” means the following transactions consummated or to be consummated in connection therewith (including the payment of Transaction Costs (as defined below)):

(a) The Borrower will enter into this Agreement and the other Loan Documents.

(b) The proceeds of loans hereunder made on the Closing Date (if any), together with cash on hand of Holdings and its Subsidiaries, will be applied (i) to the making of the Special Dividend and (ii) to pay the fees, costs and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”).

“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Code.

“Type” means (i) with respect to a Revolving Loan, its character as an ABR Loan or a Term SOFR Loan, and (ii) with respect to Swing Line Loans, its character as an ABR Loan.

“UFCA” has the meaning specified in Section 10.25.

“UFTA” has the meaning specified in Section 10.25.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” means the most recent financial statements delivered pursuant to Section 5.1(b).

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Pension Liability” means the excess of the present value of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United Kingdom” and “UK” mean the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 2.19(c).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Parent Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Parent Borrower may designate any Subsidiary of the Parent Borrower (including any newly acquired or newly formed Subsidiary of the Parent Borrower but excluding any Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Borrowers or any other Subsidiary of the Parent Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Parent Borrower or any of its Restricted Subsidiaries; provided, further, however, that immediately after giving effect to such designation no Event of Default under Sections 8.1(a), (f) or (g) shall have occurred and be continuing as a result of such designation; provided, further, however, that if immediately after giving effect to such designation the Borrowing Base would decrease by more than 15%, the Parent Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate meeting the requirements of Section 5.1(m); provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 6.6.

The Board of Directors of the Parent Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary. Any Indebtedness of such Subsidiary and any Liens encumbering its assets at the time of such designation shall be deemed newly incurred or established, as applicable, at such time.

Any such designation by the Board of Directors of the Parent Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors of the Parent Borrower giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” means a Lender or Issuing Bank that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 10.29.

“VAT Certification” has the meaning specified in Section 5.24.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(v) For the avoidance of doubt, with respect to a Person, the term “Affiliate” includes any other Person that becomes an “Affiliate” of such Person after the Closing Date.

(vi) The term “disposition” has the meaning given to it in the definition of “Asset Sale”.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) With respect to any (x) Investment or acquisition, merger, amalgamation, Division or similar transaction, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing (y) repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered, and (z) any Specified Disposition, in each case for purposes of determining:

(i) whether any Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock that is being Incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is permitted to be incurred in compliance with Section 6.3;

(ii) whether any Lien being Incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock or to secure any such Indebtedness is permitted to be Incurred in accordance with Section 6.1 or the definition of “Permitted Liens”;

(iii) whether any other transaction or action undertaken or proposed to be undertaken in connection with such Investment, acquisition, merger, amalgamation, Division or similar transaction, repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock or Specified Disposition (including any Restricted Payments, dispositions, fundamental changes or designations of Restricted Subsidiaries or Unrestricted Subsidiaries) complies with the covenants or agreements contained in this Agreement (other than the making by any Lender or Issuing Bank, as applicable, of any Credit Extension unless otherwise agreed by such Lender or Issuing Bank);

(iv) any calculation of the ratios, baskets or financial metrics, including Payment Conditions, Fixed Charge Coverage Ratio, Fixed Charges, Consolidated Total Leverage Ratio, Consolidated Capital Expenditures, Covenant Consolidated Fixed Charges, Covenant Fixed Charge Coverage Ratio, Consolidated Net Income, Consolidated EBITDA, EBITDA Grower Amount, Consolidated Total Assets, Consolidated Cash Interest Expense and/or Pro Forma Cost Savings and baskets determined by reference to Consolidated Net Income, Consolidated EBITDA, EBITDA Grower Amount or Consolidated Total Assets and, whether a Default or Event of Default exists in connection with the foregoing; and

(v) except with respect to the satisfaction of the conditions precedent set forth in Section 3.1 or 3.2 hereof, whether any Default or Event of Default (or any specified

Default or Event of Default) has occurred, is continuing or would result from such Specified Disposition, Investment, acquisition, merger, amalgamation, Division or similar transaction, repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock (or other transaction or action undertaken or proposed to be undertaken in connection therewith), at the option of the Parent Borrower, the date that the definitive agreement (or other relevant definitive documentation) (other than the making by any Lender or Issuing Bank, as applicable, of any Credit Extension, unless otherwise agreed by such Lender or Issuing Bank) for or public announcement of such Specified Disposition, or Investment or acquisition, or repayment, repurchase or refinancing or Incurrence of Indebtedness is entered into or the date of any notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness is given to the holders of such Indebtedness (the “Transaction Commitment Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis” or “Consolidated EBITDA.” For the avoidance of doubt, if Parent Borrower elects to use the Transaction Commitment Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in the (i) Payment Conditions, Fixed Charge Coverage Ratio, Fixed Charges, Consolidated Total Leverage Ratio, Consolidated Capital Expenditures, Covenant Consolidated Fixed Charges, Covenant Fixed Charge Coverage Ratio, Consolidated Net Income, Consolidated EBITDA, EBITDA Grower Amount, Consolidated Total Assets, Consolidated Cash Interest Expense and/or Pro Forma Cost Savings of the Parent Borrower and (ii) the applicable exchange rate utilized in calculating compliance with any Dollar-based provision of this Agreement, from the Transaction Commitment Date to the date of consummation of such Specified Disposition, Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, or in connection with compliance by the Parent Borrower or any of the Restricted Subsidiaries with any other provision of the Loan Documents or any other transaction undertaken in connection with such Specified Disposition, Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, is permitted to be incurred and (b) (i) for purposes of determining compliance with any provision which requires that no Default or Event of Default or specified Default or Event of Default, as applicable, has occurred, is continuing or would result from any such Specified Disposition, Investment, acquisition, merger, amalgamation, Division or similar transaction, repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock (or other transaction or action undertaken or proposed to be undertaken in connection therewith), such condition shall be deemed satisfied so long as no Default, Event of Default or specified Default or Event of Default, as applicable, exists on the Transaction Commitment Date, (ii) for purposes of determining whether the bring down of representations and warranties (or specified representations and warranties) in connection with any such Specified Disposition, Investment, acquisition, merger, amalgamation, Division or similar transaction, repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock (or other transaction or action undertaken or proposed to be undertaken in connection therewith) are true and correct, such condition shall be deemed satisfied so long as such representation and warranties, as applicable, are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on the Transaction Commitment Date, and (iii) until such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is consummated or such definitive agreements (or other relevant definitive documentation) are terminated (or conditions in any conditional notice can no longer be met or public announcements with respect thereto are withdrawn), such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given pro forma effect (except, for the avoidance of doubt, for purposes of determining compliance with Section 6.7) when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness (other than the making by any Lender or Issuing Bank, as applicable, of any Credit Extension, unless otherwise agreed by such Lender or Issuing Bank)) that are consummated after the Transaction Commitment Date and on or prior to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements (or other relevant definitive documentation) are entered into or public announcement is made and deemed to be outstanding thereafter for purposes of calculating any baskets or ratios under the Loan Documents after the date of such agreement and before the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness.

(f) For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Funded Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or Preferred Stock.

(g) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.

(b) If at any time any change in GAAP, or any election by the Parent Borrower to report in IFRS in lieu of GAAP for financial reporting purposes, or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent and the Parent Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) the Parent Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof or (ii) the Parent Borrower may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.

(c) Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

1.4 Rounding. Any financial ratios required to be tested by the Parent Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7 Timing of Payment or Performance. Unless otherwise specified herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

1.8 Currency Equivalents Generally.

(a) The Administrative Agent shall determine the Dollar Equivalent of any amount in accordance with the terms hereof, and a determination thereof by the Administrative Agent shall be presumptively correct absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent. The Administrative Agent may determine, redetermine or predetermine the Dollar Equivalent of any amount on any date either in its own reasonable discretion or upon the request of any Lender or Issuing Bank or any Borrower; provided that if any basket in any Loan Document is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(b) For purposes of determining the Fixed Charge Coverage Ratio, the Covenant Fixed Charge Coverage Ratio, and the Consolidated Total Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of (i) testing compliance Section 6.7, at the exchange rate as of the last day of the fiscal quarter for which such measurement is being made, and (ii) calculating any Fixed Charge Coverage Ratio (other than, for the avoidance of doubt, the Covenant Fixed Charge Coverage Ratio for the purposes of determining compliance with Section 6.7) and the Consolidated Total Leverage Ratio, at the exchange rate as of the date of determination, and will, in the case of Indebtedness and Consolidated Funded Indebtedness, be the weighted average exchange rates used for determining Consolidated EBITDA for the relevant period determined in accordance with GAAP, provided that if any Loan Party has entered into any currency Swap Contracts in respect of any borrowings, the Dollar Equivalent of such borrowings shall be determined by first taking into account the effects of that currency Swap Contract.

(c) The Administrative Agent shall determine the Dollar Equivalent (i) of each Revolving Loan denominated in an Alternative Currency on (A) the date of the Borrowing of such Revolving Loan and (B) each date of a conversion into or continuation of such Revolving Loan pursuant to the terms of this Agreement and (ii) of each Letter of Credit denominated in an Alternative Currency on (A) the date on which such Letter of Credit is issued, (B) the first Business Day of each calendar month and (C) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof.

(d) Notwithstanding anything to the contrary in this Agreement, (i) any representation or warranty that would be untrue or inaccurate, (ii) any undertaking that would be breached or (iii) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates.

(e) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term SOFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Term SOFR Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Dollar Equivalent of such Alternative Currency (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

1.9 Pro Forma Calculations. Notwithstanding anything to the contrary herein (subject to Section 1.2(e)), Payment Conditions (other than, for the avoidance of doubt, determining Excess Availability, except in connection with a Specified Disposition), the Consolidated Total Leverage Ratio, the Fixed Charge Coverage Ratio, the Covenant Fixed Charge Coverage Ratio, Consolidated Net Income, Consolidated EBITDA, EBITDA Grower Amount and Consolidated Total Assets shall be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period.

1.10 Calculation of Baskets. If any of the baskets set forth in Section 6 of this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Section 6, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

1.11 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.17(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.12 Excluded Swap Obligations. Notwithstanding any provision of this Agreement or any other Loan Document, no guarantee by any Loan Party under any Loan Document shall include a guarantee of any Obligation that, as to such Loan Party, is an Excluded Swap Obligation and no Collateral provided by any Loan Party shall secure any Obligation that, as to such Loan Party, is an Excluded Swap Obligation.

In the event that any payment is made by, or any collection is realized from, any Loan Party as to which any Obligations are Excluded Swap Obligations, or from any Collateral provided by such Loan Party, the proceeds thereof shall be applied to pay the Obligations of such Loan Party as otherwise provided herein without giving effect to such Excluded Swap Obligations and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Obligations or any specified portion of the Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

Section 2. LOANS AND LETTERS OF CREDIT

2.1 Revolving Loans.

(a) Revolving Commitments.

(i) Subject to the conditions contained in this Agreement, each Lender with a Revolving Commitment severally agrees to make Loans denominated in Dollars (each, a “Revolving Loan”) to the Borrowers from time to time on any Business Day during the Revolving Commitment Period for Revolving Commitments in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Revolving Commitment; provided, however, at no such time shall any Lender be obligated to make a Revolving Loan in excess of such Lender’s Pro Rata Share of the Available Credit, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24. Within the limits of the Revolving Commitment of each Lender, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

(ii) Borrowings under the Revolving Credit Facility are available as ABR Loans, Term SOFR Loans or Letters of Credit. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date, other than as specified in Section 2.23(d) with respect to any Extending Lender as set forth therein.

(b) Borrowing Mechanics for Revolving Loans.

(i) Each Borrowing shall be made on notice given by the applicable Borrower to the Administrative Agent not later than 11:00 a.m. (Local Time) (A) on the Borrowing date, in the case of a Borrowing of ABR Loans and (B) three Business Days, in the case of a Borrowing of Term SOFR Loans, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit A-1 (the “Funding Notice”), specifying (1) the date of such proposed Borrowing, (2) [reserved], (3) the aggregate amount and currency of such proposed Borrowing, (4) whether any portion of the proposed Borrowing will be of ABR Loans or Term SOFR Loans, (5) the amount of Eligible Borrowing Base Cash as of the close of business on the Business Day prior to the date of such notice and the Borrowing Base on a Pro Forma Basis for such Borrowing and (6) for each Term SOFR Loan, the initial Interest Period or Interest Periods thereof. Each Borrowing of ABR Loans shall be in an aggregate amount of not less than $500,000 or an integral multiple of $1,000,000 in excess thereof. Each Borrowing of Term SOFR Loans shall be in an aggregate amount of not less than the Dollar Equivalent of $1,000,000 or an integral multiple of the Dollar Equivalent of $1,000,000 in excess thereof.

(ii) The Administrative Agent shall give to each applicable Lender prompt notice of the Administrative Agent’s receipt of a Funding Notice and, if Term SOFR Loans are properly requested in such Funding Notice, the applicable interest rate. Each Lender shall, before 1:00 p.m. (Local Time) on the date of the proposed Borrowing, make available to the Administrative Agent at its Principal Office, in immediately available funds and in the applicable currency, such Lender’s Pro Rata Share of such proposed Borrowing. Subject to fulfillment (A) on the Closing Date, of the applicable conditions set forth in this Agreement and (B) at any time after the Closing Date, of the applicable conditions set forth in Section 3.2, and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the applicable Borrower; provided that Protective Advances shall be retained by the Administrative Agent and disbursed in its discretion.

(iii) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.1(b) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Pro Rata Share available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (A) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (B) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If such Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to such Borrower.

(iv) The failure of any Defaulting Lender to make on the date specified any Loan or any payment required by it, including any payment in respect of its participation in Swing Line Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.

2.2 Swing Line Loans.

(a) On the terms and subject to Section 2.21 and the other conditions contained in this Agreement, the Swing Line Lender agrees to make, in Dollars, Revolving Loans (each, a “Swing Line Loan”) otherwise available to the Borrowers under the Revolving Commitments from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount at any time outstanding that (i) will not to exceed the lesser of (a) the Available Credit and (b) the Swing Line Sublimit and (ii) unless waived by the Swing Line Lender in its sole discretion, will not result in such Swing Line Lender’s Revolving Credit Exposure exceeding its Revolving Commitment, subject, in each case, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24. Each Swing Line Loan shall be a ABR Loan and must be repaid in full within seven days after its making or, if sooner, upon any Borrowing of Revolving Loans hereunder, and shall in any event mature no later than the Revolving Commitment Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Line Loans repaid may be reborrowed under this clause (a).

(b) [reserved].

(c) In order to request a Swing Line Loan, the applicable Borrower shall deliver by facsimile to the Administrative Agent a duly completed request in substantially the form of Exhibit A-4 (a “Swing Line Request”), setting forth the requested amount and date of such Swing Line Loan, to be received by the Administrative Agent not later than 1:00 p.m. (Local Time) on the day of the proposed Borrowing. The Administrative Agent shall promptly notify the Swing Line Lender of the details of the requested Swing Line Loan. Subject to the terms of this Agreement, the Swing Line Lender shall make a Swing Line Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amount available to the applicable Borrower on the date of the Swing Line Request. The Swing Line Lender shall not make any Swing Line Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Lender that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Line Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the making of any Swing Line Loan.

(d) The Swing Line Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (Local Time) on the first Business Day of each week, of the aggregate principal amount of its Swing Line Loans then outstanding.

(e) The Swing Line Lender may demand at any time that each Lender pay to the Administrative Agent, for the account of the Swing Line Lender, in the manner provided in clause (f) below, such Lender’s Pro Rata Share of all or a portion of the outstanding Swing Line Loans of the Swing Line Lender, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Line Loans demanded to be paid.

(f) The Administrative Agent shall forward each notice referred to in clause (d) above and each demand referred to in clause (e) above to each Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (Local Time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to such Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each such Lender’s Pro Rata Share of the aggregate principal amount of the Swing Line Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 3.2 and 2.1 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), each Lender shall, before 11:00 a.m. (Local Time) on the Business Day next succeeding the date of such Lender’s receipt of such notice or demand, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Line Lender, the amount specified in such statement. Upon such payment by a Lender, such Lender shall, except as provided in clause (g) below, be deemed to have made a ABR Loan to the applicable Borrower. The Administrative Agent shall use such funds to repay the Swing Line Loans to the applicable Swing Line Lender. To the extent that any Lender fails to make such payment available to the Administrative Agent for the account of the applicable Swing Line Lender, the applicable Borrower shall repay such Swing Line Loan on demand, no later than one Business Day after receiving such demand (it being understood and agreed that in the event of such demand for payment, the applicable Borrower shall be permitted to make a Borrowing of Revolving Loans to satisfy such reimbursement obligation).

(g) Upon the occurrence of a Default under Section 8.1(f) or (g) or at any other time upon the request of the Administrative Agent or the Swing Line Lender, each Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Line Loan otherwise required to be repaid by such Lender pursuant to clause (f) above, which participation shall be in a principal amount equal to such Lender’s Pro Rata Share of such Swing Line Loan, by paying to the Swing Line Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Line Loan pursuant to clause (f) above, in immediately available funds in the same currency as such Swing Line Loan, an amount equal to such Lender’s Pro Rata Share of such Swing Line Loan. If all or part of such amount is not in fact made available by such Lender to the applicable Swing Line Lender on such date, such Swing Line Lender shall be entitled to recover any such unpaid amount on demand from such Lender together with interest accrued from such date at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the first Business Day after such payment was due and thereafter at, the rate of interest then applicable to ABR Loans.

(h) From and after the date on which any Lender (i) is deemed to have made a Revolving Loan pursuant to clause (f) above with respect to any Swing Line Loan or (ii) purchases an undivided participation interest in a Swing Line Loan pursuant to clause (g) above, the Swing Line Lender shall promptly distribute to such Lender such Lender’s Pro Rata Share of all payments of principal of and interest received by the Swing Line Lender on account of such Swing Line Loan (other than those received from a Lender pursuant to clause (f) or (g) above).

2.3 Issuance of Letters of Credit and Purchase of Participations Therein.

(a) On and after the Closing Date on the terms and subject to Section 2.21 and the other conditions contained in this Agreement, each Issuing Bank agrees to issue at the request of Parent Borrower and the other applicable Borrower and for the account of such other applicable Borrower one or more Letters of Credit from time to time on any Business Day during the period commencing on the Closing Date and ending on the third day prior to the Revolving Commitment Termination Date; provided, however, that no Issuing Bank shall be under any obligation to issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv) and (vi)(A) below, shall not issue) any Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Bank as of the date of this Agreement and that such Issuing Bank in good faith deems material to it;

(ii) such Issuing Bank shall have received any written notice of the type described in clause (d) below;

(iii) after giving effect to the issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit at such time;

(iv) after giving effect to the issuance of such Letter of Credit (x) the sum of (i) the Dollar Equivalents of the applicable Letter of Credit Undrawn Amounts at such time and (ii) the Dollar Equivalents of the applicable Reimbursement Obligations at such time, exceeds the Letter of Credit Sublimit or (y) the Dollar Equivalents of the Letter of Credit

Undrawn Amounts at such time which relate to Letters of Credit issued by such Issuing Bank plus the Dollar Equivalents of the applicable Reimbursement Obligations at such time which relate to Letters of Credit issued by such Issuing Bank, exceeds the Letter of Credit Sublimit of the applicable Issuing Bank;

(v) subject to Section 2.3(k), such Letter of Credit is requested to be denominated in any currency other than Dollars; or

(vi) (A) any fees invoiced and due in connection with a requested issuance have not been paid, (B) such Letter of Credit is requested to be issued in a form that is not reasonably acceptable to such Issuing Bank, (C) the Issuing Bank for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by such other applicable Borrower, applications, agreements and other documentation (a “Letter of Credit Reimbursement Agreement”) such Issuing Bank generally employs in the ordinary course of its business for the issuance of letters of credit of the type of such Letter of Credit or (D) the issuance of such Letter of Credit would violate any internal policies of the Issuing Bank;

subject, in the case of clauses (iii), (iv) and (v) above, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24.

None of the Lenders (other than the Issuing Banks in their capacity as such) shall have any obligation to issue any Letter of Credit.

(b) In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or (ii) be less than five (5) Business Days prior to the applicable Revolving Commitment Termination Date; provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period, Parent Borrower and the other applicable Borrower and the Issuing Bank of such Letter of Credit shall have the option to prevent such renewal and (y) Parent Borrower and the other applicable Borrower shall not permit any such renewal to extend the expiration date of any Letter of Credit beyond the date set forth in clause (ii) above. Notwithstanding the foregoing, an amount of the Letter of Credit Sublimit not to exceed $80,000,000 in the aggregate shall be available for Letters of Credit with an expiration date of greater than one (1) year but not, in any event, later than the date set forth in clause (ii) above.

(c) In connection with the issuance of each Letter of Credit, Parent Borrower and the other applicable Borrower shall give the relevant Issuing Bank and the Administrative Agent three (3) Business Days’ prior written notice (or such lesser notice as is acceptable to the applicable Issuing Bank in its sole discretion), in substantially the form of Exhibit A-3 (or in such other written or electronic form as is acceptable to the applicable Issuing Bank) (an “Issuance Notice”), of the requested issuance of such Letter of Credit. Such notice shall be irrevocable after the form of such Letter of Credit has been agreed and shall specify (i) the Issuing Bank of such Letter of Credit, (ii) the face amount of such Letter of Credit, (iii) the currency of such Letter of Credit, which shall be Dollars (subject to Section 2.3(k)), (iv) the date of issuance of such requested Letter of Credit, (v) the date on which such Letter of Credit is to expire (which date shall be a Business Day), (vi) the amount of Eligible Borrowing Base Cash as of the close of business on the Business Day prior to the date of such notice and the Borrowing Base on a Pro Forma Basis for such Borrowing and (vii) in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuing Bank and the Administrative Agent not later than 11:00 a.m. (Local Time) on the third Business Day (or such later date as is acceptable to the applicable Issuing Bank in its sole discretion) prior to the requested issuance of such Letter of Credit. If requested by the applicable Issuing Bank, Parent Borrower and the other applicable Borrower shall submit a letter of credit application on such Issuing Bank’s standard form.

(d) Subject to the satisfaction of the conditions set forth in this Section 2.3, the relevant Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of Parent Borrower and the other applicable Borrower in accordance with such Issuing Bank’s usual and customary business practices. No Issuing Bank shall issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 3.2 or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(vi)(B) and (a)(vi)(C) above and, to the extent such clause relates to fees owing to the Issuing Bank of such Letter of Credit and its Affiliates, clause (a)(vi)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuing Bank shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the issuance of any Letter of Credit.

(e) Each Borrower agrees that, if requested by the Issuing Bank of any Letter of Credit issued for such Borrower’s account, it shall execute one applicable Letter of Credit Reimbursement Agreement in respect of all Letters of Credit issued for such Borrower’s account hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f) Each Issuing Bank shall comply with the following:

(i) give the Administrative Agent written notice, which writing may be a telecopy or electronic mail, of the issuance of any Letter of Credit issued by it, of all drawings under any Letter of Credit issued by it and of the payment (or the failure to pay when due) by the applicable Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);

(ii) upon the request of any Lender, furnish to such Lender copies of any applicable Letter of Credit Reimbursement Agreement to which such Issuing Bank is a party and such other documentation as may reasonably be requested by such Lender; and

(iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the applicable Borrower separate schedules for Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month, and any information requested by the applicable Borrower or the Administrative Agent relating thereto.

(g) Immediately upon the issuance by an Issuing Bank of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuing Bank shall be deemed to have sold and transferred to each Lender and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the obligations of the applicable Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h) The Parent Borrower and the other applicable Borrower agree to pay to the applicable Issuing Bank of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuing Bank under any Letter of Credit issued for the account of Parent Borrower and such other applicable Borrower no later than the date that is the next succeeding Business Day after Parent Borrower and such other applicable Borrower receive written notice from such Issuing Bank that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, setoff, defense or other right that Parent Borrower and such other applicable Borrower may have at any time against such Issuing Bank or any other Person. In the case of a Letter of Credit denominated in an Alternative Currency, the Parent Borrower shall reimburse the applicable Issuing Bank in such Alternative Currency in accordance with the provisions of this Section 2.3(h), unless the applicable Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the Parent Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. In the event that any Issuing Bank makes any payment under any Letter of Credit and the other applicable Borrower shall not have repaid such amount to such Issuing Bank pursuant to this clause (h) or any such payment by such other applicable Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are ABR Loans (in the case of Letters of Credit denominated in Dollars) or to Revolving Loans that are Term SOFR Loans with an Interest Period of one month (in the case of all other Letters of Credit) and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are ABR Loans (in the case of Letters of Credit denominated in Dollars) or to past due Revolving Loans that are Term SOFR Loans with an Interest Period of one month (in the case of all other Letters of Credit) and such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank the amount of such Lender’s Pro Rata Share of such payment in immediately available funds in the same currency as the applicable Letter of Credit; provided that in the case of each Letter of Credit denominated in an Alternative Currency, such payment shall be made in Dollars in the amount of the Dollar Equivalent of such Alternative Currency amount. If the Administrative Agent so notifies such Lender prior to 11:00 a.m. (Local Time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Lender, such Lender shall, except during the continuance of a Default or Event of Default under Section 8.1(f) or (g) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan in Dollars to the applicable Borrower in the principal amount of such payment and such Borrower’s Reimbursement Obligations shall be reduced by the amount of such deemed Revolving Loans. Whenever any Issuing Bank receives from the applicable Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuing Bank any payment from a Lender pursuant to this clause (h), such Issuing Bank shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Lender, in immediately available funds, an amount equal to such Lender’s Pro Rata Share of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.

(i) If and to the extent a Lender shall not have so made its Pro Rata Share of the amount of the payment required by clause (g) above available to the Administrative Agent for the account of such Issuing Bank, such Lender agrees to pay to the Administrative Agent for the account of such Issuing Bank forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and, thereafter, until such amount is repaid to the Agent for the account of such Issuing Bank, at a rate per annum equal to the rate applicable to ABR Loans (in the case of Letters of Credit denominated in Dollars) or to Term SOFR Loans with an Interest Period of one month (in the case of all other Letters of Credit).

(j) The applicable Borrower’s obligation to pay its Reimbursement Obligation and the obligations of the applicable Lenders to make payments to the Agent for the account of the applicable Issuing Banks with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that any Borrower, any other party guaranteeing, or otherwise obligated with, any Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) in the absence of a determination by a court of competent jurisdiction in a final and non-appealable judgment of gross negligence or willful misconduct of the Issuing Bank, and subject to the standards set forth below in this clause (j), payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit;

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge of the applicable Borrower’s obligations hereunder, other than acts, omissions or delays that are determined by a court of competent jurisdiction in a final and non-appealable judgment to have been caused by gross negligence or willful misconduct of the Issuing Bank; and

(vii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Parent Borrower or any Subsidiary or in the relevant currency markets generally.

(k) Notwithstanding anything to the contrary in the foregoing:

(i) The Parent Borrower may from time to time request that Letters of Credit be issued in a currency other than Dollars; provided that such requested currency is an Alternative Currency. In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(ii) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (Local Time), 10 Business Days (or, in the case of a request for the issuance of a Letter of Credit denominated in Japanese Yen, seven Business Days) prior to the date of the desired Credit Extension (or such later time or date as may be agreed by the Administrative Agent and the applicable Issuing Bank, in their sole discretion) and such request shall include in agreed form the Letter of Credit requested to be issued. The

Administrative Agent shall promptly notify the applicable Issuing Bank thereof. The applicable Issuing Bank shall notify the Administrative Agent, not later than 11:00 a.m. (Local Time), five Business Days (or, in the case of a request for the issuance of a Letter of Credit denominated in Japanese Yen, two Business Days) after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(iii) Any failure by the applicable Issuing Bank to respond to such request within the time period specified in the preceding clause (ii) shall be deemed to be a refusal by the applicable Issuing Bank to permit Letters of Credit to be issued in such requested Alternative Currency. If the Administrative Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances; provided that the Administrative Agent and the Issuing Bank shall have the right in their sole discretion at any time to redetermine whether any such currency shall continue to be deemed an Alternative Currency for purposes of future issuances of Letters of Credit. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 2.3, the Administrative Agent shall promptly so notify the Parent Borrower. Any specified currency of an Existing Letter of Credit that is not Dollars shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

Any action taken or omitted to be taken by the relevant Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuing Bank to the applicable Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuing Bank may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(l) Schedule 2.3(l) contains a schedule of certain letters of credit issued under the Existing Revolving Facility (the “Existing Letters of Credit”) for the account of a Borrower or any of their Restricted Subsidiaries by the issuers set forth on such Schedule 2.3(l). On the Closing Date, (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.3 for the account of Parent Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.10 shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Closing Date, (ii) the issuing banks of such letters of credit shall be Lenders hereunder and shall be “Issuing Banks” hereunder for the purpose of maintaining such letters of credit, for purposes of Section 2.19 relating to the obligation to provide the appropriate forms, certificates and statements to the Parent Borrower and the Administrative Agent and any updates required by Section 2.19 and for purposes of Section 2.6 relating to the entries to be made in the Register, (iii) the Dollar Equivalent of the face amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations and (iv) all liabilities of a Borrower or any of their Restricted Subsidiaries with respect to such letters of credit shall constitute Obligations.

2.4 Pro Rata Shares. Subject to Section 2.21, all Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

2.5 Resignation of Issuing Bank. Any Issuing Bank may resign at any time upon 30 days’ prior written notice to the Applicable Agent and the Parent Borrower. On the effective date of such resignation, such Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit previously issued by it, but shall continue to have all the rights and obligations of an Issuing Bank hereunder, including under Sections 2.3, 2.7, 2.12, 2.19, 2.20, 10.3 and 10.5 relating to any Letter of Credit issued by such Issuing Bank prior to such date. The foregoing notwithstanding, if such resignation would result in there being no Issuing Bank, then the Parent Borrower shall promptly appoint a replacement Issuing Bank reasonably acceptable to the Administrative Agent and such resignation shall not be effective until the acceptance of such appointment by the replacement Issuing Bank.

2.6 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be presumptively correct, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or any Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of the Lenders and the Revolving Commitments and the principal amounts (and stated interest) of Loans of each Lender from time to time (the “Register”). The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by any Borrower or any Lender (with respect to a Lender, solely with respect to the Obligations owing to such Lender) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be presumptively correct, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or any Borrower’s Obligations in respect of any Loan. Each Borrower hereby designates Citi to serve as its agent solely for purposes of maintaining the Register as provided in this Section 2.6, and each Borrower hereby agrees that, to the extent Citi serves in such capacity, Citi and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.” This Section 2.6(b) and Sections 10.6(b) and (g) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related U.S. Treasury Regulations (including Proposed Treasury Regulations Section 1.163-5(b)) (and any other relevant or successor provisions of the Code or of such U.S. Treasury Regulations).

(c) Notes. If so requested by any Lender by written notice to the applicable Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, such Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after such Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loan or Swing Line Loan, as the case may be.

2.7 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Revolving Loans:

(1) if an ABR Loan, at ABR plus the Applicable Margin; or

(2) if a Term SOFR Loan, at Term SOFR plus the Applicable Margin;

(ii) in the case of Swing Line Loans, at ABR plus the Applicable Margin;

(iii) in the case of Protective Advances, at ABR plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan (except Swing Line Loans and Protective Advances, which can be made and maintained as ABR Loans only), and the Interest Period with respect to any Term SOFR Loan, shall be selected by the applicable Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If, with respect to any Term SOFR Loan, the Interest Period has ended and a Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then such Loan shall be Term SOFR Loan with an Interest Period of one month until the receipt by the Administrative Agent and effectiveness of a Conversion/Continuation Notice with respect to such Loan.

(c) In connection with Term SOFR Loans, there shall be no more than fifteen (15) Interest Periods outstanding at any time (which may increased at the Agent’s discretion). In the event the Parent Borrower fails to specify between a ABR Loan or a Term SOFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan will be automatically converted into a ABR Loan at the end of the applicable Interest Period, (y) if outstanding as a ABR Loan will remain as a ABR Loan and (z) if not outstanding will be made as a Term SOFR Loan with an Interest Period of one month. In the event the Parent Borrower fails to specify an Interest Period for any Term SOFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Parent Borrower shall be deemed to have selected an Interest Period of one month. On each Interest Payment Date, as soon as practicable after 10:00 a.m. (Local Time) the Administrative Agent shall determine (which determination shall be final, conclusive and binding upon all parties in the absence of manifest error) the interest rate that shall apply to each Term SOFR Loan for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing) to the Parent Borrower and each Lender.

(d) All interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360‑day year, except that interest computed by reference to ABR at times when ABR is based on the Prime Lending Rate shall be computed on the basis of a year of 365 days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a ABR Loan being converted from a Term SOFR Loan, the date of such conversion from such Term SOFR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an

Interest Period applicable to such Loan or, with respect to a ABR Loan being converted to a Term SOFR Loan, the date of conversion to such Term SOFR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Revolving Loan made to the Borrowers (A) shall accrue on a daily basis and shall be payable by the applicable Borrower in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (B) shall accrue on a daily basis and shall be payable by the applicable Borrower in arrears upon any prepayment of such Revolving Loan whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (C) shall accrue on a daily basis and shall be payable by the applicable Borrower in arrears at maturity of such Revolving Loans, including final maturity of the Revolving Loans; provided, however, with respect to any voluntary prepayment of a ABR Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) The applicable Borrower agrees to pay to each applicable Issuing Bank, with respect to drawings honored under any Letter of Credit issued for its account, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the applicable Borrower, including by way of a deemed Revolving Loan, at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, ABR plus the Applicable Margin payable hereunder with respect to ABR Loans (in the case of Letters of Credit denominated in an Alternative Currency, calculated at the Dollar Equivalent) and (ii) thereafter, a rate which is 2% per annum in excess of the Applicable Margin payable hereunder with respect to ABR Loans (in the case of Letters of Credit denominated in an Alternative Currency, calculated at the Dollar Equivalent).

(g) Interest payable pursuant to Section 2.7(f) shall be computed on the basis of a 360‑day year for the actual number of days elapsed in the period during which it accrues, except that interest computed by reference to ABR at times when ABR is based on the Prime Lending Rate shall be computed on the basis of a year of 365 days and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by any Issuing Bank of any payment of interest pursuant to Section 2.7(f), such Issuing Bank shall distribute to each Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event any Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(h) or Section 2.3(i), as applicable, with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the applicable Borrower.

2.8 Conversion/Continuation of Revolving Loans Denominated in Dollars.

(a) Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, each Borrower shall have the option:

(i) to convert at any time all or any part of any Revolving Loan denominated in Dollars to such Borrower equal to (A) in the case of a conversion to a ABR Loan, $1,000,000 and integral multiples of $1,000,000 in excess of that amount and (B) in the case of a conversion to a Term SOFR Loan, $2,000,000 and integral multiples of

$1,000,000 in excess of that amount; provided a Term SOFR Loan may only be converted on the expiration of the Interest Period applicable to such Term SOFR Loan unless the applicable Borrower shall pay all amounts due under Section 2.17 in connection with any such conversion; and provided further that the aggregate amount of the Term SOFR Loans for each Interest Period must be in the amount of at least $2,000,000 or an integral multiple of $1,000,000 in excess of that amount; or

(ii) upon the expiration of any Interest Period applicable to any Term SOFR Loan, to continue all or any portion of such Revolving Loan in a minimum amount equal to $2,000,000 and integral multiples of $1,000,000 in excess of that amount as a Term SOFR Loan.

(b) The applicable Borrower shall deliver a Conversion/Continuation Notice to the Applicable Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a ABR Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Term SOFR Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Term SOFR Loans shall be irrevocable and the applicable Borrower shall be bound to effect a conversion or continuation in accordance therewith.

(c) Notwithstanding anything to the contrary in the foregoing, no conversion to a Term SOFR Loan in whole or in part shall be permitted at any time at which (i) a Default or Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Term SOFR Loan would violate any provision of Section 2.17 or 2.18.

(d) This section shall not apply to Protective Advances, which may not be converted or continued.

2.9 Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (f) or (g) the principal amount of all overdue amounts owed hereunder shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable overdue Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans); provided, in the case of overdue Term SOFR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Term SOFR Loans shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Term SOFR Loans with an Interest Period of one month. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

2.10 Fees.

(a) The Parent Borrower agrees to pay to each Lender:

(i) subject to Section 2.21, an unused commitment fee in an amount equal to (1) the average of the actual daily difference between (a) the Revolving Commitment of such Lender and (b) the aggregate principal amount of all applicable outstanding Revolving Credit Outstandings owing to such Lender, times (2) the Applicable Revolving Commitment Fee Percentage then in effect; provided that for purposes of calculating the commitment fee pursuant to this clause (i), Swing Line Loans shall not be deemed to be a utilization of the Revolving Commitments; and

(ii) letter of credit fees equal to such Lender’s Pro Rata Share of the product of (A) the Applicable Margin for Loans that are Term SOFR Loans, times (B) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.10(a) shall be paid to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender the amount of such fees owing to it.

(b) Each Borrower agrees to pay directly to each applicable Issuing Bank, for its own account, the following fees:

(A) a fronting fee equal to 0.125% per annum, times the Dollar Equivalent of the average aggregate daily maximum amount available to be drawn under all applicable Letters of Credit issued by such Issuing Bank for the account of such Borrower (determined as of the close of business on any date of determination); and

(B) such customary documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in:

(i) Section 2.10(a)(i) and Section 2.10(a)(ii) shall be calculated on the basis of a 360‑day year and shall be payable quarterly on the fifteenth day after each fiscal quarter end during the Revolving Commitment Period, commencing on July 15, 2026 and on the applicable Revolving Commitment Termination Date; and

(ii) Section 2.10(b) shall be calculated on the basis of a 360‑day year and the actual number of days elapsed and shall be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year during the Revolving Commitment Period, commencing on July 1, 2026 and on the applicable Revolving Commitment Termination Date.

(d) In addition to any of the foregoing fees, the Parent Borrower agrees to pay to the Arrangers and the Agents such other fees in the amounts and at the times separately agreed upon in any Fee Letter.

2.11 Voluntary Prepayments. Each Borrower may prepay the outstanding principal amount of the applicable Revolving Loans and Swing Line Loans in whole or in part at any time; provided, however, that if any prepayment of any Term SOFR Loan is made by a Borrower other than on the last day of an Interest Period for such Loan, such Borrower shall also pay any amount owing pursuant to Section 2.17(g). Any such voluntary prepayment shall be applied as specified in Section 2.14(a).

2.12 Voluntary Revolving Commitment Reductions.

(a) The Parent Borrower may, upon not less than three Business Days’ prior written notice (or such shorter notice period as the Administrative Agent may reasonably approve) confirmed in writing to the Administrative Agent (which original written notice the Administrative Agent will promptly transmit by telefacsimile to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, on a pro rata basis, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments will exceed the Revolving Credit Outstandings at the time of such proposed termination or reduction after giving effect to any concurrent repayment (or, with respect to Letter of Credit Obligations, the provision of cash collateral or backstop letters of credit acceptable to the applicable Issuing Bank in an amount equal to 103% of the applicable Letter of Credit Obligations; provided that at any time and from time to time after the initial deposit of cash collateral in respect of any one or more Letters of Credit denominated in an Alternative Currency, the applicable Issuing Bank may request that additional cash collateral be provided in order to protect against the results of exchange rate fluctuations, such additional cash collateral not to exceed an amount equal to 5.0% of the outstanding amount of such Letters of Credit) of applicable Revolving Credit Outstandings; provided any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b) The Parent Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the applicable Revolving Commitments shall be effective on the date specified in such Borrower’s notice and shall reduce the applicable Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

2.13 Mandatory Prepayments and Revolving Commitment Reductions.

(a) Maximum Credit. Subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.24, promptly (but in no event later than two (2) Business Days) upon the earlier of (a) the knowledge of any Responsible Officer of Parent Borrower, or (b) notice to any Borrower from the Administrative Agent that the Dollar Equivalent of the aggregate principal amount of applicable Revolving Credit Outstandings exceeds the Maximum Credit at such time, and then the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the applicable aggregate outstanding Swing Line Loans and Revolving Loans, the applicable Borrower shall cash collateralize applicable Letters of Credit in the manner set forth in Section 8.2 in an amount equal to 103% of such excess.

(b) Cash Dominion During a Liquidity Event Period. Each Borrower hereby irrevocably waives the right to direct, during a Liquidity Event Period, the application of all funds in each Cash Collateral Account and agrees that, subject to the Intercreditor Agreement, the Administrative Agent (i) may or, upon the written direction of the Required Lenders at any time during such Liquidity Event Period, shall deliver a Blockage Notice to each Deposit Account Bank for each Approved Deposit Account and (ii) shall, during a Liquidity Event Period, except, as provided in Sections 2.15(g) and (h), apply all payments in respect of any Obligations and all available funds in each Cash Collateral Account on a daily basis as follows: first, to prepay any applicable Protective Advances that may be outstanding, pro rata; second, to repay the outstanding principal amount of the Swing Line Loans until the Swing Line Loans have been repaid in full; third, to repay the outstanding principal balance of the applicable Revolving Loans until such Revolving Loans shall have been repaid in full (other than Contingent Obligations); fourth, to cash collateralize outstanding Letters of Credit in the manner set forth in Section 8.2; and then to any other Obligation owing by such Borrower then due and payable. If (i) following such application, (ii) outside of a Liquidity Event Period or (iii) after all Letters of Credit shall have expired or been fully drawn and all Revolving Commitments shall have been terminated, there are no Loans outstanding and no other Obligations that are then due and payable (and, during a Liquidity Event Period, cash collateral has been provided in an amount equal to 103% of the Letter of Credit Obligations in the manner required in Section 8.2), then the Administrative Agent shall cause any remaining funds in the Cash Collateral Accounts to be paid at the written direction of the applicable Borrower (or, in the absence of such direction, to the applicable Borrower or another Person lawfully entitled thereto).

(c) The Parent Borrower shall, within ten (10) Business Days after the consummation of any Specified Disposition (solely to the extent constituting a Material Disposition), deliver an irrevocable notice to the Administrative Agent pursuant to Section 2.12(a) to reduce the aggregate Revolving Commitments under this Agreement by an amount equal to the greater of (i) 15.0% of the aggregate Revolving Commitments then in effect and (ii) the Borrowing Base attributable to the assets subject to such Specified Disposition (as determined by the Parent Borrower in good faith).

2.14 Application of Prepayments.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.11 shall be applied as specified by the applicable Borrower in the applicable notice of prepayment; provided, in the event such Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first, to repay the applicable outstanding Swing Line Loans of such Borrower to the full extent thereof; and second, to repay the applicable outstanding Revolving Loans of such Borrower to the full extent thereof.

(b) Application of Prepayments of Loans to ABR Loans and Term SOFR Loans. Any prepayment by a Borrower of Loans denominated in Dollars shall be applied first to ABR Loans of such Borrower to the full extent thereof before application to Term SOFR Loans of such Borrower, in each case in a manner which minimizes the amount of any payments required to be made by the Parent Borrower pursuant to Section 2.17(g).

2.15 General Provisions Regarding Payments.

(a) All payments by a Borrower of principal, interest, fees and other Obligations shall be made in the currency in which the obligation being paid is denominated in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (Local Time) on the date due at the Principal Office designated by the Administrative Agent for the account of the Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by such Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing (the “Lending Office”), such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) [reserved].

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) The Administrative Agent shall deem any payment by or on behalf of a Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (Local Time) to be a non‑conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt written notice to such Borrower and each Lender if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a), subject to any applicable grace or cure periods therein. Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full (other than Contingent Obligations).

(g) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (h) below (or required to be applied in accordance with Section 2.14(a)), all payments and any other amounts received by the Administrative Agent from or for the benefit of each Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Revolving Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or such Borrower; second, to pay all other Obligations then due and payable; and third, as such Borrower so designates. Payments in respect of Swing Line Loans received by the Administrative Agent shall be distributed to the applicable Swing Line Lender; payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Pro Rata Share; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuing Banks as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Pro Rata Shares.

(h) Each Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, subject to the Intercreditor Agreement, notwithstanding the provisions of Section 2.14(a) and clause (g) above, if an Event of Default shall have occurred and not otherwise been waived, the Administrative Agent may, and, upon either (A) the written direction of the Required Lenders or (B) the acceleration of the applicable Obligations pursuant to Section 8.1, shall, deliver a Blockage Notice to each Deposit Account Bank for each Approved Deposit Account and apply all payments in respect of any applicable Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the following order:

(i) first, to pay ratably interest on and then principal of any portion of the applicable Revolving Loans (other than Protective Advances) that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the applicable Borrower;

(ii) second, to pay ratably applicable Obligations in respect of any fees, expense reimbursements or indemnities and Facility Cash Management Obligations then due to any Agent;

(iii) third, to pay ratably applicable Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuing Banks;

(iv) fourth, to pay ratably applicable Obligations in respect of any fees then due to the Lenders and the Issuing Banks;

(v) fifth, to pay ratably interest then due and payable in respect of the applicable Protective Advances;

(vi) sixth, to pay ratably the principal of the Protective Advances;

(vii) seventh, to pay ratably interest then due and payable in respect of the applicable Loans (other than the Protective Advances) and Reimbursement Obligations;

(viii) eighth, to pay or prepay ratably principal amounts on the applicable Loans (other than the Protective Advances) and Reimbursement Obligations and to provide cash collateral for applicable outstanding Letter of Credit Undrawn Amounts in the manner described in Section 8.2, ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts;

(ix) ninth, to pay ratably amounts due and owing in respect of applicable Secured Cash Management Agreements with respect to which proceeds of Collateral have not been applied in accordance with clause (ii) above and to pay amounts owing in respect of Secured Hedge Agreements, ratably to the obligations owing with respect to such Secured Cash Management Agreements and such amounts owing in respect of such Secured Hedge Agreements; and

(x) tenth, pay ratably all other applicable Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) above, the available funds being applied with respect to any such Obligation in such clause (unless otherwise specified in such clause) shall be allocated to the payment of such Obligation within such clause ratably, based on the proportion of the applicable Agent’s and each Lender’s or Issuing Bank’s interest in the aggregate outstanding Obligations described in such clauses; provided, however, that payments that would otherwise be allocated to the Lenders shall be allocated first to repay Swing Line Loans until such Swing Line Loans are paid in full and then to repay the Revolving Loans.

2.16 Ratable Sharing. Other than as set forth in Sections 2.21, 2.23(d) and 2.25 hereof, subject to the Intercreditor Agreement, the Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of setoff or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of: Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (other than payments or reductions received by way of an assignment or participation effected pursuant to Section 10.6) (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the applicable Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. For purposes of clause (c) of the definition of “Excluded Taxes,” a Lender that acquires a participation pursuant to this Section 2.16 shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Revolving Commitment(s) or Loan(s) (as applicable) to which such participation relates.

Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by such Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.17 Benchmark Replacement Setting.

(a) Benchmark Replacement

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of any Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) No Swap Contract shall constitute a “Loan Document” for purposes of this Section 2.17.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Parent Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.17(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(i) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period with respect to the applicable Benchmark and, failing that, in the case of any request for any affected Term SOFR Borrowing, if applicable, the applicable Borrower will be deemed to have converted any such request into a request for an ABR Borrowing or conversion to ABR Loans in the amount specified therein, and (ii) any outstanding affected Term SOFR Loans, if applicable, will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.18. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

(e) [Reserved]

(f) [Reserved]

(g) Compensation for Breakage or Non‑Commencement of Interest Periods. The Borrowers shall compensate each applicable Lender, within 30 days of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts, and which shall be presumptively correct absent manifest error), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Term SOFR Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re‑employment of such funds but excluding loss of anticipated profits) which such Lender actually sustains:

(i) if for any reason (other than a default by such Lender) a borrowing of any Term SOFR Loan does not occur on a date specified therefor in a Funding Notice, or a conversion to or continuation of any Term SOFR Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Term SOFR Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Term SOFR Loans is not made on any date specified in a notice of prepayment given by the Parent Borrower.

(ii) Each Lender (which term, for the avoidance of doubt, shall include each Swing Line Lender and each Issuing Bank for purposes of this clause (ii)) may from time to time, consistent with the internal policies of such Lender and its Affiliates and any applicable legal or regulatory restrictions, make, carry or transfer Loans or Letters of Credit to any Borrower at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.18 Increased Costs; Capital Adequacy.

(a) Compensation for Increased Costs and Taxes. In the event that any Lender (which term, for the avoidance of doubt, shall include each Swing Line Lender and each Issuing Bank for purposes of this Section 2.18(a)) shall reasonably determine (which determination shall be presumptively correct absent manifest error) that any law, treaty or governmental rule, regulation, order or Governmental Authorization, or any change after the Closing Date therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation, order or Governmental Authorization), or any determination of a court or Governmental Authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi‑governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any Tax or changes the basis of taxation of payments to such Lender in respect thereof (other than any Excluded Tax, Non-Excluded Taxes or Other Taxes) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance, liquidity requirement or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the applicable Borrower shall within 30 days after receipt of the statement referred to in the next sentence, pay to such Lender such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the applicable Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be presumptively correct absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include any Issuing Bank for purposes of this Section 2.18(b)) shall have reasonably determined that the adoption, effectiveness, phase‑in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy and liquidity), then from time to time, within 30 days after receipt by the applicable Borrower from such Lender of the statement referred to in the next sentence, such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction (other than with respect to any Tax matters). Such Lender shall deliver to the applicable Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be presumptively correct absent manifest error.

(c) For purposes of this Section 2.18, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued.

2.19 Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by any Loan Party hereunder or under any other Loan Document to any Lender or Agent shall (except to the extent required by Law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.

(b) Withholding of Taxes. If any Loan Party or any other applicable withholding agent is required by Law (as determined in the good faith discretion of an applicable withholding agent) to make any deduction or withholding on account of any Tax from any sum paid or payable by any Loan Party to any Lender or Agent under any of the Loan Documents: (i) the applicable Loan Party or other applicable withholding agent shall make such deduction or withholding and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable); (ii) if the relevant Tax is a Non-Excluded Tax or Other Tax, the sum payable to such Lender or Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding (including any deductions or withholdings attributable to any payments required to be made under this Section 2.19), the Lender (or, in the case of a payment received by an Agent for its own account, such Agent), receives a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iii) as soon as practicable after any payment of such Tax by a Loan Party to a Governmental Authority pursuant to this Section, the Loan Party making such payments shall deliver to the Applicable Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Applicable Agent.

(c) Status of Lender. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(c)(1), (c)(2) and (c)(3)) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 2.19(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its legal ineligibility to do so.

Without limiting the foregoing:

(1) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(2) Each Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable, claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor form),

(C) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit D (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable,

(D) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor form) of the Non-U.S. Lender, accompanied by a Form W-8ECI, W-8BEN, or W-8BEN-E, a United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or, in each case, any successor form) from each beneficial owner that would be required under this Section 2.19(c) if such beneficial owner were a Lender, as applicable (provided that, if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more of the Non-U.S. Lender’s direct or indirect owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such direct or indirect owners), or

(E) two properly completed and duly signed copies of any other form upon the reasonable request of the Borrower or the Administrative Agent or as prescribed by applicable U.S. federal income tax Laws (including, for the avoidance of doubt, Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(3) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of those Sections (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.19(c)(3), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(4) Notwithstanding any other provision of this Section 2.19(c), a Lender shall not be required to deliver any documentation pursuant to Section 2.19(e)(2) and (3) that such Lender is not legally eligible to deliver.

(5) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.19(c).

(d) On or before the Closing Date (and on or before the date any successor or replacement Administrative Agent becomes the Administrative Agent hereunder), to the extent copies thereof have not previously been so delivered, the Administrative Agent shall deliver to the Borrower two properly completed and duly executed copies of either (i) IRS Form W-9 (or any successor form) certifying that it is exempt from U.S. federal backup withholding tax or (ii) IRS Form W-8ECI (or any successor form) with respect to payments to be received under the Loan Documents for its own account and IRS Form W-8IMY (or any successor form) assuming primary responsibility for withholding under Chapters 3 and 4 of the Code with respect to payments to be received under the Loan Documents for the account of Lenders. The Administrative Agent agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 2.19(d), the Administrative Agent shall not be required to deliver any documentation that the Administrative Agent is not legally eligible to deliver as a result of a change in Law after the date hereof.

(e) In addition to the payments by a Loan Party required by Section 2.19(b), the Borrower shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(f) The Borrowers shall indemnify a Lender or the Administrative Agent (each a “Tax Indemnitee”), within ten (10) days after written demand therefor, for the full amount of any Non-Excluded Taxes, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(g) If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Non-Excluded Taxes or Other Taxes in respect of which it has received additional payments under this Section 2.19, then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund (but not in excess of the additional amounts received by such Tax Indemnitee in respect of such Taxes), net of all reasonable out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax

Indemnitee if the Tax Indemnitee is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h) In the event that a Loan Party makes an indemnification payment to a Tax Indemnitee with respect to Non-Excluded Taxes or Other Taxes pursuant to subsection (f) of this Section 2.19 or a Loan Party is required to repay to a Tax Indemnitee an amount in respect of a refund of any Non-Excluded Taxes or Other Taxes previously paid over to such Loan Party pursuant to subsection (g) of this Section 2.19, such Tax Indemnitee shall reasonably cooperate with all reasonable requests of such Loan Party, at the sole expense of such Loan Party, if (i) in the reasonable judgment of the Tax Indemnitee such cooperation shall not subject such Tax Indemnitee, as the case may be, to any unreimbursed third party cost or expense or otherwise be materially disadvantageous to such Tax Indemnitee and (ii) based on advice of such Loan Party’s independent accountants or external legal counsel, there is a reasonable basis for such Loan Party to contest with the applicable Governmental Authority the imposition of such Non-Excluded Taxes or Other Taxes or the repayment of such refund. Any resulting refund shall be governed by Section 2.19(g). This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(i) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.19 and the defined terms as used in this Section 2.19, include each Swing Line Lender and each Issuing Bank.

2.20 Obligation to Mitigate. Each Lender (which term, for the avoidance of doubt, shall include each Swing Line Lender and each Issuing Bank for purposes of this Section 2.20) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive additional amounts under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (x) make, issue, fund or maintain its Credit Extensions through another office of such Lender, or (y) take such other measures as such Lender may deem reasonable, if as a result thereof, the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 or take such other measures unless the applicable Borrower agrees to pay all incremental expenses incurred by such Lender as a result of taking such measures as described above. A certificate as to the amount of any such expenses payable by the applicable Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to such Borrower (with a copy to the Applicable Agent) shall be presumptively correct absent manifest error.

2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.10(a)(i);

(b) the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.5); provided that (i) such Defaulting Lender’s Revolving Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or disbursements under Letters of Credit may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

(c) if any Swing Line Loan is outstanding or Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of such Defaulting Lender’s Pro Rata Share of any participations in any Letter of Credit Obligations and in any outstanding Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Pro Rata Share of any participations in any Letter of Credit Obligations and in any outstanding Swing Line Loans does not exceed the total of all Non-Defaulting Lenders’ Revolving Commitments and to the extent that any Non-Defaulting Lender’s Revolving Credit Exposure plus its allocated Pro Rata Share of such Defaulting Lender’s participation in any Letter of Credit Obligations and outstanding Swing Line Loans does not exceed such Non-Defaulting Lender’s Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Parent Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such unreallocated portion of the outstanding Swing Line Loans and (y) second, cash collateralize for the benefit of the applicable Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.13(a) for so long as such Letter of Credit Obligations are outstanding or (z) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Banks and the Swing Line Lenders, as the case may be, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender; provided that (A) to the extent that cash collateral has previously been provided pursuant to this clause (ii) and, a result of a repayment of Revolving Loans or otherwise, further reallocation of amounts among the Lenders in accordance with clause (i) above may be made, then, solely to the extent of the amounts so reallocated, the cash collateral requirement pursuant to this clause (ii) will terminate and each applicable Issuing bank and the Swing Line Lender will cause any cash collateral posted with respect to their respective Letter of Credit Obligations or Swing Line Loans, as the case may be, to be returned to the applicable Borrower subject to any terms relating to such cash collateral and (B) neither such reallocation nor any payment pursuant hereto will constitute a waiver or release of any claim any Borrower, the Administrative Agent, any Issuing Bank, the Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(iii) if the Parent Borrower cash collateralizes any portion of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations pursuant to clause (ii) above, the Parent Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(a)(ii) with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations during the period such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations is cash collateralized;

(iv) if a reallocation of the Letter of Credit Obligations among the Non-Defaulting Lender’s is effected pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.10(a)(i) and Section 2.10(a)(ii) shall be adjusted in accordance with such Non-Defaulting Lenders’ Pro Rata Shares after giving effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Borrower, any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.10(a)(ii) with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations shall be payable to the applicable Issuing Bank until and to the extent that such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations is reallocated and/or cash collateralized; and

(d) notwithstanding anything to the contrary set forth herein, so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the related Letter of Credit Exposure and the Defaulting Lender’s then outstanding Pro Rata Share of the Letter of Credit Obligations will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Parent Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

(e) In the event that the Administrative Agent, the Borrowers, each applicable Issuing Bank and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Pro Rata Shares of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

2.22 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased‑Cost Lender”) shall give notice to the applicable Borrower that such Lender is entitled to receive payments under Section 2.17 (other than clause (d) thereof), 2.18 or 2.19, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect or such Lender shall not have withdrawn such notice, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the applicable Borrower’s request for such withdrawal; or (b) (i) any Lender shall become and remain a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the applicable Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non‑Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased‑Cost Lender, Defaulting Lender, Non‑Consenting Lender (each, a “Terminated Lender”), the applicable Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.6 and each Replacement Lender (or failing which, the Borrowers) shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to such Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, the applicable Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17(g), 2.18 or 2.19, or otherwise as if it were a prepayment; (3) to the extent an assignment to such Replacement Lender would require the consent of the Administrative Agent under Section 10.6, such Replacement Lender shall be reasonably acceptable to the Administrative Agent; and (4) in the event such Terminated Lender is a Non‑Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non‑Consenting Lender; provided, the applicable Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, such Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or shall provide cash collateral or backstop letters of credit acceptable to such Issuing Bank in an amount equal to 103% of the applicable Letter of Credit Obligations. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided any rights of such Terminated Lender to indemnification and to expense reimbursement hereunder shall survive as to such Terminated Lender. Each Lender agrees that, if it becomes a Terminated Lender and its rights and claims are assigned hereunder to a Replacement Lender pursuant to this Section 2.22, it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment, together with any Revolving Loan Note (if such Loans are evidenced by a Revolving Loan Note) evidencing the Loans subject to such Assignment Agreement; provided, however, that the failure of any Terminated Lender to execute an Assignment Agreement shall not render such assignment invalid.

2.23 Incremental Facilities.

(a) Parent Borrower may by written notice to the Agents elect to request, prior to the Revolving Commitment Termination Date, (x) an increase to the applicable existing Revolving Commitments (any such increase, the “New Revolving Commitments” and the loans made pursuant thereto, the “New Revolving Loans”), by an amount (such amount not to be less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent) and integral multiples of $1,000,000 in excess of that amount) not in excess of the sum of (i) $150,000,000 minus the aggregate principal amount of any other Revolving Loans incurred pursuant to clause (y) below and (ii) the aggregate principal amount of all previous or concurrent terminations of Revolving Commitments pursuant to Section 2.12, in each case not funded with the proceeds of any long-term Indebtedness or (y) commitments in respect of a Last-Out Facility (such commitments, “Last-Out Facility Commitments” and together with the New Revolving Commitments, “Incremental Revolving Commitments”) to make revolving loans with pricing terms, final maturity date, payment priorities and Borrowing Base mechanics (as set forth in clause (5) below) and/or upfront or similar fees different from the Revolving Loans (“Last-Out Incremental Revolving Loans”, and together with the New Revolving Loans, the “Incremental Revolving Loans”). Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the applicable Borrower proposes that the Incremental Revolving Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Agents; and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Lender”) to whom the applicable Borrower proposes any portion of such Incremental Revolving Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the Incremental Revolving Commitments may elect or decline, in its sole discretion, to provide an Incremental Revolving Commitment; provided further that, if applicable, such New Lender shall be subject to the same consents as would apply to an assignment to such New Lender pursuant to Section 10.6. Such Incremental Revolving Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Revolving Commitments (except in connection with any acquisition or similar Investment permitted hereunder, where no Event of Default under Sections 8.1(a), (f) or (g) shall be the standard); (2) the terms of the Incremental Revolving Commitments (including the Applicable Margin) shall be documented solely as an increase to the Revolving Commitments, with identical terms; (3) the Incremental Revolving Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the applicable Borrower and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section

2.19(c); (4) the applicable Borrower shall make any payments required pursuant to Section 2.17(g) in connection with the Incremental Revolving Commitments; (5) with respect to any Last-Out Incremental Revolving Loans, (i) such Last-Out Incremental Revolving Loans shall be secured by a pari passu lien on the Collateral with the Revolving Loans, but shall be junior in right of payment to all Revolving Loans, (ii) such Last-Out Incremental Revolving Loans will be incurred on a “first in, last out” basis vis-à-vis the Revolving Loans, and the borrowing mechanics and voluntary and mandatory prepayment and commitment reduction provisions herein may be modified to reflect such “first in, last out” basis, (iii) the Borrowing Base with respect to such Last-Out Incremental Revolving Loans shall be the same Borrowing Base that is applicable to the Revolving Loans, except such Borrowing Base with respect to such Last-Out Incremental Revolving Loans may have a greater advance rate (which shall not in the aggregate with all other Revolving Credit Facilities (including Incremental Revolving Commitments) then outstanding exceed 100%) with respect to the Eligible Receivables and Eligible Inventory than the advance rates applicable to the Revolving Loans (the provisions with respect to Last-Out Incremental Revolving Loans contemplated by subclauses (i), (ii) and (iii) of this clause (5), the “Last-Out Borrowing Base Mechanics”) and, (iv) the Last-Out Incremental Revolving Loans shall have the same guarantees as the Revolving Loans, (v) the final maturity date of any Last-Out Incremental Revolving Loans shall be no earlier than the Maturity Date of the Revolving Loans (iv) the other terms of such Last-Out Incremental Revolving Loans shall, other than with respect to advance rates, pricing, interest rate margins, rate floors, fees and subordination in the “default waterfall”, be (x) the same as the Revolving Loans or (y) reasonably satisfactory to the Administrative Agent; and (6) the applicable Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(b) On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders shall assign to each of the New Lenders, and each of the New Lenders shall purchase from each of the Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Lenders and New Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitment, (ii) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each New Revolving Loan shall be deemed, for all purposes, a Revolving Loan and (iii) each New Lender shall become a Lender with respect to the New Revolving Commitment and all matters relating thereto.

(c) The Administrative Agent shall notify Lenders promptly upon receipt of the applicable Borrower’s notice of each Increased Amount Date and in respect thereof the New Revolving Commitments and the New Lenders and the respective interests in such Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section. For the avoidance of doubt, this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent, the Parent Borrower and the applicable New Lenders (and without the consent of any other Lenders) in order to effect the provisions of Sections 2.23(a), (b) and/or (c) above.

(d) At any time on or prior to the Revolving Commitment Termination Date, the Parent Borrower may request an extension of the Revolving Commitments (a “Proposed Extension”) by notice to the Administrative Agent, the Lenders, the Issuing Banks and the Swing Line Lenders. Each such notice shall specify the proposed extended revolving commitment termination date (the “Extended Termination Date”) and any other terms or conditions with respect to the Proposed Extension. Neither the Administrative Agent nor any Lender, Issuing Bank or Swing Line Lender shall be obligated in any capacity to provide any such extension of its Revolving Commitments pursuant to any Proposed Extension or enter into any negotiations with respect to any Proposed Extension. Each Lender, Issuing Bank and Swing Line Lender, as applicable, choosing to extend its Revolving Commitment pursuant to a Proposed Extension (each, an “Extending Lender”) and the applicable Borrowers may prepare appropriate documentation necessary to reflect the terms and conditions of the Proposed Extension; provided that (i)

no amendments or modifications to any Loan Documents will be permitted prior to the Revolving Commitment Termination Date unless the Administrative Agent, in its sole discretion, consents to any such amendments or modifications (subject in each case to the requirements of Section 10.5); (ii) amendments or modifications to any Loan Document shall be permitted with the consent of the Administrative Agent and the Extending Lenders (but solely to the extent such amendments and modifications apply only following the Revolving Commitment Termination Date); and (iii) unless the Administrative Agent has agreed in its sole discretion to act as the Administrative Agent for the Extending Lenders following the Revolving Commitment Termination Date, a successor Administrative Agent shall have been appointed by the Extending Lenders to act as administrative agent commencing on the Revolving Commitment Termination Date.

2.24 Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized (but shall have no obligation to) by the Borrowers and the Lenders, from time to time following the occurrence and during the continuance of a Default or Event of Default, in the Administrative Agent’s Permitted Discretion, to make (i) Loans to the Parent Borrower on behalf of the Lenders (each such Loan, a “Protective Advance”), which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by any of the Borrowers to the Agents and the Lenders pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.2) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that (x) no Protective Advance may remain outstanding for more than 30 days; (y) the aggregate amount of Protective Advances outstanding at any time shall not exceed the Dollar Equivalent of $40,000,000; and (z) no Protective Advance shall be made that would result in the Revolving Credit Exposure of any Lender with respect to a Revolving Loan exceeding such Lender’s Revolving Commitment with respect to such Revolving Loan; provided further that no Protective Advance shall result in a Default due to the Borrowers’ failure to comply with Section 2.1 for so long as such Protective Advance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Protective Advance. Protective Advances may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks) in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability, as the case may be, and the conditions precedent set forth in Section 3.2 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan, in the currency in which the applicable Protective Advance was denominated, to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund, in the currency in which the applicable Protective Advance was denominated, their risk participations described in Section 2.24(b). It is agreed that the Administrative Agent shall endeavor, but without any obligation, to notify the Parent Borrower promptly after the making of any Protective Advance.

(b) Upon the making of a Protective Advance by the Administrative Agent in accordance with the terms hereof, each Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance, in proportion to its Pro Rata Share. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

2.25 Specified Refinancing Revolving Loans.

(a) The Parent Borrower may, from time to time after the Closing Date, add one or more new revolving credit facilities hereunder (“Specified Refinancing Revolving Loans”; and the commitments in respect of such new revolving loan facilities, the “Specified Refinancing Revolving Commitment”) pursuant to procedures reasonably specified by any Person appointed by the Parent Borrower, as agent under such Specified Refinancing Revolving Loans (such Person (who may be the Administrative Agent, if it so agrees), the “Specified Refinancing Agent”) and reasonably acceptable to the Parent Borrower, to refinance (including by extending the maturity) (i) all or any portion of any Revolving Commitments then outstanding under this Agreement or (ii) all or any portion of any Incremental Revolving Commitments incurred under Section 2.23, in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Revolving Loans: (i) will rank pari passu or junior in right of payment as the other Revolving Loans and Revolving Commitments hereunder; (ii) will not have obligors other than the Loan Parties or entities who shall have become Loan Parties (it being understood that the roles of such obligors as a Borrower or a Guarantor with respect to such obligations may be interchanged); (iii) will be secured by the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations or on a “junior” basis to the Liens securing the Obligations (in each case pursuant to intercreditor arrangements reasonably satisfactory to the Specified Refinancing Agent and, if the Specified Refinancing Agent is not the Administrative Agent, the Administrative Agent); (iv) will have such pricing and optional prepayment terms as may be agreed by the Parent Borrower and the applicable Lenders thereof; (v) will have a maturity date that is not, nor require commitment reductions or amortization, prior to the date that is the scheduled maturity date of the Revolving Commitments or Incremental Revolving Commitments being refinanced; (vi) each Borrowing (including any deemed Borrowings made pursuant to Sections 2.2, 2.3 and 2.24) and participations in Letters of Credit and Protective Advances and payment shall be allocated pro rata among the Revolving Commitments, any Incremental Revolving Commitments and any Specified Refinancing Revolving Commitment (other than of any Specified Refinancing Revolving Commitment in the form of a Last-Out Facility (as defined herein, as if the reference therein to Incremental Revolving Loans referred to Specified Refinancing Revolving Loans)); (vii) subject to clauses (iv) and (v) above, will have terms and conditions (other than pricing and optional prepayment and redemption terms) substantially identical to, or (when taken as a whole) less favorable to the lenders providing such Specified Refinancing Revolving Commitments, than those applicable the Revolving Commitments or Incremental Revolving Commitments being refinanced (as determined by the Parent Borrower in good faith) (provided that, at Borrower’s option, delivery of a certificate of a Responsible Officer of the Parent Borrower to the Specified Refinancing Agent in good faith at least three Business Days (or such shorter period as may be agreed by the Specified Refinancing Agent) prior to the incurrence of such Specified Refinancing Revolving Loans, together with a reasonably detailed description of the material terms and conditions of such Specified Refinancing Revolving Loans or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the requirements set forth in this clause (a), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Specified Refinancing Agent provides notice to the Parent Borrower of its objection during such three Business Day period (including a reasonable description of the basis upon which it objects)); and (viii) substantially concurrently with the establishment of such Specified Refinancing Revolving Commitments, any outstanding Loans pursuant to the Revolving Commitments or Incremental Revolving Commitments being refinanced shall be repaid ratably and all commitments in respect thereof shall be permanently reduced by the amount of such Specified Refinancing Revolving Commitment. Notwithstanding the forgoing, any Specified Refinancing Revolving Loans (x) may provide for any additional or different financial or other covenants or other provisions that (1) are agreed among the Parent Borrower and the Lenders thereof and applicable only during periods after the then Latest Maturity Date in effect or (2) are, in consultation with the Administrative Agent, incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment requirements and (y) shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (plus an amount equal to accrued interest, fees, discounts, premiums and expenses). Any Lender approached to provide all or a portion of any Specified

Refinancing Revolving Loans may elect or decline, in its sole discretion, to provide such Specified Refinancing Revolving Loans. To achieve the full amount of a requested issuance of Specified Refinancing Revolving Loans, the Parent Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Revolving Loans pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Specified Refinancing Agent and subject to the consent of the Issuing Banks. For the avoidance of doubt, any allocations of Specified Refinancing Revolving Loans shall be made at the Parent Borrower’s sole discretion, and the Parent Borrower will not be obligated to allocate any Specified Refinancing Revolving Loans to any Lender.

(b) The effectiveness of any Refinancing Amendment shall be subject to conditions as are mutually agreed with the participating Lenders providing such Specified Refinancing Revolving Loans and to the extent reasonably requested by the Specified Refinancing Agent, receipt by the Specified Refinancing Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements with respect to the Parent Borrower and the other Loan Parties, including any supplements or amendments to the Collateral Documents providing for such Specified Refinancing Revolving Loans to be secured thereby, consistent with those delivered on the Closing Date under Section 3.1 or delivered from time to time pursuant to Section 5.11, 5.13 and/or Section 5.14 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion). The Lenders hereby authorize the Specified Refinancing Agent to enter into amendments to this Agreement and the other Loan Documents with the Parent Borrower as may be necessary in order to establish new tranches of Specified Refinancing Revolving Loans and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Specified Refinancing Agent and the Parent Borrower in connection with the establishment of such new tranches, in each case on terms consistent with and/or to effect the provisions of this Section 2.25.

(c) Each class of Specified Refinancing Revolving Loans incurred under this Section 2.25 shall be in an aggregate principal amount that is (x) not less $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d) The Specified Refinancing Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Revolving Loans incurred pursuant thereto (including the addition of such Specified Refinancing Revolving Loans as separate “Facilities” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Parent Borrower, the Specified Refinancing Agent and the Lenders providing such Specified Refinancing Revolving Loans, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Specified Refinancing Agent and the Parent Borrower, to effect the provisions of or consistent with this Section 2.25. If the Specified Refinancing Agent is not the Administrative Agent, the actions authorized to be taken by the Specified Refinancing Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.25 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

Section 3. CONDITIONS PRECEDENT

3.1 Closing Date. The effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions on or before the Closing Date, in each case subject in all respects to Section 5.20:

(a) The Administrative Agent shall have received all of the following, each of which shall be originals or facsimiles or “pdf” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), each in form and substance satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to Holdings and the Borrowers, giving effect to the Transactions):

(i) executed counterparts of (A) this Agreement from Holdings, each Borrower, the Lenders, the Issuing Banks and the Agent, (B) the Holdings Guaranty from Holdings and the Agent, (C) the Subsidiary Guaranty from the Subsidiary Guarantors and the Agent, and (D) the Intercompany Subordination Agreement from each Borrower, each Guarantor and the Agent;

(ii) the Security Agreement, duly executed by the Loan Parties and the Agent, together with (1) evidence that certificates, if any, representing the Pledged Equity Interests accompanied by undated stock powers executed in blank (or stock transfer forms, as applicable) and instruments evidencing the Pledged Debt indorsed in blank (or instrument of transfer, as applicable) shall have been delivered to the Agent and (2) copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all United States jurisdictions that the Collateral Agent may deem reasonably necessary in order to perfect and protect the Liens on assets of each such Loan Party created under the Security Agreement, covering the Collateral described in the Security Agreement;

(iii) an Intellectual Property Security Agreement, duly executed by the Agent and each Loan Party that owns intellectual property that is required to be pledged in accordance with the Security Agreement;

(iv) a Note executed by each Borrower in favor of each Lender requesting a Note reasonably in advance of the Closing Date;

(v) a Perfection Certificate, duly executed by each Loan Party;

(vi) [reserved];

(vii) all other documents and instruments required to create and perfect the Collateral Agent’s security interest in the Collateral shall have been executed by Holdings and the other Loan Parties and delivered and, if applicable, shall be in proper form for filing;

(viii) [reserved];

(ix) a Solvency Certificate;

(x) such documents and certifications (including Organization Documents and, if applicable, good standing certificates) as the Administrative Agent may reasonably require, to evidence (A) the identity, authority and capacity of each Responsible Officer of the Loan Parties acting as such in connection with this Agreement and the other Loan Documents and (B) that Holdings, the Borrowers and each Subsidiary Guarantor is duly organized or formed, and that each of them is validly existing and, to the extent applicable, in good standing, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; and

(xi) (A) an opinion of Latham & Watkins LLP, special New York counsel to Holdings, the Borrowers and the Subsidiary Guarantors, addressed to each Secured Party and (B) opinions of local counsel for Holdings, the Borrowers and the Subsidiary Guarantors listed on Schedule I hereto, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(b) All fees required to be paid on the Closing Date pursuant to this Agreement and the Fee Letter and reasonable, documented out-of-pocket expenses required to be paid on the Closing Date pursuant to this Agreement and any Fee Letter, to the extent invoiced at least five Business Days prior to the Closing Date (or such later date as the Parent Borrower may reasonably agree) shall have been paid (which amounts may be offset against the proceeds of any Loans hereunder).

(c) The Lenders shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about Holdings, the Borrowers and each Subsidiary Guarantor as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, including, to the extent a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(d) The Administrative Agent shall have received a draft Borrowing Base Certificate, calculated as of January 31, 2026, which meets the requirements of Section 5.1(m)(i).

(e) The Administrative Agent shall have received copies of the Maquiladora Agreement and the Mexican Lease Agreements.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

3.2 Conditions Precedent to Each Credit Extension On and After the Closing Date. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(a) the Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(b) after making the Credit Extensions requested on such Credit Date, the Revolving Credit Outstandings shall not exceed the Maximum Credit then in effect;

(c) as of such Credit Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(d) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default;

(e) on or before the date of issuance of any Letter of Credit, the Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the applicable Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit; and

(f) to the extent that, prior to giving effect to such Loan or Letter of Credit, Revolving Credit Outstandings are equal to or less than 15% of the Borrowing Base and such Loan or Letter of Credit would result in Revolving Credit Outstandings exceeding 15% of the Borrowing Base, the Parent Borrower shall deliver a Borrowing Base Certificate (in accordance with the requirements set forth in Section 5.1(m)(i)(A)) as of the most recently ended fiscal month for which a Borrowing Base Certificate would have otherwise been required in accordance with clause (i) of the definition of “Borrowing Base Reporting Date”.

Section 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, each of Holdings and the Parent Borrower represents and warrants to each Lender and each Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized, established, incorporated or formed, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the Laws of the jurisdiction of its incorporation, establishment or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, in each case, to which it is a party, (c) is duly qualified and (to the extent applicable in the relevant jurisdictions) is in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Parent Borrower), (b)(i) (other than with respect to the Parent Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document, to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 6.1), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; in each case, except with respect to any violation, breach or contravention or payment (but not creation of Liens), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

4.3 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) as required or permitted by the terms thereof, except for (x)

filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties or any Restricted Subsidiary in favor of the Secured Parties including, but not limited to, UCC financing statements, filings in the United States Patent and Trademark Office and the United States Copyright Office (y) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

4.4 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, examinorship, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

4.5 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the entities to which they relate as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Unaudited Financial Statements and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarters and pro forma periods (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its Restricted Subsidiaries, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since December 31, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Parent Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.7 Use of Proceeds. The Borrowers will only use the proceeds of the Revolving Loans (x) on the Closing Date, to finance the Transactions (other than the payment of the Special Dividend) and pay Transaction Costs (including paying any fees, commissions and expenses associated therewith) and (y) after the Closing Date, for working capital and general corporate purposes of Parent Borrower and its Restricted Subsidiaries, including capital expenditures, Restricted Payments and Investments permitted hereunder (but not for payment of any portion of the Special Dividend).

4.8 Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good record and indefeasible title in fee simple (or local law equivalent) to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 6.1, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

4.9 Environmental Compliance. Except as disclosed in Schedule 4.9:

(a) There are no Environmental Claims pending or, to the Knowledge of the Borrowers, threatened against Holdings, the Parent Borrower or any of its Restricted Subsidiaries, and their respective businesses, operations and properties are in compliance with applicable Environmental Laws; in each case, except as could not, or where such failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or, to the Knowledge of the Borrowers, formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries is listed or, to the knowledge of the Borrowers, proposed for listing on the NPL or on the Superfund Enterprise Management System or any analogous foreign, state or local list; (ii) there is no asbestos or asbestos-containing material on or at any property currently, or to the knowledge of the Loan parties, formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, pursuant to Environmental Law; and (iii) there have been no Releases of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries.

(c) The properties currently owned or operated by any Loan Party or any of its Restricted Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require response or other corrective action under, or (iii) could be reasonably expected to give rise to liability under, Environmental Laws, which violations, response or other corrective actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) None of Holdings, the Parent Borrower or any of its Restricted Subsidiaries is undertaking, either individually or together with other parties, any investigation, response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for such investigation, response or other corrective action that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled, or stored at, or transported or arranged for transport to or from, any property or facility currently or, to the Knowledge of the Borrowers, formerly owned or operated by Holdings, the Parent Borrower or any of its Restricted Subsidiaries have been disposed of in a manner that would not reasonably be expected to give rise to liability under, Environmental Law, which liabilities could reasonably be expected to result in a Material Adverse Effect.

4.10 Taxes. Holdings, the Parent Borrower and its Restricted Subsidiaries have filed all federal, state, local, foreign and other tax returns and reports required to be filed, and have paid all federal, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except those (a) which are being contested in good faith by appropriate proceedings diligently conducted that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment, deficiency or other claim against Holdings, the Parent Borrower or any of its Restricted Subsidiaries except (i) those being actively contested by Holdings, the Parent Borrower or such Restricted Subsidiary, as applicable, in good faith and by appropriate proceedings diligently conducted that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.11 ERISA Compliance.

(a) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws, and (ii) each Plan that is intended to be qualified under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS with respect thereto, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA) and no violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred and no Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) no Pension Plan has any Unfunded Pension Liability as of the Pension Plan’s most recent valuation date; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) neither the Parent Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof, nor by PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except with respect to each of the foregoing clauses of this Section 4.11(c), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) With respect to each scheme or arrangement related to retirement or pension obligations mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each retirement or pension plan maintained or contributed to by any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, except for any failure that could not reasonably be expected to have a Material Adverse Effect;

(ii) the Fair Market Value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles except for any underfunding that could not reasonably be expected to have a Material Adverse Effect; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as could not reasonably be expected to have a Material Adverse Effect.

4.12 Subsidiaries; Capital Stock. As of the Closing Date, each Loan Party has no Restricted Subsidiaries other than those specifically disclosed in Schedule 4.12, and all of the outstanding Capital Stock in such Subsidiaries that are owned by a Loan Party have been validly issued, are fully paid and non-assessable (to the extent such concepts are applicable in the relevant jurisdiction) and are owned free and clear of all Liens except Permitted Liens.

4.13 Margin Regulations; Investment Company Act.

(a) The Parent Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) None of the Parent Borrower, any Person Controlling the Parent Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” as defined in the Investment Company Act of 1940.

4.14 Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery, it being understood that such projections may vary from actual results and that such variances may be material. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is, to the knowledge of the Borrowers, true and correct in all respects.

4.15 Compliance with Laws. Each of the Loan Parties and its Restricted Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.16 Intellectual Property; Licenses, Etc. Each Loan Party owns, licenses or possesses the right to use all of the trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, as currently conducted, and such IP Rights do not conflict with the rights of any other Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 4.16 is a complete and accurate list of all material registered or applications to register IP Rights owned or exclusively licensed by each Loan Party as of the Closing Date. The conduct of the business of any Loan Party as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person except for such infringements and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Parent Borrower, threatened in writing which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.17 Solvency. On the Closing Date, after giving effect to the Transactions, the Parent Borrower and its Subsidiaries on a consolidated basis, are Solvent.

4.18 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

4.19 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans, other than those listed on Schedule 4.19, covering the employees of Holdings, the Parent Borrower or any of its Restricted Subsidiaries as of the Closing Date and, except as could not reasonably be expected to result in a Material Adverse Effect, neither the Parent Borrower nor any Restricted Subsidiary has suffered any strikes, walkouts or work stoppages.

4.20 Perfection, Etc.

(a) The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interest in, the Security Agreement Collateral and, (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 4.20 and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral to the extent perfection is required in accordance with the terms of the Security Agreement (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or possession or control by the secured party), in each case subject to (i) no Liens other than Liens permitted under the Loan Documents and (ii) the terms of the Intercreditor Agreement.

(b) The Liens created by each Intellectual Property Security Agreement constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in such of the intellectual property as consists of Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case to the extent perfection is required in accordance with the terms of the Security Agreement and in each case subject to no Liens other than Liens permitted under the Loan Documents.

(c) [Reserved].

(d) Each Collateral Document delivered pursuant to Section 3.1 or 5.11, as applicable, creates in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral described thereunder, and such Collateral Document constitutes fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (to the extent intended to be created thereby and required to be perfected under the Loan Documents), in each case subject to no Liens other than the Liens permitted under the Loan Documents.

4.21 PATRIOT Act. To the extent applicable, each of Holdings and its Restricted Subsidiaries and each Unrestricted Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

4.22 Anti-Corruption Laws and Sanctions. The Parent Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Borrower, its Subsidiaries and, to the knowledge of the Parent Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Parent Borrower, any agent of the Parent Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person, or engaged in any transactions or dealings with a Sanctioned Person or in a Sanctioned Country. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will (i) directly or indirectly fund, finance, or facilitate any activities, business or transaction of or with a Sanctioned Person, or in any Sanctioned Country, or (ii) be used in any other manner that would result in a violation of Anti-Corruption Laws or Sanctions.

4.23 Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criterion that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Receivable and the Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory.

4.24 Maquiladora Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the interests of the Lenders (in their capacities as such) taken as a whole, in each case, solely to the extent any Eligible Inventory located in Mexico is then currently included in the calculation of the Borrowing Base:

(a) The Maquiladora Agreement is in full force and effect and constitutes legal, valid and binding obligations to the parties thereof, enforceable against such parties in accordance with its terms.

(b) None of the Loan Parties, nor the Maquiladora has received any written notice of any pending or threatened proceedings that could reasonably be expected to (i) have an adverse effect on any material provision contained in the Maquiladora Agreement, or (ii) affect the enforceability, validity, and legality of the Maquiladora Agreement, or (iii) affect, restricts or have an adverse effect on the title and ownership of Arris Technology over the relevant inventory, raw materials, work-in-process and finished goods located within the Relevant Location.

(c) None of the Loan Parties, nor to the knowledge of the Loan Parties, the Maquiladora, is aware of any material facts or conditions that could reasonably be expected to cause or permit any of such licenses or permits to be voided, revoked or withdrawn.

(d) As of the Closing Date, Arris Technology is the sole legal and beneficial owner of the Collateral subject to the Maquiladora Agreement and located at, or related to, the Relevant Location thereunder.

4.25 Mexican Lease Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the interests of the Lenders (in their capacities as such) taken as a whole, in each case, solely to the extent any Eligible Inventory located in Mexico is then currently included in the calculation of the Borrowing Base:

(a) The Mexican Lease Agreement is in full force and effect and constitutes legal, valid and binding obligations to the parties thereof, enforceable against such parties in accordance with its terms.

(b) None of the Loan Parties, nor to the knowledge of the Loan Parties, the Maquiladora, has received any written notice of any pending or threatened proceedings that could reasonably be expected to (i) have an adverse effect on any material provision contained in the Mexican Lease Agreement, or (ii) affect the enforceability, validity, and legality of the Mexican Lease Agreement, or (iii) affect, restricts or have an adverse effect on the title and ownership of Arris Technology over the relevant inventory, raw materials, work-in-process and finished goods located within the Relevant Location.

(c) None of the Loan Parties, nor to the knowledge of the Loan Parties, the Maquiladora, is aware of any default under the Mexican Lease Agreement, that could impair, diminish, or otherwise adversely affect the value, enforceability, or priority of the Collateral Agent’s interest or any Collateral located at or related to the Relevant Location thereunder.

Section 5. AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Revolving Commitment is in effect and until payment in full of all Obligations under the Loan Documents (other than Contingent Obligations and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and cancellation, expiration, cash collateralization or backstop (on terms and conditions acceptable to the Administrative Agent) of all Letters of Credit, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Parent Borrower will deliver to the Administrative Agent (for further distribution to the Lenders):

(a) Annual Financial Statements. within ninety (90) days after the end of each fiscal year of the Parent Borrower, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, in each case with all consolidating information regarding Parent Borrower and its Restricted Subsidiaries required to reflect the adjustments necessary to eliminate the accounts of any Unrestricted Subsidiaries from such consolidated financial statements, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception, qualification or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under the Revolving Credit Facility or other Indebtedness that is scheduled to occur within one year from the time such report and opinion are delivered, (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), together with a customary management discussion and analysis; and

(b) Quarterly Financial Statements. within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent Borrower, a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, in each case with all consolidating information regarding Parent Borrower and its Restricted Subsidiaries required to reflect the adjustments necessary to eliminate the accounts of any Unrestricted Subsidiaries from such consolidated financial statements, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with a customary management discussion and analysis.

Notwithstanding the foregoing, (i) in the event that the Parent Borrower delivers to the Administrative Agent an Annual Report for the Parent Borrower on Form 10-K for such fiscal year, as filed with the SEC, within ninety (90) days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section to the extent that it contains the information required by such paragraph (a) and does not contain any “going concern” or like qualification, exception or explanatory paragraph or qualification or any exception or explanatory paragraph as to the scope of such audit (other than any such exception, qualification or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under the Facilities or other Indebtedness that is scheduled to occur within one year from the time such report and opinion are delivered, (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) and (ii) in the event that the Parent Borrower delivers to the Administrative Agent a Quarterly Report for the Parent Borrower on Form 10-Q for such fiscal quarter, as filed with the SEC, within forty-five (45) days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section to the extent that it contains the information required by such paragraph (b); in each case to the extent that information contained in such 10-K or 10-Q satisfies the requirements of paragraphs (a) or (b) of this Section, as the case may be.

The information required by Section 5.1(a) or (b) may be included in materials furnished pursuant to the remaining clauses of this Section 5.1, but the foregoing shall not be in derogation of the obligation of the Parent Borrower to furnish the information and materials described in Sections 5.1(a) and (b) above at the times specified therein.

The Parent Borrower will be permitted to satisfy its obligations with respect to financial information relating to the Parent Borrower described in clauses (a) and (b) above by furnishing financial information relating to Holdings; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings and any of its Subsidiaries other than the Parent Borrower and its Subsidiaries, on the one hand, and the information relating to the Parent Borrower, the Subsidiary Guarantors and the other Restricted Subsidiaries of the Parent Borrower on a standalone basis, on the other hand.

(c) Compliance Certificate. No later than five days after the delivery of financial statements pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate, including, in each case, a calculation of the Covenant Fixed Charge Coverage Ratio for each period for which such Compliance Certificate relates, together with an Officer’s Certificate delivered by a financial officer of the Parent Borrower in respect thereof.

(d) [reserved].

(e) Notice of Default. Promptly upon any Responsible Officer of Parent Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Parent Borrower or any Borrower with respect thereto; or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Parent Borrower or any of its Restricted Subsidiaries has taken, is taking and proposes to take with respect thereto.

(f) Notice of Litigation. Promptly upon any Responsible Officer of Parent Borrower obtaining knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by a Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) could reasonably be expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of the Transactions, written notice thereof together with such other information as may be reasonably available to Parent Borrower or such Borrower to enable the Administrative Agent and its counsel to evaluate such matters.

(g) ERISA. Promptly, after a Responsible Officer of a Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent of the occurrence of any ERISA Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would be reasonably expected to have a Material Adverse Effect.

(h) SEC or Similar Correspondence. Promptly, after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(i) [reserved].

(j) [reserved].

(k) [reserved].

(l) [reserved].

(m) Borrowing Base Determination.

(i) (A) On each Borrowing Base Reporting Date, Parent Borrower shall deliver a Borrowing Base Certificate with respect to the Borrowing Base and setting forth the Borrowing Base, together with, to the extent reasonably available, such supporting information as the Administrative Agent may from time to time reasonably request in connection therewith as of the end of such fiscal quarter or month, as applicable, executed by an Responsible Officer of such Parent Borrower having signature power for Parent Borrower;

(B) During any Liquidity Event Period, Parent Borrower shall deliver, not later than three (3) Business Days after the end the last day of each week, additional Borrowing Base Certificates as described in clause (A) above and, to the extent reasonably available, supporting information in connection therewith as of the end of such period (containing available updated figures for Eligible Receivables but not, unless otherwise available, Eligible Inventory) executed by an Responsible Officer of such Borrower;

(ii) Parent Borrower shall promptly notify the Administrative Agent in writing in the event that at any time Parent Borrower receives or otherwise gains knowledge that (i) the Borrowing Base is less than 70% of the applicable Borrowing Base reflected in the most recent Borrowing Base Certificate delivered pursuant to clause (i) above, (ii) the applicable outstanding Revolving Credit Outstandings exceed the Borrowing Base as a result of a decrease therein, in which case such notice shall also include the amount of such excess or (iii) any Liquidity Event Period has begun.

(iii) Promptly upon consummation of any sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) by any Loan Party or any of their Restricted Subsidiaries of Collateral if, immediately after giving effect to such sale, conveyance, transfer or other disposition, the Borrowing Base would decrease by more than 15%, Parent Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate and, to the extent reasonably available, supporting information in connection therewith (containing available updated figures for Eligible Receivables but not, unless otherwise available, Eligible Inventory) executed by an Responsible Officer of such Borrower.

(iv) Promptly upon consummation of any sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) by any Loan Party or any of their Restricted Subsidiaries of Accounts in connection with the Charter Supply Chain Financing, Parent Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate (containing available updated figures for Eligible Receivables but not Eligible Inventory) executed by an Responsible Officer of such Borrower, setting forth, on a Pro Forma Basis, the reduction (if any) to the applicable Borrowing Base (as reflected in the most recent Borrowing Base Certificate delivered pursuant to this Section 5.1(m)) resulting from such sale, conveyance, transfer or other disposition of Accounts in connection with the Charter Supply Chain Financing.

(n) Other Information. (i) Promptly upon their becoming available, copies of (A) copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Parent Borrower may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto, (B) copies of any requests or notices received by any Loan Party (other than in the ordinary course of business), statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries (other than any immaterial correspondence in the ordinary course of business or any regularly required quarterly or annual certificates) pursuant to the terms of public debt securities and not otherwise required to be furnished to the Lenders pursuant to this Section 5.1 and (C) copies of each notice or other correspondence received from the SEC concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof, and (ii) such other reasonably available financial information and Borrowing Base-related data with respect to Parent Borrower or any of its Restricted Subsidiaries as from time to time may be reasonably requested by the Administrative Agent (for itself or on behalf of the Collateral Agent or any Lender), including without limitation, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Documents required to be delivered pursuant to Section 5.1(a), (b) or (n)(i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at the website address listed on Appendix B; or (ii) on which such documents are posted on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that the Parent Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents.

The Parent Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Parent Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

5.2 Preservation of Existence, Etc.. Except as otherwise permitted under Section 6.4, each Loan Party will, and will cause each of its Restricted Subsidiaries to, at all times (a) preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.4 or 6.5, (b) take all reasonable action to maintain all material rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, and (c) preserve or renew all of its material intellectual property, except, in the case of clause (b) or (c), as would not have a Material Adverse Effect.

5.3 Payment of Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises (including in their capacity as a withholding agent) before any penalty or fine accrues thereon; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, if any, as shall be required in conformity with GAAP (or the appropriate accounting method for such Loan Party) shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

5.4 Maintenance of Properties. Each Loan Party will, and will cause each of its Restricted Subsidiaries and will use commercially reasonable efforts to cause the Maquiladora to maintain, preserve, renew and protect all of its properties, IP Rights and equipment necessary in the operation of its business in good working order, condition and repair, ordinary wear and tear excepted and casualty or condemnation excepted.

5.5 Maintenance of Insurance. Parent Borrower will maintain or cause to be maintained, with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in similar businesses, in each case in such amounts (giving effect to self‑insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Subject to Section 5.20, each such policy of insurance (other than worker’s compensation, directors and officers liability or other insurance where such endorsements or additions are not customarily available) shall (i) name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and provides for at least thirty (30) days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy, in each case, to the extent acceptable to the insurer.

5.6 Inspections. Each Loan Party will, and will cause each of its Restricted Subsidiaries and will use commercially reasonable efforts to cause the Maquiladora to, permit any authorized representatives designated by any Agent, or any agents or representatives thereof, to visit and inspect any of the properties of any Loan Party and any of its respective Restricted Subsidiaries, to (a) inspect, copy and take extracts from its and their financial and accounting records, (b) discuss its and their affairs, finances and accounts with its and their respective officers and directors and (c) to communicate directly (for which communications the officers of the Parent Borrower shall be provided with an opportunity to participate) with any such Person’s certified public accountants (including the Borrowers’ Accountants), all upon reasonable notice and at such reasonable times during normal business hours in a manner that does not unreasonably interfere with operations, and as often as may reasonably be requested; provided that all such visits and inspections shall be coordinated through the Administrative Agent and the Parent Borrower shall pay only for costs and expenses of one such inspection or visit per calendar year in the absence of an Event of Default pursuant to Section 8.1(a), (f), or (g). Each Borrower shall authorize and instruct their certified public accountants (including the Parent Borrower’s Accountants) and the certified public accountants of any other Subsidiary of Parent Borrower, if any, to disclose to the Agents or any Lender any and all financial statements and other information of any kind, as any such Agent or any Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of Parent Borrower, the other Borrowers or any other Restricted Subsidiary of Parent Borrower (for which communications the officers of the Parent Borrower shall be provided with an opportunity to participate).

5.7 [Reserved].

5.8 Compliance with Laws. Each Loan Party will comply, and shall cause each of its Subsidiaries to comply, in all material respects with all material Laws applicable to it or to its business or property, except in such instances in which such Law is being contested in good faith by appropriate proceedings diligently conducted or except as would not have a Material Adverse Effect. The Parent Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

5.9 Field Examinations; Collateral Appraisals.

(a) Each Borrower shall conduct, or shall cause to be conducted, at its expense and upon request of the Administrative Agent, and present to the Administrative Agent for approval, such appraisals, investigations and reviews as the Administrative Agent shall reasonably request for the purpose of determining the Borrowing Base, all from an appraiser reasonably acceptable to the Administrative Agent and upon reasonable prior notice and at such times during normal business hours; provided that unless (i) an Event of Default has occurred and is continuing or (ii) any Liquidity Event Period has occurred, not more than one field examination and not more than one Collateral appraisal shall be required in each calendar year; provided, however, if at any time, Excess Availability is less than the Applicable Threshold for five consecutive Business Days, one additional field examination and one additional Collateral appraisal, in each case at the Parent Borrower’s sole cost and expense will be permitted in such calendar year; provided, further, that during the continuation of any Event of Default, additional field examinations and Collateral appraisals will be permitted at the Borrowers’ expense as frequently as determined by the Administrative Agent in its Permitted Discretion. Each Borrower shall furnish to the Administrative Agent, for further distribution to the Lenders, any reasonably available information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

(b) During any Liquidity Event Period, the Administrative Agent may, at the Parent Borrower’s sole cost and expense, make test verifications of the Accounts and physical verifications of the inventory in any manner and through any medium that the Administrative Agent reasonably considers advisable, and the applicable Borrower shall furnish all such reasonable assistance and reasonably available information as the Administrative Agent may reasonably require in connection therewith. At any time and from time to time, upon the Administrative Agent’s reasonable request and at the expense of the Parent Borrower, such Borrower shall, or shall use commercially reasonable efforts to cause independent public accountants or others satisfactory to the Administrative Agent to, furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts; provided, however, that unless an Event of Default pursuant to Section 8.1(a), (f), or (g) shall be continuing, (x) the Administrative Agent shall request no more than two such reports from each Borrower during any calendar year and (y) such test verifications shall be conducted in coordination with the applicable Borrower.

(c) Within 60 days after the Closing Date (or such later date as may be agreed by the Administrative Agent in its reasonable discretion), each Borrower shall conduct, or shall cause to be conducted, at its expense and present to the Administrative Agent for approval, a field examination and a Collateral appraisal as the Administrative Agent has reasonably requested prior to the Closing Date for the purpose of determining the Borrowing Base, all from a field examiner and an appraiser reasonably acceptable to the Administrative Agent.

5.10 Environmental Matters. Each Loan Party shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) comply, and take commercially reasonable steps to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws, except for any noncompliance as could not reasonably be expected to have a Material Adverse Effect, (ii) cure any violation of applicable Environmental Laws by such Loan Party or its Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Restricted Subsidiaries where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.11 Subsidiaries; Additional Borrowers.

(a) Upon the formation or acquisition of any new Subsidiaries by any Loan Party (provided that each of (i) any redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 5.11), including by means of a Division, or upon the acquisition of any personal property (other than Excluded Assets) by any Loan Party, which personal property, in the reasonable judgment of the Collateral Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and then the Parent Borrower shall, in each case at the Parent Borrower’s expense:

(i) in connection with the formation, including by means of a Division, or acquisition of a Subsidiary, within sixty (60) days after such formation or acquisition or such longer period as the Administrative Agent or the Collateral Agent, as applicable, may agree in its sole discretion, (A) cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents, and (B) (if not already so delivered, and subject to the Intercreditor Agreement) deliver certificates representing the Pledged Equity Interests of each such Subsidiary (other than any Unrestricted Subsidiary) accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt of such Subsidiary indorsed in blank to the Collateral Agent, together with, if requested by the Collateral Agent, supplements to the Security Agreement or other pledge or security agreements with respect to the pledge of any Equity Interests or Indebtedness; provided, that only 65% of voting Equity Interests of any Foreign Subsidiary that is a CFC or of any CFC Holdco shall be required to be pledged as Collateral and no such restriction shall apply to non-voting Equity Interests of such Subsidiaries; provided, further, notwithstanding anything to the contrary in this Agreement, no assets owned directly or indirectly by any CFC (including any stock owned directly or indirectly by such CFC in a Domestic Subsidiary) or a CFC Holdco shall be required to be pledged as Collateral.

(ii) within sixty (60) days after such formation, including by means of a Division, or acquisition (or such longer period, as the Collateral Agent may agree in its sole discretion), furnish to the Collateral Agent a description of the personal properties of the Loan Parties and their respective Subsidiaries (other than Excluded Subsidiaries) in detail reasonably satisfactory to the Collateral Agent; provided that any such information provided pursuant to this clause (ii) shall consist solely of information of the type that would be set forth on Schedules 1 through 12 of the Perfection Certificate,

(iii) within ninety (90) days after such formation, including by means of a Division, or acquisition, or such longer period, as the Collateral Agent may agree in its sole discretion, duly execute and deliver, and cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver, to the Collateral Agent Security Agreement Supplements, IP Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement and Intellectual Property Security Agreement), securing payment of all the Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and constituting Liens on all such properties,

(iv) within ninety (90) days after such formation, including by means of a Division, or acquisition, or such longer period, as the Collateral Agent may agree in its sole discretion, take, and cause such Subsidiary that is not an Excluded Subsidiary to take, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements, the giving of notices and delivery of stock and membership interest certificates) may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Security Agreement Supplements, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 5.11, in each case, to the extent required under the Loan Documents and subject to the Perfection Exceptions, enforceable against all third parties in accordance with their terms,

(v) within sixty (60) days after the request of the Administrative Agent or the Collateral Agent, or such longer period as such Agent may agree in its sole discretion, deliver to such Agent, a signed copy of one or more opinions of counsel, addressed to such Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to such Agent as to such matters as the Administrative Agent may reasonably request,

(vi) [Reserved],

(vii) [Reserved], and

(viii) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent in its reasonable judgment may deem necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Security Agreement Supplements, IP Security Agreement Supplements and other applicable security agreements.

Notwithstanding the foregoing, (i) the Collateral Agent shall not take a security interest in those assets as to which the Collateral Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby, (ii) neither the Parent Borrower nor any of its Subsidiaries shall be required to take any actions outside of the United States in order to perfect the security interests granted to the Collateral Agent for the ratable benefit of the Secured Parties under the law of any jurisdiction outside the United States (except with respect to (i) the creation of valid, perfected and enforceable first priority Liens on Eligible Inventory governed by the laws of the jurisdiction in which the inventory in question is located) and (ii) any security interest or Lien, and any obligation of any Loan Party, shall be subject to the relevant requirements of the Intercreditor Agreements.

(b) Additional Borrowers. Subject to and conditioned upon compliance with the terms of Section 5.11(a) and following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under applicable anti-money-laundering laws, the PATRIOT Act and the Beneficial Ownership Regulation, the Parent Borrower may cause each direct or indirect Domestic Subsidiary (excluding any Excluded Subsidiary) formed, including by means of a Division, or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Investment or other Investment permitted hereunder) and each other Domestic Subsidiary that ceases to constitute an Excluded Subsidiary to execute a Counterpart Agreement in a form reasonably satisfactory to the Administrative Agent, together with such documents described in Section 5.11(a), and to become a Co-Borrower hereunder. The Parent Borrower shall cause each Domestic Subsidiary that owns any of the assets included in the Borrowing Base to become a Co-Borrower pursuant to the procedure set forth in Section 5.11(a) above.

5.12 [Reserved].

5.13 Further Assurances. Promptly upon request by the Collateral Agent, or any Lender through the Collateral Agent, and subject to the limitations described in Section 5.11, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances, and other instruments as the Collateral Agent, or any Lender through the Collateral Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents. Upon the exercise by the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that such or such Lender may require. Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under applicable anti-money-laundering laws, the PATRIOT Act and the Beneficial Ownership Regulation.

5.14 Information Regarding Collateral and Loan Documents. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or corporate form, (iv) in organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless (A) it shall give the Agents prompt notice and in any event within thirty (30) days of the occurrence thereof (or such longer time as the Administrative Agent and the Collateral Agent shall agree) (in the form of a certificate by a Responsible Officer), and (B) it shall take all action reasonably requested by the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Agents with certified Organization Documents reflecting any of the changes described in the preceding sentence.

5.15 Books and Records. Each Loan Party shall keep proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of Parent Borrower, the Borrowers and each Subsidiary.

5.16 Control Accounts; Approved Deposit Accounts.

(a) Each Loan Party shall (i) deposit in an Approved Deposit Account all cash it receives, (ii) not establish or maintain any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank subject to an effective Deposit Account Control Agreement; provided, however, that notwithstanding the foregoing, each Loan Party may maintain Excluded Accounts; provided further, however, that (1) with respect to any Deposit Account or Securities Account, other than an Excluded Account, maintained on the Closing Date, each of the Loan Parties shall deliver, to the extent not delivered to the Administrative Agent on the Closing Date (after the use of commercially reasonable efforts), each Deposit Account Control Agreement and each Securities Account Control Agreement on or prior to the date that is 90 days after the Closing Date (or such later date as the Administrative Agent may agree) and (2) with respect to any Deposit Account or Securities Account, other than an Excluded Account, established or acquired after the Closing Date, each applicable Loan Party shall deliver to the Administrative Agent a Deposit Account Control Agreement or a Securities Account Control Agreement, as applicable, within 90 days after establishing or acquiring such Deposit Account or Securities Account.

(b) [Reserved].

(c) Each Loan Party shall, promptly upon the applicable Deposit Account becoming subject to a Deposit Account Control Agreement, (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account and (ii) deposit in an Approved Deposit Account (or, to the extent permitted pursuant to clause (a) above, an Excluded Account) immediately upon receipt all Proceeds of such Accounts and General Intangibles received by Parent Borrower, the Borrowers or any of their Restricted Subsidiaries from any other Person.

(d) [reserved].

(e) In the event (i) any Loan Party or any Deposit Account Bank shall, after the Closing Date, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason or (ii) any Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement, each Loan Party shall notify all of its respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.

(f) In the event (i) any Loan Party or any Approved Securities Intermediary shall, after the Closing Date, terminate an agreement with respect to the maintenance of a Control Account for any reason or (ii) any Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement, each Loan Party shall notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

(g) The Agents may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine. Each Loan Party agrees that each such Cash Collateral Account shall meet the requirements set forth in the definition of “Cash Collateral Account.” During any Liquidity Event Period, the Agents may (or at the request of the Required Lenders shall) cause all amounts on deposit in any Approved Deposit Account and/or any Control Account to be transferred to a Cash Collateral Account at the end of each Business Day. If the Agents exercise such right, all amounts on deposit in the Cash Collateral Account be applied on a daily basis by the Administrative Agent to reduce amounts outstanding under the Revolving Credit Facility.

(h) Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Agents shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Agents agree with the Loan Parties to issue Entitlement Orders for such investments in Cash Equivalents as requested by the applicable Borrower; provided, however, that the Agents shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. None of Parent Borrower or any other Loan Party or Person claiming on behalf of or through Parent Borrower, the Borrowers or any other Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the earlier of (A) termination of all outstanding applicable Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations and (B) the end of the applicable Liquidity Event Period. The Applicable Agent shall apply all funds on deposit in a Cash Collateral Account as provided in Section 2.15(h).

5.17 Landlord Waivers and Bailee’s Letters. At the option of each Loan Party in its sole discretion, each Loan Party may use commercially reasonable efforts to deliver Landlord Personal Property Collateral Access Agreements and Bailee’s Letters with respect to any premises of a third party, including without limitation, the landlord of the Relevant Location; provided that, with respect to any premises of a third party on which Collateral included in the Borrowing Base with a value in excess of $5,000,000 is located, no less than once per fiscal year, the Parent Borrower shall notify the Administrative Agent of the failure to deliver a Landlord Personal Property Collateral Access Agreement or Bailee’s Letter with respect to such premises and the Administrative Agent shall be permitted to impose a Reserve against such Collateral in an amount not to exceed three (3) months’ rent or operating expenses, as applicable, for such premises.

5.18 [Reserved].

5.19 Use of Proceeds. The proceeds of the Revolving Loans shall be applied by the Borrowers as provided in Section 4.7 hereof. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the FRB or any other regulation thereof or to violate the Exchange Act. The Borrowers will not request any Borrowing, and each of the Borrowers shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

5.20 Post-Closing Undertakings. Within the time periods specified on Schedule 5.20 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 5.20 hereto.

5.21 No Change in Line of Business. Not engage in any material lines of business substantially different from those lines of business conducted by the Parent Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

5.22 Transactions with Affiliates.

(a) Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent Borrower involving aggregate consideration in excess of $50,000,000 (each of the foregoing, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Parent Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Parent Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s length basis (as determined in good faith by the senior management or the Board of Directors of the Parent Borrower or any direct or indirect parent of the Parent Borrower); and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100,000,000, the Parent Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the Parent Borrower or Holdings approving such Affiliate Transaction, together with a certificate signed by a Responsible Officer of the Parent Borrower certifying that the Board of Directors of the Parent Borrower or Holdings determined or resolved that such Affiliate Transaction complies with Section 5.22(a)(i).

(b) The foregoing provisions will not apply to the following:

(i) (a) transactions between or among the Parent Borrower and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger, amalgamation or consolidation of the Parent Borrower and Holdings or any U.S. direct or indirect parent thereof; provided that Holdings or such parent entity shall have no material liabilities and no material assets (other than cash, Cash Equivalents and the Capital Stock of the Parent Borrower) and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii) (a) Restricted Payments permitted by Section 6.6 and (b) Permitted Investments (other than Permitted Investments under clause (13) of the definition thereof);

(iii) transactions in which the Parent Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 5.22(a)(i);

(iv) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, managers, consultants or independent contractors for bona fide business purposes or in the ordinary course of business;

(v) any agreement or arrangement as in effect as of the Closing Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement or arrangement is not materially disadvantageous (as determined in good faith by the senior management or the Board of Directors of the Parent Borrower or any direct or indirect parent of the Parent Borrower) to the Lenders when taken as a whole as compared to the original agreement or arrangement as in effect on the Closing Date) or any transaction or payments contemplated thereby;

(vi) [reserved];

(vii) the existence of, or the performance by the Parent Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party entered into as of the Closing Date or in connection with the Transactions or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Parent Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Closing Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, or new transaction, arrangement or agreement are not otherwise disadvantageous (as determined in good faith by the senior management or the Board of Directors of the Parent Borrower or any direct or indirect parent of the Parent Borrower) to the Lenders, in any material respect when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Closing Date or entered into in connection with the Transactions;

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Parent Borrower and its Restricted Subsidiaries or are on terms at least as favorable (as determined in good faith by the senior management or the Board of Directors of the Parent Borrower or any direct or indirect parent of the Parent Borrower) as might reasonably have been obtained at such time from an unaffiliated party;

(ix) any transaction effected as part of a Qualified Receivables Financing or a Qualified Receivables Factoring;

(x) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Parent Borrower;

(xi) [reserved];

(xii) any contribution to the capital of the Parent Borrower (other than Disqualified Stock) or any investments by a direct or indirect parent of the Parent Borrower in Equity Interests (other than Disqualified Stock) of the Parent Borrower (and payment of reasonable out-of-pocket expenses incurred by a direct or indirect parent of the Parent Borrower in connection therewith);

(xiii) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Parent Borrower or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Parent Borrower or any of its Subsidiaries (other than the Parent Borrower or a Restricted Subsidiary) shall have a beneficial interest or otherwise participate in such Person;

(xiv) transactions between the Parent Borrower or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because such Person is a director or such Person has a director who is also a director of the Parent Borrower or any direct or indirect parent of the Parent Borrower; provided, however, that such director abstains from voting as a director of the Parent Borrower or such direct or indirect parent of the Parent Borrower, as the case may be, on any matter involving such other Person;

(xv) the entering into of any tax sharing agreement or arrangement and any payments pursuant thereto, in each case to the extent permitted by Section 6.6(b)(12) or, solely with respect to franchise or similar Taxes required to maintain the corporate existence of Holdings or any other direct or indirect parent of the Parent Borrower, Section 6.6(b)(13)(i);

(xvi) the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions (including the Transaction Costs);

(xvii) pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Parent Borrower, Holdings or of a Restricted Subsidiary, as appropriate, in good faith;

(xix) (i) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Parent Borrower or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Parent Borrower or any of its Restricted Subsidiaries (or of any direct or indirect parent of the Parent Borrower to the extent such agreements or arrangements are in respect of services performed for the Parent Borrower or any of the Restricted Subsidiaries), (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Parent Borrower or any of its Restricted

Subsidiaries or of any direct or indirect parent of the Parent Borrower and (iii) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers officers, directors, employees, managers, consultants and independent contractors of the Parent Borrower or any of its Restricted Subsidiaries or any direct or indirect parent of the Parent Borrower (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case in the ordinary course of business or as otherwise approved in good faith by the Board of Directors of a Parent Borrower or of a Restricted Subsidiary or any direct or indirect parent of the Parent Borrower;

(xx) investments by Affiliates in Indebtedness or Preferred Stock of the Parent Borrower or any of its Subsidiaries, so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or Preferred Stock, and transactions with Affiliates solely in their capacity as holders of Indebtedness or Preferred Stock of the Parent Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xxi) the existence of, or the performance by the Parent Borrower or any of its Restricted Subsidiaries of their obligations under the terms of, any registration rights agreement or shareholder’s agreement to which they are a party or become a party in the future;

(xxii) investments by a direct or indirect parent of the Parent Borrower in securities of the Parent Borrower or debt securities or Preferred Stock of any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by a direct or indirect parent of the Parent Borrower in connection therewith);

(xxiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xxiv) any lease entered into between the Parent Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Parent Borrower, as lessor, in the ordinary course of business;

(xxv) (i) intellectual property licenses and (ii) intercompany intellectual property licenses and research and development agreements, in each case, in the ordinary course of business;

(xxvi) transactions pursuant to, and complying with, Section 6.3 (to the extent such transaction complies with Section 5.22(a)) or Section 6.4; or

(xxvii) intercompany transactions undertaken in good faith for the purpose of improving the tax efficiency of the Parent Borrower and its Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

5.23 Lender Conference Calls. At the reasonable request of the Administrative Agent, after the date of delivery of the financial information required pursuant to Section 5.1(a), the Parent Borrower will hold and participate in an annual conference call or teleconference at a time selected by the Parent Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal year of the Parent Borrower and its Restricted Subsidiaries.

5.24 Maquiladora Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the interests of the Lenders (in their capacities as such) taken as a whole, in each case, solely to the extent any Eligible Inventory located in Mexico is then currently included in the calculation of the Borrowing Base, the Loan Parties shall cause that (i) the Maquiladora (x) holds a valid and effective IMMEX program (Programa para la Industria Manufacturera, Maquiladora y de Servicio de Exportación; “IMMEX Program”), VAT certification (Certificación para empresas IMMEX en materia de IVA; “VAT Certification”); (y) has obtained all permits, licenses, certifications, registrations, consents and authorizations by any Governmental Authority (the “Ancillary Maquila Permits”) required for the Maquiladora to conduct import and export activities under its IMMEX Program and VAT Certification; and (z) is in compliance with (1) the Ancillary Maquila Permits, and (2) all obligations set forth under the IMMEX Program and VAT Certification; (ii) the Maquiladora Agreement remains at all times in full force and effect and that all obligations under such agreement are complied with; and (iii) the obligations of the Maquiladora under the Maquiladora Agreement are not assigned to any Person without the prior written consent of the Administrative Agent.

(i) The Loan Parties shall carry out, and shall use commercially reasonable efforts to cause the parties of the Maquiladora Agreement to carry out any and all actions and/or execute any and all documents, including, without limitation, any amendments and renewals to the Maquiladora Agreement, in order to maintain the Maquiladora Agreement in full force and effect.

(ii) The Loan Parties shall cause that the Maquiladora has, and will continue at all times to have, all federal, state, local and other licenses and permits (including without limitation, export and import licenses, records and filings) required to be maintained in connection with the Maquiladora Agreement, and all such licenses and permits are valid and in full force and effect. The Loan Parties shall ensure that the Maquiladora has, and will continue at all times to have, complied with the requirements of such licenses and permits in all material respects.

5.25 Mexican Lease Agreements. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the interests of the Lenders (in their capacities as such) taken as a whole, and solely to the extent any Eligible Inventory subject to such Mexican Lease Agreement is then currently included in the calculation of the Borrowing Base, the Loan Parties shall use commercially reasonable efforts to cause the Maquiladora and each relevant landlord under the Mexican Lease Agreements to (i) permit any authorized representatives designated by any Agent, or any agents or representatives thereof, to visit and inspect the Relevant Location at reasonable times and upon reasonable prior notice, and (ii) permit the enforcement of the Mexican Security Documents, if needed, subject to and in accordance with their respective terms.

Section 6. NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Revolving Commitment is in effect and until payment in full of all Obligations under the Loan Documents (other than Contingent Obligations and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and cancellation, expiration, cash collateralization or backstop (on terms and conditions acceptable to the Administrative Agent), of all Letters of Credit, such Loan Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.

6.1 Liens.

(a) The Parent Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether owned on the Closing Date or thereafter acquired (except Permitted Liens) (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Parent Borrower or any Restricted Subsidiary, unless:

(ix) in the case of Subject Liens on any Collateral, such Subject Lien is a Permitted Lien; and

(x) in the case of any other asset or property, any Subject Lien if (i) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Junior Financing) the obligations secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.

(b) Any Lien created for the benefit of the Secured Parties pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

6.2 [Reserved].

6.3 Indebtedness.

(a) the Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and the Parent Borrower will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Parent Borrower and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Parent Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the Obligations shall not exceed the greater of (x) $100,000,000 and (y) 26.0% of the EBITDA Grower Amount at the time of Incurrence, at any one time outstanding, on a Pro Forma Basis (such Indebtedness Incurred and Disqualified Stock and Preferred Stock issued, “Ratio Debt”).

(b) In addition, the following shall be permitted (collectively, the “Permitted Debt”):

(1) the Incurrence by the Parent Borrower or its Restricted Subsidiaries of Indebtedness arising under the Loan Documents including any refinancing thereof;

(2) Indebtedness Incurred by the Borrowers and the Guarantors under any Fixed Asset Document if at the time of any Incurrence of such Indebtedness and after giving Pro Forma Effect thereto the Consolidated Total Leverage Ratio would be less than or equal to 2.00 to 1.00, and any Permitted Refinancing thereof (and successive Permitted Refinancings thereof); provided that in each case, any such Indebtedness shall have a maturity date that is no less than ninety-one (91) days after the Latest Maturity Date hereunder;

(3) Indebtedness and Disqualified Stock of the Parent Borrower and its Restricted Subsidiaries and Preferred Stock of its Restricted Subsidiaries (other than Indebtedness described in clause (1) above) that is existing on the Closing Date and listed on Schedule 6.3 and for the avoidance of doubt, including all Capitalized Lease Obligations existing on the Closing Date listed on Schedule 6.3 and any Permitted Refinancing thereof;

(4) Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by the Parent Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the Parent Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Parent Borrower to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Indebtedness, Disqualified Stock or Preferred Stock arising from the conversion of the obligations of the Parent Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Parent Borrower or such Restricted Subsidiary, in an aggregate principal amount or Maximum Fixed Repurchase Price, as applicable, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred and Disqualified Stock or Preferred Stock issued pursuant to this clause (4), not to exceed the greater of (x) $75,000,000 and (y) 20.0% of the EBITDA Grower Amount at the time of Incurrence, at any one time outstanding plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (4) or any portion thereof, any Refinancing Expenses; provided that Capitalized Lease Obligations Incurred by the Parent Borrower or any Restricted Subsidiary pursuant to this clause (4) in connection with a Sale/Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale/Leaseback Transaction are used by the Parent Borrower or such Restricted Subsidiary to permanently repay outstanding term loans under any Fixed Asset Document or other Pari Passu Indebtedness that is secured by pari passu Liens on the Collateral (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock Incurred pursuant to this clause (4) shall cease to be deemed Incurred or outstanding pursuant to this clause (4) but shall be deemed Incurred and outstanding as Ratio Debt from and after the first date on which Borrower or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness, Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Parent Borrower or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(5) Indebtedness Incurred by the Parent Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments issued in the ordinary course of business, including, without limitation, (i) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (ii) guarantees of Indebtedness Incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(6) the Incurrence of Indebtedness, Disqualified Stock or Preferred Stock arising from agreements of the Parent Borrower or its Restricted Subsidiaries providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, Incurred in connection with the Transactions or with the acquisition or disposition of any business, assets or a Subsidiary of the Parent Borrower in accordance with this Agreement, other than guarantees of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness or Disqualified Stock of the Parent Borrower owing to a Restricted Subsidiary; provided that (x) such Indebtedness or Disqualified Stock owing to a non-Loan Party shall be subordinated in right of payment to the Parent Borrower’s Obligations with respect to this Agreement pursuant to the Intercompany Subordination Agreement and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Parent Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or an issuance of such Disqualified Stock not permitted by this clause (7);

(8) shares of Preferred Stock of a Restricted Subsidiary issued to the Parent Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Parent Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (8);

(9) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary or the Parent Borrower owing to the Parent Borrower or another Restricted Subsidiary; provided that (x) if the Parent Borrower or a Loan Party Incurs such Indebtedness, Disqualified Stock or Preferred Stock owing to a non‑Loan Party, such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment to the Parent Borrower’s Obligations or Guarantee of such Loan Party, as applicable, pursuant to the Intercompany Subordination Agreement and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness, Disqualified Stock or Preferred Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Parent Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such

Indebtedness, Disqualified Stock or Preferred Stock not permitted by this clause (9);

(10) Swap Contracts Incurred (including, without limitation, in connection with any Qualified Receivables Financing), other than for speculative purposes;

(11) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees or similar instruments) in respect of customs, self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Parent Borrower or any Restricted Subsidiary;

(12) Indebtedness or Disqualified Stock of the Parent Borrower or any Restricted Subsidiary of the Parent Borrower and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or Maximum Fixed Repurchase Price, as applicable, that, when aggregated with the principal amount or Maximum Fixed Repurchase Price of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (12), does not exceed the greater of (x) $120,000,000 and (y) 31.0% of the EBITDA Grower Amount at the time of Incurrence, at any one time outstanding plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (12) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (12) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (12) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Parent Borrower or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Parent Borrower or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(13) any guarantee by the Parent Borrower or a Restricted Subsidiary of Indebtedness, Disqualified Stock, Preferred Stock (other than Preferred Stock incurred pursuant to Section 6.3(b)(8)) or other obligations of the Parent Borrower or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness, Disqualified Stock, Preferred Stock or other obligations by the Parent Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement;

(14) the Incurrence by the Parent Borrower or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or the issuance of Preferred Stock of a Restricted Subsidiary that serves to refund, refinance, replace, redeem, repurchase, retire or defease, and is in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is less than or equal to, Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as Ratio Debt or permitted under clause (2), clause (3), this clause (14), clause (15) or clause (18) of this Section 6.3(b) or subclause (y) of each of clauses (4), (12), (20), (29) or (31) of this Section 6.3(b) (provided that any amounts Incurred under this clause (14) as Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to subclause (y) of any of these clauses shall reduce the amount available under such subclause (y) of such clause so long as such Refinancing Indebtedness remains outstanding (but, in each case, not below $0)) or any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to so refund, replace, refinance, redeem, repurchase, retire or defease such Indebtedness, Disqualified Stock or Preferred Stock, plus any Refinancing Expenses (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired (which, in the case of bridge loans or Extendable Bridge Loans/Interim Debt, shall be determined by reference to the notes or loans into which such bridge loans or Extendable Bridge Loans/Interim Debt are converted or for which such bridge loans or Extendable Bridge Loans/Interim Debt are exchanged at maturity and will be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(ii) in the case of any revolving Indebtedness, has a Stated Maturity that is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired (which, in the case of bridge loans or Extendable Bridge Loans/Interim Debt, shall be determined by reference to the notes or loans into which such bridge loans or Extendable Bridge Loans/Interim Debt are converted or for which such bridge loans or Extendable Bridge Loans/Interim Debt are exchanged at maturity and will be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(iii) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively;

(iv) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a non‑Loan Party that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Parent Borrower or any other Loan Party, or (y) Indebtedness or Disqualified Stock of the Parent Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(v) to the extent the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired is secured, the Liens securing such Refinancing Indebtedness may have a Lien priority equal to or junior to (but not greater than) the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(15) Indebtedness, Disqualified Stock or Preferred Stock (and any Permitted Refinancing thereof) (i) of the Parent Borrower or any Restricted Subsidiaries Incurred, issued or assumed in anticipation of, or in connection with, an acquisition of any assets (including Capital Stock), business or Person or any similar Investment and (ii) of any Person that is acquired by the Parent Borrower or any of its Restricted Subsidiaries or merged into or consolidated or amalgamated with the Parent Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement and any Permitted Refinancings thereof (and successive Permitted Refinancings thereof); provided, however, that after giving Pro Forma

Effect to such acquisition, merger, consolidation or amalgamation and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either:

(x) the Parent Borrower would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(y) the Fixed Charge Coverage Ratio of the Parent Borrower is greater than or equal to such ratio immediately prior to giving Pro Forma Effect to such acquisition, merger, consolidation, amalgamation or similar Investment;

provided further, that (1) the aggregate amount of Indebtedness Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (15) by non-Loan Parties (together with the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the first paragraph of this Section 6.3 by non-Loan Parties) shall not exceed the greater of (x) $100,000,000 and (y) 26.0% of the EBITDA Grower Amount, at any one time outstanding on a Pro Forma Basis (including pro forma application of the proceeds therefrom) and (2) such Indebtedness, Disqualified Stock or Preferred Stock other than with respect to the initial maturity date for Extendable Bridge Loans/Interim Debt, has a Stated Maturity that is no earlier than the Latest Maturity Date;

(16) Indebtedness, Disqualified Stock or Preferred Stock arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(17) Indebtedness, Disqualified Stock or Preferred Stock of the Parent Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any credit facility permitted hereunder, so long as such letter of credit has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(18) Contribution Indebtedness;

(19) Indebtedness of the Parent Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(20) Indebtedness, Disqualified Stock or Preferred Stock of non-Loan Parties in an aggregate principal amount or Maximum Fixed Repurchase Price, as applicable, not to exceed the greater of (x) $100,000,000 and (y) 26.0% of the EBITDA Grower Amount, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (20) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (20) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (20) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which such non-Loan Party could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent such non-Loan Party is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(21) Indebtedness, Disqualified Stock or Preferred Stock of a joint venture to the Parent Borrower or a Restricted Subsidiary and to the other holders of Equity Interests or participants of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock of such joint venture owed to such holders of its Equity Interests or participants of such joint venture does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders or such participant’s participation in such joint venture;

(22) Indebtedness Incurred or Disqualified Stock or Preferred Stock issued in a Qualified Receivables Financing or Qualified Receivables Factoring that is not recourse to the Parent Borrower or any Restricted Subsidiary (except for Standard Securitization Undertakings) other than (x) a Receivables Subsidiary or (y) a Person described in the definition of “Factoring Transaction”;

(23) Indebtedness, Disqualified Stock or Preferred Stock owed on a short-term basis to banks and other financial institutions in the ordinary course of business of the Parent Borrower and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements, including cash management, cash pooling arrangements and related activities to manage cash balances of the Parent Borrower and its Subsidiaries and joint ventures including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements;

(24) Indebtedness, Disqualified Stock or Preferred Stock consisting of Indebtedness, Disqualified Stock or Preferred Stock issued by the Parent Borrower or any Restricted Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower to the extent permitted under Section 6.6;

(25) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(26) Indebtedness incurred by a Restricted Subsidiary or Preferred Stock issued by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(27) Indebtedness Incurred or Disqualified Stock issued by the Parent Borrower or any Restricted Subsidiary or Preferred Stock issued by any of its Restricted Subsidiaries to satisfy and discharge any debt securities or other Fixed Asset Obligations permitted to be incurred by this Section 6.3, to the extent that the net proceeds of such Indebtedness, Disqualified Stock or Preferred Stock are promptly deposited with the trustee to satisfy and discharge the applicable debt securities or other Fixed Asset Obligations in accordance with the applicable indenture or applicable Fixed Asset Documents;

(28) (i) guarantees Incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub‑licensees and distribution partners and (ii) Indebtedness Incurred by the Parent Borrower or a Restricted Subsidiary as a result of leases entered into by the Parent Borrower or such Restricted Subsidiary or any direct or indirect parent of the Parent Borrower in the ordinary course of business;

(29) the Incurrence by the Parent Borrower or any Restricted Subsidiary of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued on behalf of, or representing guarantees of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by, joint ventures; provided that the aggregate principal amount of Indebtedness Incurred or guaranteed or Maximum Fixed Repurchase Price of Disqualified Stock or Preferred Stock issued or guaranteed pursuant to this clause (29) does not exceed the greater of (x) $40,000,000 and (y) 10.5% of the EBITDA Grower Amount at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (29) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (29) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (29) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which Parent Borrower or such Restricted Subsidiary could have Incurred or guaranteed such Indebtedness or issued or guaranteed such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent Parent Borrower or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(30) [reserved];

(31) Indebtedness, Disqualified Stock or Preferred Stock of the Parent Borrower or a Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person in an aggregate principal amount or Maximum Fixed Repurchase Price, as applicable, that does not exceed the greater of (x) $75,000,000 and (y) 20.0% of the EBITDA Grower Amount, at any one time outstanding, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (31) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (31) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (31) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which Parent Borrower or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent Parent Borrower or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such reclassification));

(32) Indebtedness, Disqualified Stock or Preferred Stock consisting of obligations of the Parent Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions or any Permitted Investment;

(33) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law; and

(34) Indebtedness incurred or deemed incurred in the ordinary course of business in connection with supply-chain financing programs or similar arrangements.

(c) For purposes of determining compliance with this Section 6.3, (i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred or issued as Ratio Debt, the Parent Borrower shall, in its sole discretion, at the time of Incurrence or issuance, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 6.3; provided that all Indebtedness under this Agreement Incurred on or prior to the Closing Date shall be deemed to have been Incurred pursuant to Section 6.3(b)(1) and the Parent Borrower shall not be permitted to reclassify all or any portion of such Indebtedness Incurred on the Closing Date pursuant to Section 6.3(b)(1) and (ii) in the event that the Parent Borrower shall classify Indebtedness Incurred on any date of determination as Incurred in part as Ratio Debt and in part pursuant to one or more other clauses of Section 6.3, Consolidated Funded Indebtedness shall not include any such Indebtedness Incurred pursuant to one or more such other clauses of Section 6.3, and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of any Indebtedness from the proceeds of any such Indebtedness being disregarded for purposes of the calculation of the Consolidated Funded Indebtedness on such date of determination that otherwise would be included in Consolidated Funded Indebtedness. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of Maximum Fixed Repurchase Price and increases in the amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness will not be deemed to be an Incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this Section 6.3. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 6.3.

(d) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness or the issuance of Disqualified Stock or Preferred Stock, the Dollar Equivalent principal amount or Maximum Fixed Repurchase Price, as applicable, of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar Equivalent), in the case of revolving credit debt; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is Incurred or issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or Maximum Fixed Repurchase Price, as applicable, of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount or Maximum Fixed Repurchase Price, as applicable, of such Indebtedness, Disqualified Stock or Preferred Stock being refinanced. The principal amount or Maximum Fixed Repurchase Price, as applicable, of any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, if Incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.

6.4 Fundamental Changes.

The Borrowers may not, and will not permit any of their Restricted Subsidiaries to, merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, consummate a Division as the Dividing Person or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that (other than in the case of clause (e) below) so long as no Event of Default would result therefrom:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) a Borrower; provided that (A) in the case of any Borrower, the successor Borrower shall be a Person organized under the laws of the United States, any state thereof or the District of Columbia and (B) the surviving Person shall provide any documentation and other information about such Person as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act, or (ii) any one or more other Restricted Subsidiaries; provided that (x) any Restricted Subsidiary that is not a CFC or CFC Holdco may not merge with any Restricted Subsidiary that is a CFC or CFC Holdco if such CFC or CFC Holdco shall be the continuing or surviving Person and (y) when any Guarantor is merging with another Restricted Subsidiary that is not a Loan Party either (A) a Borrower or Guarantor shall be the continuing or surviving Person or (B) such merger, amalgamation or consolidation shall be deemed to constitute either an Investment or disposition, as elected by the Parent Borrower, and such Investment must be a Permitted Investment or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 6.3, respectively or such disposition must be a disposition permitted hereunder;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary (other than the Parent Borrower) may liquidate or dissolve, or the Borrowers or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby and subject to compliance with Section 5.11, as applicable) change its legal form if the Parent Borrower determines in good faith that such action is in the best interest of Holdings and its Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a Restricted Subsidiary that is a Loan Party, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Restricted Subsidiary that is a Loan Party in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent unless such disposition of assets is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Loan Party will remain a Loan Party unless such Loan Party is otherwise permitted to cease being a Loan Party hereunder and, in each case, will comply with Section 5.11, as applicable);

(c) any Restricted Subsidiary (other than the Parent Borrower) may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or to any Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent or (ii) to the extent such merger, amalgamation or consolidation shall be deemed to constitute either an Investment or disposition, such Investment must be a Permitted Investment or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 6.3, respectively, or such disposition must be a disposition permitted hereunder; provided, however, that a Borrower may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Loan Party in the same jurisdiction as the disposing party or in another jurisdiction reasonably acceptable to the Administrative Agent;

(d) any Restricted Subsidiary (other than the Parent Borrower) may merge, amalgamate or consolidate with, or dissolve into, any other Person, or consummate a Division as the Dividing Person, in order to effect a Permitted Investment; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 5.11, 5.13 and 5.14, as applicable, (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment, and (iii) to the extent constituting a disposition, such disposition must be permitted hereunder;

(e) any Restricted Subsidiary that is an LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Restricted Subsidiaries at such time, or, with respect to assets not so held by one or more Restricted Subsidiaries, such Division, in the aggregate, would otherwise result in an Asset Sale permitted by Section 6.5; provided that if the Dividing Person is a Borrower or Guarantor, then any Division Successor other than the Dividing Person shall become a Borrower or Guarantor to the extent required by and in accordance with Section 5.11 and the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Collateral Documents shall be maintained or created to the extent required by and in accordance with the provisions of Section 5.11, 5.13 and 5.14, as applicable;

(f) the Parent Borrower and its Restricted Subsidiaries may consummate the Transactions;

(g) any Restricted Subsidiary (other than the Parent Borrower) may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person or consummate a Division as the Dividing Person in order to effect a disposition (whether in one transaction or in a series of transactions) of all or substantially all of its assets (whether now owned or hereafter acquired) permitted pursuant to Section 6.5 (other than dispositions permitted by this Section 6.4); and

(h) any Permitted Investment may be structured as a merger, consolidation, amalgamation or Division.

6.5 Asset Sales. During any Liquidity Event Period:

(a) the Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale of any assets that constitute ABL Collateral, unless:

(ix) except in the case of any Governmental Asset Sale, the Parent Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Parent Borrower) of the assets sold or otherwise disposed of; and

(x) except in the case of any Governmental Asset Sale or a Permitted Asset Swap, at least 75% of the consideration therefor received by the Parent Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets.

Within three hundred and sixty-five (365) days after the Parent Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale with respect to ABL Collateral, the Parent Borrower or such Restricted Subsidiary shall apply an amount equal to the Net Cash Proceeds from such Asset Sale, at its option:

(1) to prepay term loans in accordance with the applicable Fixed Asset Documents;

(2) to an Investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Parent Borrower), assets, or property or capital expenditures, in each case used or useful in a Similar Business;

(3) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Parent Borrower), properties or assets that replace the properties and assets that are the subject of such Asset Sale;

(4) to permanently terminate Revolving Commitments under this Agreement or any other Indebtedness of the Loan Parties that in each case is secured by a Lien on the ABL Collateral that is pari passu or prior to the Lien on the ABL Collateral securing the Obligations (and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto), in each case other than Indebtedness owed to the Parent Borrower or a Restricted Subsidiary; or

(5) any combination of the foregoing;

provided that the Parent Borrower and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clauses (2) and (3) above if and to the extent that, within three hundred and sixty-five (365) days after the Asset Sale of ABL Collateral that generated the Net Cash Proceeds, the Parent Borrower or other applicable Subsidiary has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Similar Business, make an Investment in Replacement Assets or make a capital expenditure in compliance with the provision described in clauses (2) and (3) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within one hundred and eighty (180) days after the end of such 365-day period. Pending the final application of any such Net Cash Proceeds, the Parent Borrower or such Restricted Subsidiary of the Parent Borrower may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents.

(b) For purposes of this Section 6.5, the amount of:

(i) any liabilities (as shown on Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Parent Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Parent Borrower) of the Parent Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are extinguished by the buyer in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee of any such assets or Equity Interests, in each case, pursuant to an agreement that releases or indemnifies Parent Borrower or such Restricted Subsidiary, as the case may be, from further liability;

(ii) any notes or other obligations or other securities or assets received by the Parent Borrower or such Restricted Subsidiary from such transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within one hundred and eighty (180) days of the receipt thereof; and

(iii) any Designated Non‑cash Consideration received by the Parent Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non‑cash Consideration received pursuant to this subclause (iii) that is at that time outstanding, not to exceed the greater of (x) $90,000,000 and (y) 23.5% of the EBITDA Grower Amount, calculated at the time of the receipt of such Designated Non‑cash Consideration (with the Fair Market Value of each item of Designated Non‑cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall each be deemed to be Cash Equivalents.

(c) For purposes of this Section 6.5, any sale by the Parent Borrower or a Restricted Subsidiary of the Capital Stock of a Restricted Subsidiary that owns assets constituting ABL Collateral shall be deemed to be a sale of such ABL Collateral. In the event of any such sale, the proceeds received by the Parent Borrower and the Restricted Subsidiaries in respect of such sale shall be allocated to the ABL Collateral in accordance with its Fair Market Values, which shall be determined by the Parent Borrower or, at the Parent Borrower’s election, an independent third party.

6.6 Restricted Payments.

(a) The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(ix) declare or pay any dividend or make any payment or distribution on account of the Parent Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Parent Borrower (other than (A) dividends or distributions by the Parent Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Parent Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Parent Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(x) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower, including in connection with any merger, amalgamation or consolidation;

(xi) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any (i) Subordinated Indebtedness of any Borrower or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness of any Borrower or any Guarantor in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 6.3(b)(7) or (9)), or (ii) any Indebtedness that is secured by a security interest in the Collateral that is expressly junior to the Liens securing the Obligations (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of any Fixed Asset Obligations) or (iii) any unsecured Indebtedness (clauses (i), (ii) and (iii), the “Junior Financing”); or

(xii) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

(b) Notwithstanding the foregoing, Section 6.6(a) will not prohibit:

(1) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement and assuming for purposes of this provision that the delivery of such redemption notice is a Restricted Payment;

(2) (x) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Parent Borrower or Holdings or any other direct or indirect parent of the Parent Borrower, or Junior Financing of any Borrower or any Guarantor, in exchange for, or out of the proceeds of the issuance or sale of, Equity Interests of the Parent Borrower or Holdings or any other direct or indirect parent of the Parent Borrower or contributions to the equity capital of the Parent Borrower (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

(y) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Subsidiary of the Parent Borrower or to an employee stock ownership plan or any trust established by the Parent Borrower or any of its Subsidiaries) of Refunding Capital Stock; and

(z) if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted under this covenant and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Parent Borrower or Holdings or any other direct or indirect parent) in an aggregate amount no greater than the Unpaid Amount;

(3) (a) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement of Junior Financing of any Borrower or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the Incurrence of, Refinancing Indebtedness thereof, and (b) the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness, Disqualified Stock or Preferred Stock (1) existing at the time a Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets, in each case so long as such Indebtedness, Disqualified Stock or Preferred Stock was not incurred in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition;

(4) the purchase, retirement, redemption or other acquisition (or Restricted Payments to the Parent Borrower or any direct or indirect parent of the Parent Borrower to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of the Parent Borrower or any direct or indirect parent of the Parent Borrower held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of the

Parent Borrower or any direct or indirect parent of the Parent Borrower or any Subsidiary of the Parent Borrower or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (4), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided, however, that the aggregate amounts paid under this clause (4) shall not exceed $45,000,000 in any calendar year (in each case, with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds received by the Parent Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Excluded Equity) of the Parent Borrower or Holdings or any other direct or indirect parent of the Parent Borrower (to the extent contributed to the Parent Borrower) to members of management, directors or consultants of the Parent Borrower and its Restricted Subsidiaries or Holdings or any other direct or indirect parent of the Parent Borrower that occurs after the Closing Date; plus

(ii) the cash proceeds of key man life insurance policies received by the Parent Borrower or Holdings or any other direct or indirect parent of the Parent Borrower (to the extent contributed to the Parent Borrower) and its Restricted Subsidiaries after the Closing Date; plus

(iii) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the Parent Borrower or its Restricted Subsidiaries or any direct or indirect parent of the Parent Borrower that are foregone in return for the receipt of Equity Interests,

(provided that the Parent Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (i) and (ii) above in any calendar year); provided, further, that cancellation of Indebtedness owing to the Parent Borrower or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of the Parent Borrower or any of its Restricted Subsidiaries or any direct or indirect parent of the Parent Borrower, in connection with a repurchase of Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 6.6 or any other provisions of this Agreement;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Parent Borrower or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 6.3;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Preferred Stock (other than Disqualified Stock) and the declaration and payment of dividends to the Parent Borrower or any direct or indirect parent of the Parent Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Preferred Stock (other than Disqualified Stock) of the Parent Borrower or any direct or indirect parent of the Parent Borrower issued after the Closing Date; provided, however, that (A) the Fixed Charge Coverage Ratio of the Parent Borrower for the Test Period most recently ended prior to such date of determination (calculated on a Pro Forma Basis) is 2.00 to 1.00 or greater and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Parent Borrower from the sale (or the contribution of the net cash proceeds from the sale) of Preferred Stock;

(7) any Restricted Payments made in connection with the consummation of the Transactions (including the Special Dividend), including any dividends, payments or loans made to the Parent Borrower or any direct or indirect parent of the Parent Borrower to enable it to make any such payments or any future payments to employees of the Parent Borrower, any Restricted Subsidiary of the Parent Borrower or any direct or indirect parent of the Parent Borrower under agreements entered into in connection with the Transactions; provided that, in the case of any payment of the Special Dividend (after the date of the initial payment thereof) made pursuant to clause (z) of the definition of “Special Dividend”, no Event of Default under Section 8.1(a), (f) or (g) shall have occurred and be continuing at the time of such payment;

(8) the declaration and payment of dividends on the Parent Borrower’s common stock (or the payment of dividends to Holdings or any other direct or indirect parent of the Parent Borrower to fund the payment by Holdings or any other direct or indirect parent of the Parent Borrower of dividends on such entity’s common stock) of up to 6.0% per annum of the net cash proceeds received by the Parent Borrower from any public offering of Equity Interests or contributed to the Parent Borrower by Holdings or any other direct or indirect parent of the Parent Borrower from any public offering of Equity Interests (other than public offerings with respect to Equity Interests registered on Form S-4 or S-8 or successor form thereto and other than any public sale constituting a Excluded Contribution);

(9) Restricted Payments in an amount not to exceed the amount of Excluded Contributions;

(10) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed the greater of (x) $115,000,000 and (y) 31.0% of the EBITDA Grower Amount;

(11) [Reserved];

(12) for so long as the Parent Borrower is a member of a group (or is disregarded as an entity treated as separate from a member of a group) filing a consolidated or combined income Tax return with Holdings or any other direct or indirect parent of the Parent Borrower, the direct or indirect payment of dividends or other distributions to Holdings or such other direct or indirect parent of the Parent Borrower in amounts required for Holdings or such other parent company to pay federal, state and local income Taxes imposed on such entity to the extent such income Taxes are attributable to the income of the Parent Borrower and its Subsidiaries; provided, however, that (i) the amount of such payments in respect of any Tax year does not, in the aggregate, exceed the amount that the Parent Borrower and its Subsidiaries that are members of such consolidated or combined group would have been required to pay in respect of federal, state and local income Taxes (as the case may be) in respect of such year if the Parent Borrower and its applicable Subsidiaries paid such income Taxes directly as a separate stand-alone consolidated or combined income Tax group (reduced by any such Taxes paid directly by the Parent Borrower or any Subsidiary) and (ii) the permitted payment pursuant to this clause (12) with respect to any Taxes attributable to income of any Unrestricted Subsidiary for such taxable year shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Parent Borrower or any Restricted Subsidiary for the purposes of paying such consolidated, combined or similar Taxes;

(13) the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to Holdings or any other direct or indirect parent of the Parent Borrower, in the amount required for such entity to, if applicable:

(i) pay amounts equal to the amounts required for Holdings or any other direct or indirect parent of the Parent Borrower to pay fees and expenses (including franchise or similar Taxes required to maintain its corporate existence), customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of Holdings or any other direct or indirect parent of the Parent Borrower, if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of the Parent Borrower or any direct or indirect parent of the Parent Borrower, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Parent Borrower and its Subsidiaries;

(ii) pay, if applicable, amounts equal to amounts required for Holdings or any direct or indirect parent of the Parent Borrower to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Parent Borrower (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, the Parent Borrower or any Restricted Subsidiary Incurred in accordance with Section 6.3 (except to the extent any such payments have otherwise been made by any such guarantor);

(iii) pay fees and expenses incurred by Holdings or any other direct or indirect parent of the Parent Borrower related to (i) the maintenance of such parent entity of its corporate or other entity existence and performance of its obligations under this Agreement and similar obligations under any Fixed Asset Document, (ii) any unsuccessful equity or debt offering of such parent entity (or any debt or equity offering from which such parent does not receive any proceeds) and (iii) any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction by the Parent Borrower or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the Parent Borrower or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by this Agreement;

(iv) [reserved];

(v) make payments for the benefit of the Parent Borrower or any of its Restricted Subsidiaries to the extent such payments could have been made by the Parent Borrower or any of its Restricted Subsidiaries because such payments (x)(i) would not otherwise be Restricted Payments or (ii) would be Restricted Payments that would be permitted to be made by the Parent Borrower or any of its Restricted Subsidiaries pursuant to this covenant; provided that any payment made pursuant to this clause (v)(x)(ii) shall, if applicable, reduce capacity under the Restricted Payment exception or basket that would have been utilized if such payment were made directly by the Parent Borrower or such Restricted Subsidiary and (y) would be permitted by Section 5.22; and

(vi) make Restricted Payments to any direct or indirect parent of the Parent Borrower to finance, or to any direct or indirect parent of the Parent Borrower for the purpose of paying to any other direct or indirect parent of the Parent Borrower to finance, any Investment that, if consummated by the Parent Borrower or any of its Restricted Subsidiaries, would be a Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such direct or indirect parent of the Parent Borrower causes (i) all property acquired (whether assets or Equity Interests) to be contributed to the Parent Borrower or any Restricted Subsidiary or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 6.4) of the Person formed or acquired into the Parent Borrower or any Restricted Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 5.11;

(14) [reserved];

(15) (i) repurchases of Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (ii) payments made or expected to be made by the Parent Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Parent Borrower or any direct or indirect parent of the Parent Borrower or any Subsidiary of the Parent Borrower (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower and (iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Parent Borrower or any direct or indirect parent of the Parent Borrower or any Subsidiary of the Parent Borrower in connection with such Person’s purchase of Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower; provided that no cash is actually advanced pursuant to this subclause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Factoring or Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement;

(18) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary of Holdings by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(19) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower;

(20) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of $60,000,000 and 15.5% of the EBITDA Grower Amount (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(21) other Restricted Payments; provided that the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Restricted Payment;

(22) [reserved];

(23) any payment that is intended to prevent any Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code; and

(24) the payment of any dividend or distribution made to repurchase, redeem, retire or otherwise acquire Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower under any share repurchase plan; provided, that the aggregate amount of Restricted Payments made under this clause (24) does not exceed $125,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of $250,000,000 in any calendar year).

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (10) and (24), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The Parent Borrower will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary, or any Unrestricted Subsidiary to become a Restricted Subsidiary, except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(d) For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Parent Borrower may divide and classify such Investment or Restricted Payment in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or

Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification. In addition, for purposes of the covenant described above, any Restricted Payment permitted hereunder may, at the option of the Parent Borrower or its Restricted Subsidiaries, be structured in the form of a loan or other Investment.

6.7 Financial Covenant.

(a) At any time when Excess Availability is less than the Applicable Threshold, Parent Borrower shall not permit the Covenant Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 measured as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered hereunder.

(b) With respect to any period during which a Permitted Investment, any other Investment permitted hereunder or an Asset Sale has occurred or during which Indebtedness (other than working capital Indebtedness) has been incurred or assumed, for purposes of determining compliance with the financial covenant set forth in this Section 6.7, the Covenant Fixed Charge Coverage Ratio shall be calculated with respect to such period on a Pro Forma Basis.

6.8 [Reserved].

6.9 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Parent Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Parent Borrower or any of its Restricted Subsidiaries on its Capital Stock; or (ii) pay any Indebtedness owed to the Parent Borrower or any of its Restricted Subsidiaries;

(b) make loans or advances to the Parent Borrower or any of its Restricted Subsidiaries;

(c) create, incur, assume or suffer to exist Liens on the Collateral of such Person for the benefit of the Lenders with respect to the Revolving Credit Facility and the Obligations or under the Loan Documents; or

(d) sell, lease or transfer any of its properties or assets to the Parent Borrower or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect or entered into on the Closing Date, including pursuant to this Agreement, the Loan Documents and the other documents relating to this Agreement;

(2) any Fixed Asset Document and any exchange notes and Guarantees thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Parent Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated a Restricted

Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into the Parent Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (4), if a Person other than the Parent Borrower or such Restricted Subsidiary is the successor company with respect to such merger, amalgamation or consolidation, any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by the Parent Borrower or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(5) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7) customary provisions in (x) joint venture agreements entered into in the ordinary course of business with respect to the Equity Interests subject to the joint venture and (y) operating or other similar agreements, asset sale agreements, stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(8) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business to the extent imposing restrictions of the nature discussed in clause (c) above on the property so acquired;

(9) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business to the extent imposing restrictions of the type described in clause (c) above on the property subject to such lease;

(10) any encumbrance or restriction effected in connection with a Qualified Receivables Factoring or Qualified Receivables Financing that, in the good faith determination of the Parent Borrower, is necessary or advisable to effect such Qualified Receivables Factoring or Qualified Receivables Financing, as applicable;

(11) any encumbrance or restriction contained in other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Parent Borrower that is Incurred subsequent to the Closing Date pursuant to Section 6.3; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Parent Borrower’s ability to make anticipated principal or interest payment on the Loans (as determined by the Parent Borrower in good faith);

(12) any encumbrance or restriction contained in secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 6.1 and 6.3 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(13) encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Parent Borrower or any Restricted Subsidiary in any manner material to the Parent Borrower or any Restricted Subsidiary or (y) materially affect the Parent Borrower’s ability to make anticipated principal or interest payment on the Loans (as determined by the Parent Borrower in good faith);

(14) encumbrances or restrictions existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(15) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Parent Borrower, no more restrictive as a whole with respect to such encumbrances or restrictions than prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 6.9, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Parent Borrower or a Restricted Subsidiary of the Parent Borrower to other Indebtedness Incurred by the Parent Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

6.10 Accounting Changes. Make any change in fiscal year; provided, however, that the Parent Borrower or Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and the Parent Borrower or Holdings, as applicable, to reflect such change in fiscal year.

6.11 Maquiladora Agreement. The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, and shall use commercially reasonable efforts to cause the Maquiladora not to, terminate, amend or cancel the Maquiladora Agreement, to the extent that such termination, amendment or cancellation thereof would be materially adverse to the interests of the Lenders (in their capacities as such) taken as a whole, without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

6.12 Mexican Lease Agreements. The Loan Parties shall use commercially reasonable efforts to cause the Maquiladora not to, and shall not permit or consent to any action by the relevant landlord party thereto to, terminate, amend, or cancel any Mexican Lease Agreement with respect to a Relevant Location, to the extent that such termination, amendment or cancellation thereof would be materially adverse to the interests of the Lenders (in their capacities as such) taken as a whole, without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

6.13 [Reserved]

6.14 Material Property. Notwithstanding anything to the contrary in any Loan Document, (a) neither Holdings nor the Parent Borrower will, and the Parent Borrower will not permit any of its Restricted Subsidiaries to, sell, transfer or otherwise dispose of any Material Property (whether pursuant to a sale, lease, license, transfer, investment, restricted payment, dividend or otherwise or relating to the exclusive rights thereto) to any Person that is either (x) an Unrestricted Subsidiary, (y) a Restricted Subsidiary that is not a Loan Party or (z) an Affiliate of the Parent Borrower that is not a Subsidiary, other than the grant of a non-exclusive license of intellectual property to any Subsidiary, on arm’s length terms, in the ordinary course of business and for a bona fide business purpose; and (b) no Person that is either (x) an Unrestricted Subsidiary, (y) a Restricted Subsidiary that is not a Loan Party or (z) an Affiliate of the Parent Borrower that is not a Subsidiary shall own or hold an exclusive license to any Material Property.

Section 7. [RESERVED]

Section 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur and be continuing:

(a) Failure to Make Payments When Due. Failure by any Borrower or other Loan Party to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to an Issuing Bank in reimbursement of any drawing under an applicable Letter of Credit (it being understood that a deemed Revolving Loan made pursuant to Section 2.3(h) shall satisfy such Reimbursement Obligation); (iii) any interest on any Loan due hereunder or under any other Loan Document within five Business Days after the date due or (iv) any fee or other amount due hereunder or under any other Loan Document within ten Business Days after the date due; or

(b) Default in Other Agreements. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness) having an aggregate outstanding principal amount equal to or greater than the Threshold Amount; (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than a default or an event of default in respect of the observance of or compliance with any financial maintenance covenant, which is addressed by clause (C) below), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) or in an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case, prior to its Stated Maturity; provided that this clause (B) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale or transfer or other disposition of the property or assets securing such Indebtedness permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness, (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder or (z) Indebtedness that upon the happening of any such default or event automatically converts into Equity Interests (other than Disqualified

Stock or, in the case of a Restricted Subsidiary, Disqualified Stock or Preferred Stock) in accordance with its terms; provided further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any acceleration of the Revolving Commitments pursuant to Section 8.1 or (C) fails to observe or perform any other agreement or condition relating to any such Indebtedness containing or otherwise requiring observance or compliance with a financial maintenance covenant and the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) have caused such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity (“Acceleration”); provided however that if such holder or holders (or a trustee or an agent on behalf of such holder or holders or beneficiary or beneficiaries) irrevocably rescind such Acceleration, the Event of Default with respect to this clause (C) shall automatically cease from and after such date; or

(c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply, or to cause any of its Restricted Subsidiaries to perform or comply, with any term or condition contained in at any time, Section 2.13(c), clause (e)(i) of Section 5.1, Section 5.2(a) (as to the Parent Borrower only), Section 5.16 or Section 6; or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or (pursuant to Section 3.2) deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made and, to the extent capable of being cured, such representation, warranty, certification or statement of fact is not corrected or clarified within 30 days after it was initially made; or

(e) Other Defaults Under Loan Documents. Any Loan Party or the Maquiladora shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days (or, in the case of Sections 5.1(m)(i)(A) and, solely during the occurrence of a Liquidity Event period, Section 5.6, five (5) days and, in the case of Section 5.1(m)(i)(B), two (2) days) after the earlier of (i) an Responsible Officer of Parent Borrower or the Restricted Subsidiaries becoming aware of such default or (ii) receipt by any Borrower of notice from any Agent or any Lender of such default; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts. (i) Any Loan Party or any Restricted Subsidiary (other than any Immaterial Subsidiary) thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments and Attachments. There is entered against any Loan Party or any Restricted Subsidiary a final non-appealable judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny or fail to acknowledge coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.4 or 6.5) or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and termination of the Revolving Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs a Change of Control; or

(l) Collateral Documents. Any Collateral Document covering a material portion of the Collateral after delivery thereof pursuant to Section 3.1(a) or 5.11 or the Collateral Documents shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 6.4 or 6.5 and, in each case, subject to the Perfection Exceptions) cease to create a valid and perfected first priority Lien on and security interest in any material Collateral covered thereby, subject to Liens permitted under Section 6.1, except to the extent (i) any such loss of perfection arises solely from (A) the Collateral Agent no longer having possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or (B) a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement was not filed in a timely manner or (ii) that such losses are covered by a lender’s title insurance policy and such insurers have been informed of such loss and have not denied or failed to acknowledge coverage;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and continuation of any other Event of Default, at the election of the Administrative Agent or at the request of (or with the consent of) Required Lenders, upon notice to the Parent Borrower by the Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of each Issuing Bank to issue any Letter of Credit shall immediately and automatically terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to 103% of the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations (other than Contingent Obligations not yet due and payable); provided the foregoing shall not affect in any way the obligations of Lenders under Section 2.2 or Section 2.3; (C) the Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) the Administrative Agent shall direct each Borrower to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) and (g) to pay) to the Administrative Agent 103% of such Borrower’s Reimbursement Obligations then outstanding.

8.2 Actions in Respect of Letters of Credit. At any time (i) upon the Revolving Commitment Termination Date or (ii) as may be required by Section 2.13, each applicable Borrower shall pay to the Administrative Agent in immediately available funds at its Principal Office, for deposit in a Cash Collateral Account, (x) in the case of clause (i) above, the amount required so that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 103% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clause (ii) above, the amount required by Section 2.13. The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13 and Section 2.15(h) as shall have become or shall become due and payable by such Borrower to the Issuing Banks or the Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

8.3 Rescission. If at any time after termination of the Revolving Commitments or acceleration of the maturity of the Loans, each Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.5, then, upon the written consent of the Required Lenders and written notice to the applicable Borrower, the termination of the Revolving Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Banks to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit any Borrower and do not give any Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 9. AGENTS

9.1 Appointment of Agents; Authorization.

(a) Citi is hereby irrevocably appointed Administrative Agent and Collateral Agent hereunder and under the other Loan Documents; each Lender and each Issuing Bank hereby authorizes Citi to act as the Administrative Agent (where applicable) and Collateral Agent in accordance with the terms hereof and the other Loan Documents; and Citi hereby agrees to act as Administrative Agent and Collateral Agent hereunder and under the other Loan Documents. Each Agent hereby agrees to act in its respective capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of Sections 9.1, 9.2, 9.3 (other than the last proviso to Section 9.3(c)), 9.4, 9.5(a) and 9.6 are solely for the benefit of the Agents, the Lenders and the Issuing Banks and no Loan Party or any of their Subsidiaries or Affiliates shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and the Issuing Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries or Affiliates. None of the Arrangers nor the Documentation Agent shall have any obligations or duties whatsoever under this Agreement or the other Loan Documents and shall incur no liability hereunder or thereunder in such capacity.

(b) Each Lender and each Issuing Bank hereby acknowledges the appointment of Citi and such of its Affiliates as it may designate to serve in such capacity for purposes of any particular Collateral Document or Collateral as the Collateral Agent, and hereby authorizes the Collateral Agent to take such action as agent on its behalf and to exercise all rights, powers and remedies that the Collateral Agent may have under the Collateral Documents and the Intercreditor Agreement.

(c) In the event that Parent Borrower appoints or designates any Specified Refinancing Agent pursuant to Section 2.25, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to an agent or arranger with respect to Specified Refinancing Debt shall be exercisable by and vest in such Specified Refinancing Agent to the extent, and only to the extent, necessary to enable such Specified Refinancing Agent to exercise such rights, powers and privileges with respect to the Specified Refinancing Revolving Commitments, and to perform such duties with respect to such Specified Refinancing Revolving Loans, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Specified Refinancing Agent shall run to and be enforceable by either the Administrative Agent or such Specified Refinancing Agent, and (ii) the provisions of this Section 9 and of Sections 10.2 and 10.3 (obligating the Borrowers to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall inure to the benefit of such Specified Refinancing Agent and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Specified Refinancing Agent, as the context may require. Each Lender and Issuing Bank hereby irrevocably appoints any Specified Refinancing Agent to act on its behalf hereunder and under the other Loan Documents pursuant to Section 2.25, and designates and authorizes such Specified Refinancing Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to such Specified Refinancing Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.

(d) For Mexican law purposes, each of the Lenders and each Issuing Bank hereby grants to Citi, as Collateral Agent, in such capacity, a comisión mercantil con representación in accordance with Articles 273, 274, and other applicable articles of the Commerce Code of Mexico (Código de Comercio) to act on its behalf as its agent in connection with this Agreement and the other Loan Documents, on the terms and for the purposes set forth in this Section 9.1. Furthermore, each Lender and each Issuing Bank hereby authorizes the Agent to delegate the above mentioned comisión mercantil con representación pursuant to Article 280 and any other applicable articles of the Commerce Code (Código de Comercio) of Mexico to the extent permitted by and under the terms provided in any of the Loan Documents.

9.2 Powers and Duties. Each Lender and each Issuing Bank irrevocably authorizes each Agent to take such action on such Person’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any Issuing Bank; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender or any Issuing Bank for the execution, effectiveness, genuineness, legality, validity, enforceability, collectability or sufficiency of, or the attachment, perfection or priority of any lien (or the value or sufficiency of any Collateral) created or purported to be created under or in connection with this Agreement, or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or the Issuing Banks or by or on behalf of any Loan Party, in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the financial condition of any Loan Party or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans, Reimbursement Obligations or the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders or the Issuing Banks for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and each Issuing Bank; provided, however, that no Agent shall be required to take any action that (i) such Agent in good faith believes exposes it to personal liability unless such Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement, the Intercreditor Agreement or applicable law. Each Agent agrees to give to each Lender and each Issuing Bank prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including the Register, and shall be entitled to rely and shall be protected in relying on opinions, judgments and advice (in good faith) of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; (ii) none of the Lenders or the Issuing Banks shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5); (iii) the Applicable Agent may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.6; and (iv) no Agent makes any warranty or representation to any Lender or any Issuing Bank in connection with this Agreement or any other Loan Documents.

(c) Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of the Agents and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the applicable Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by an Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties, the Lenders and the Issuing Banks, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the applicable Agent and not to any Loan Party, Lender, Issuing Bank, other Agent or any other Person and no Loan Party, Lender, Issuing Bank, other Agent or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent; provided that such appointment shall not relieve the applicable Agent of its express obligations hereunder.

(d) Disqualified Institutions. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into monitor or enforce, compliance with the provisions relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restriction on any exercise of rights or remedies of, any Disqualified Institution.

9.4 Agents Entitled to Act as Lenders. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lenders,” “Required Lenders” and similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or as one of the Required Lenders. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from Holdings, any Borrower or any Subsidiary for services in connection herewith and otherwise without having to account for the same to Lenders, the Issuing Banks or the other Agents.

9.5 Representations, Warranties and Acknowledgment by Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own independent appraisal, without reliance upon any Agent, Arranger, any other Lender or any other Issuing Bank, of the creditworthiness of Holdings and its Subsidiaries. No Agent or Arranger shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or the Issuing Banks or to provide any Lender or any Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent or Arranger shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders or the Issuing Banks.

(b) Each Lender and each Issuing Bank, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Loans on the Closing Date or by the funding of any Incremental Revolving Loans or issuing Incremental Revolving Commitments or by the funding of any Specified Refinancing Revolving Loans or issuing Specified Refinancing Revolving Commitments, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders, the Lenders or the Issuing Banks, as applicable on the Closing Date or as of the date of funding of such Incremental Revolving Loans or Incremental Revolving Commitments or Specified Refinancing Revolving Loans or Specified Refinancing Revolving Commitments.

9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, each Issuing Bank and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors, to the extent that such Agent shall not have been reimbursed by any Loan Party (but without limiting such Loan Party’s reimbursement obligations hereunder), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including fees and disbursements of financial and legal advisors) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or any of its Affiliates, directors, officers, employees, agents and advisors in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or Issuing Bank’s gross negligence or willful misconduct. If any indemnity furnished to any Agent or Issuing Bank for any purpose shall, in the opinion of such Agent or Issuing Bank, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. Without limiting the foregoing, each Lender agrees to reimburse the Agents promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Agents or Issuing Banks in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Agents or Issuing Banks are not reimbursed for such expenses by any Borrower or another Loan Party.

9.7 Successor Agents and Swing Line Lender.

(a) Each of the Agents may resign at any time by giving 30 days’ prior written notice (or such short period as agreed to by such Agent and the Parent Borrower) thereof to each other Agent, the Lenders and Parent Borrower; provided that in the event the Liens securing any Obligations would become unperfected as a result of the resignation of such Agent, such Agent shall retain, for the account of the applicable Borrower and at the cost and expense of the applicable Borrower, an independent collateral agent for purposes of perfecting such Liens prior to such resignation becoming effective.

(i) Upon any such notice of resignation, the Required Lenders shall have the right, with, absent an Event of Default under Section 8.1(a), (f) or (g), the consent of Parent Borrower (such consent not to be unreasonably withheld or delayed), upon 5 Business Days’ notice to Parent Borrower, to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint an applicable successor Agent selected from among the Lenders with, absent an Event of Default under Section 8.1(a), (f) or (g), the consent of Parent Borrower (such consent not to be unreasonably withheld or delayed).

(ii) Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as the case maybe, hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall promptly (A) (I) transfer to such successor Administrative Agent all sums held by it under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents and (II) take such other actions, as may be necessary or appropriate in connection therewith, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder, and (B) in the case of the Collateral Agent, (I) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Loan Documents and (II) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations hereunder.

(iii) After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent hereunder. Any successor Administrative Agent or Collateral Agent, as the case may be, appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Administrative Agent or Collateral Agent, respectively, for all purposes hereunder.

(iv) Any resignation by Citi or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation by Citi or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (A) each applicable Borrower shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent and its Affiliates in their capacity as Swing Line Lender, (B) upon such prepayment, the retiring Administrative Agent and each Swing Line Lender shall surrender any Swing Line Note held by it to the applicable Borrower for cancellation, and (C) each applicable Borrower shall issue, if so requested by the successor Administrative Agent and Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions.

(b) Unless otherwise agreed in writing by the Administrative Agent, any Issuing Bank or Swing Line Lender, on the Revolving Commitment Termination Date, the obligations under the Loan Documents of the Administrative Agent, each Issuing Bank and each Swing Line Lender shall terminate, notwithstanding an election of any Lender to extend the Revolving Commitment Termination Date pursuant to Section 2.23(d).

9.8 Collateral Documents and Guaranty.

(a) Agents Under Collateral Documents and Guaranty.

(i) Each Lender and each Issuing Bank hereby further authorizes the Administrative Agent and the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent and/or security trustee (as applicable) for and representative of Lenders with respect to any Guaranty, the Collateral and the Collateral Documents.

(ii) Each Lender and each Issuing Bank agrees that any action taken by the Administrative Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the Issuing Banks. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections arising in connection with the Revolving Credit Facility.

(iii) Each Lender and each Issuing Bank agrees that any action taken by the Collateral Agent in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Collateral Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, the Issuing Banks and the other Secured Parties. Without limiting the generality of the foregoing, each Lender and each Issuing Bank agrees that the Collateral Agent shall have the sole and exclusive right and authority to (A) act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections arising in connection with the Collateral and with the Collateral Documents, (B) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by Holdings, any Borrower or any of the Subsidiaries, (C) act as collateral agent for the Lenders, the Issuing Banks and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, that the Collateral Agent hereby appoints, authorizes and directs the Administrative Agent, each Lender and each Issuing Bank to act as collateral sub-agent for the Agents, the Lenders, the Issuing Banks and the other Secured Parties for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, an Agent, such Lender or such Issuing Bank, (D) manage, supervise and otherwise deal with the Collateral, (E) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents, and (F) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document (including the Intercreditor Agreement), upon receipt of instructions from the Administrative Agent, exercise all remedies given to any Agent, the Lenders, the Issuing Banks and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b) Certain Releases. Subject to the Intercreditor Agreement, each of the Lenders (including in their capacities as potential or actual Hedge Banks party to a Secured Hedge Agreement and potential or actual Cash Management Banks party to a Secured Cash Management Agreement), Agents and other Secured Parties hereby, notwithstanding anything to the contrary in any other Loan Document, irrevocably:

(A) agree that the Liens granted to the Administrative Agent or the Collateral Agent by the Loan Parties on any asset, property or other Collateral shall be immediately and automatically released, in each case, without any further action by any Person (i) upon termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification or other obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), (ii) upon the sale, disposition, distribution or other transfer of such asset, property or other Collateral as part of any transaction permitted hereunder or under any other Loan Document, in each case to a Person that is not a Loan Party, (iii) subject to Section 10.5, if approved, authorized or ratified in writing by the Required Lenders, (iv) to the extent such property is secured by a Permitted Lien under clause (6) of the definition thereof, (v)(x) upon any asset, property or other Collateral constituting or becoming Excluded Assets as a result of an occurrence not prohibited hereunder, (y) subject to the last proviso in the definition of “Excluded Subsidiary”, as to the assets owned by such Excluded Subsidiary (or with respect to which an Excluded Subsidiary has rights), upon any Person becoming an Excluded Subsidiary or (z) upon any Receivables Assets becoming subject to a Qualified Receivables Financing, Qualified Receivables Factoring or otherwise being transferred or purported to be transferred by a Borrower or any Subsidiary in connection with a Qualified Receivables Financing or Qualified Receivables Factoring or (vi) to the extent such asset, property or other Collateral is owned by a Loan Party upon release of such Loan Party from its obligations under its Guaranty or hereunder, as applicable, pursuant to clause (C) below;

(B) authorize the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent shall be required to, to the extent requested by the Parent Borrower, release or subordinate any Lien on any property (and execute and deliver any release documentation or customary “no interest” letter (or similar) required or reasonably requested by the Parent Borrower in connection therewith) granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Permitted Lien on such property that is permitted by clauses (1), (4), (5), (6) (only with regard to Section 6.3(b)(4)), (8), (9), (11) (solely with respect to cash deposits), (16), (17) (other than with respect to self-insurance arrangements), (18) (solely to the extent constituting Excluded Assets) (19), (21), (23) (solely to the extent relating to a Lien of the type allowed pursuant to any of the other clauses of the definition of “Permitted Liens” referenced in this clause (b)), (25) (solely to the extent relating to a Lien of the type allowed pursuant to clause (6) of the definition of “Permitted Liens” and securing obligations under Indebtedness of the type allowed pursuant to Section 6.3(b)(4)), (26) (solely to the extent the Lien of the Collateral Agent on such property is not, pursuant to such agreements, required or permitted to be senior to or pari passu with such Liens), (29) (solely with respect to cash deposits), (33), (35), (39) (only for so long as required to be secured for such letter of intent or investment), (42) and (45) of the definition thereof;

(C) agree that a Guarantor shall be immediately and automatically released from any Guaranty and from its obligations thereunder (x) if such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary, or is no longer required to be a Guarantor, as applicable, as a result of a transaction or designation permitted hereunder; provided that no Subsidiary Guarantor will be released from its guarantee solely as a result of ceasing to be a wholly-owned Subsidiary unless (A) such Subsidiary Guarantor ceases to be a wholly-owned Subsidiary pursuant to a transaction with a third party (that is not an Affiliate of any Loan Party) for a bona fide business purpose (as determined in good faith by the Parent Borrower) and not for the primary purpose of releasing the Guarantee and (B) the Parent Borrower shall be deemed to have made an Investment on the date of such transaction equal to the Fair Market Value of the Equity Interests of such resulting Non-Guarantor Restricted Subsidiary retained by any Loan Party or any Restricted Subsidiary, and such Investment is a Permitted Investment), or (y) the Obligations are paid in full (other than contingent indemnification or other obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements); and

(D) authorize the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent shall be required to, to the extent requested by any Borrower, establish intercreditor arrangements as contemplated by this Agreement, including without limitation any Intercreditor Agreement and any other Applicable Intercreditor Arrangement.

In each case as specified in this Section 9.8, the applicable Agent agrees that it will (and each Lender (including in their capacities as potential or actual Hedge Banks party to a Secured Hedge Agreement and potential or actual Cash Management Banks party to a Secured Cash Management Agreement), Agent and other Secured Party irrevocably authorizes the applicable Agent to), promptly execute and deliver to the applicable Loan Party and file, if applicable (such actions and such execution, delivery and filing, the “Release Actions”), at the Parent Borrower’s expense, such documents (including, but not limited to, lien releases, mortgage releases or assignments of mortgages, discharges of security interests, pledges and guarantees and other similar discharge or release documents) as such Loan Party may reasonably request to evidence the release or subordination of such asset, property or other item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case, in accordance with the terms of the Loan Documents and this Section 9.8; provided that if reasonably requested by the Administrative Agent or the Collateral Agent, the Borrower shall have delivered to the Collateral Agent a certificate of a Responsible Officer of the Parent Borrower (a “Release Certificate”) certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents (and for the avoidance of doubt, no other documentation or information shall be required to be provided by the Parent Borrower or any Subsidiary). Each of the Collateral Agent and the Administrative Agent shall be entitled to rely and shall rely exclusively on such Release Certificate in taking such Release Actions and performing their obligations under this Section 9.8, and the Collateral Agent and the Administrative Agent will be fully exculpated from any liability and shall be fully protected and shall not have any liability whatsoever to any Secured Party as a result of such reliance or the consummation of any release or subordination or other Release Action. Each Lender and each other Secured Party irrevocably authorizes and irrevocably directs the Collateral Agent and the Administrative Agent to take such Release Actions and consents to reliance on any Release Certificate. The Secured Parties agree not to give any Agent any instruction or direction inconsistent with the provisions of this Section 9.8, and each Secured Party expressly and irrevocably agrees that it will not hinder or direct any Agent to take any action that will hinder the automatic release of any security interest, Lien or Guaranty provided for by this Section 9.8 (including, without limitation, any refusal to release liens, return possessory collateral, execute and/or file release documentation or take any other reasonably requested actions to documents or effectuate the release of Liens on any such asset, property or other Collateral, in each case, at the Borrowers’ sole cost and expense). Neither the Administrative Agent nor the Collateral Agent shall be responsible for, or have a duty to ascertain or inquire into, any statement in a Release Certificate, the compliance of any identified transaction with the terms of a Loan Document, any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or contained in any certificate prepared or delivered by any Loan Party in connection with the Collateral or compliance with the terms set forth above or in a Loan Document.

(c) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Borrower, the Administrative Agent, Collateral Agent and each Lender and each Issuing Bank and each other Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Loan Documents may be exercised solely by the Administrative Agent on behalf of Secured parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent on behalf of the Secured Parties, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

(d) Intercreditor Agreement. Each Lender and each Issuing Bank hereby acknowledges that it has fully reviewed the Intercreditor Agreement and, by its execution of this Agreement, hereby consents to the execution and delivery of the Intercreditor Agreement by the Agents (including any amendments, waivers, supplements or other modifications thereto that are agreed to by the Agents) and agrees to comply with the terms thereof (which terms are incorporated herein by reference in their entirety) as if such Lender or Issuing Bank were a direct signatory thereto.

9.9 Approved Electronic Communications.

(a) Each of the Lenders, the Issuing Banks, Holdings, each Borrower and each Guarantor Subsidiary agrees that the Agents may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and the Issuing Banks by posting such Approved Electronic Communications on the Platform.

(b) Although the Platform and its primary web portal are secured with generally applicable security procedures and policies implemented or modified by the Agents from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Platform is secured through a single-user-per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Banks, Holdings, each Borrower and each Guarantor Subsidiary agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, Lenders, the Issuing Banks, Holdings, each Borrower and each Guarantor Subsidiary hereby approves distribution of the Approved Electronic Communications through the Platform and understands and assumes, and the Borrowers shall cause each Guarantor Subsidiary to understand and assume, the risks of such distribution, other than any risk caused by the gross negligence or willful misconduct of the Agents.

(c) THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE AGENTS OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE “AGENT AFFILIATES”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.

(d) Each of the Lenders, the Issuing Banks, Holdings, each Borrower and each Guarantor Subsidiary agrees that each Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Platform in accordance with such Agent’s generally applicable document retention procedures and policies.

9.10 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 2.15(h), any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Secured Cash Management Agreements or Secured Hedge Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent under the Loan Documents, and shall be deemed to have appointed the Collateral Agent to serve as collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.11 Withholding Taxes. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.19, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.11, include the Swing Line Lender and each Issuing Bank.

9.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto to, and (y) covenants, from the date such Person became a Lender party hereto until the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Loans, the Revolving Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments, and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Revolving Commitments, and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments, and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments, and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agents, in their sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agents under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13 Intercreditor Agreement. The Administrative Agent and the Collateral Agent are authorized by the Lenders and other Secured Parties to, to the extent required by the terms of the Loan Documents, (i) enter into the Intercreditor Agreement and any other intercreditor agreement contemplated by this Agreement (including, for the avoidance of doubt, any Applicable Intercreditor Arrangements) or any other Loan Document, (ii) enter into any Collateral Document, or (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 6.1 and 6.3 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement, Collateral Document, consent, filing or other action will be binding upon them. Each Lender and other Secured Party (a) understands, acknowledges and agrees that Liens will be created on the Collateral pursuant to the Fixed Asset Documents, which Liens shall be subject to the terms and conditions of the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or any other intercreditor agreement (if entered into) and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement and any other intercreditor agreement contemplated by this Agreement or any other Loan Document or Collateral Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 6.1 and 6.3 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

9.14 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.14 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank, Secured Party or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.14(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.14(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Revolving Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to an Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Parent Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Revolving Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Parent Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Revolving Commitments of any Lender and such Revolving Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 9.14 (but excluding, in all events, any assignment consent or approval requirements (whether from the Parent Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Parent Borrower or any other Loan Party; provided that this Section 9.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Parent Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Parent Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 10. MISCELLANEOUS

10.1 Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Loan Party, any Agent, any Swing Line Lender, any Lender, or any Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any Lender, as may be otherwise indicated to the Applicable Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed, sent by telefacsimile, United States mail or courier service or electronic mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, telex or electronic mail, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.

(b) Electronic Communications. Notwithstanding clause (a) above (unless the Applicable Agent requests that the provisions of clause (a) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means the Loan Parties shall deliver all Approved Electronic Communications to the Applicable Agent or other applicable Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Applicable Agent at such electronic mail address (or similar means of electronic delivery) as the Applicable Agent may notify the Borrowers. Nothing in this clause (b) shall prejudice the right of any Agent or any Lender or Issuing Bank to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that any Borrower effect delivery in such manner. Notices and other communications delivered by posting to a Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Platform, website or other device (to the extent permitted by Section 9.9 to be delivered thereunder) shall be effective when such notice or other communication shall have been made generally available on such Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Platform.

10.2 Expenses.

(a) From and after the Closing Date, the Parent Borrower agrees to pay or reimburse each Agent for, all of each Agent’s reasonable out-of-pocket audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of (x) one primary counsel to the Agents and (y) not more than one counsel to the Agents in each appropriate jurisdiction or specialty (as reasonably determined by the Administrative Agent), internal per diem field examination costs, the reasonable fees and expenses of appraisers, auditors, insurance advisors, environmental advisors, accountants, and consultants advising the Agents, reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) incurred by any Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of Holdings, the Borrowers and the Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document (subject to the limitations set forth herein) or the

Administrative Agent’s periodic audits, in accordance with the terms of the Loan Documents, of Holdings, any Borrower or any of the Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement, any Loan Document, or the making of the Credit Extensions hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in appropriate jurisdictions), (iv) the ongoing administration of this Agreement and the Credit Extensions, including consultation with attorneys in connection therewith and with respect to the rights and responsibilities of the Agents hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Subsidiaries, the Secured Cash Management Agreements, the Secured Hedge Agreements, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which any Agent is served or deposition or other proceeding in which any Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Subsidiaries, the Secured Cash Management Agreements, the Secured Hedge Agreements, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same. From and after the Closing Date, the Parent Borrower agrees within fifteen days of receipt of a reasonably detailed written invoice therefor (or such longer period as the applicable Agent may agree), to pay or reimburse each Issuing Bank for all reasonable out-of-pocket expenses incurred by such Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(b) The Parent Borrower further agrees to pay or reimburse each Agent and each of the Lenders and Issuing Banks within fifteen days of receipt of a reasonably detailed written invoice therefor for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including costs of settlement) (which shall be limited to the reasonable attorneys’ fees of (x) one primary counsel to the Agents, (y) one primary counsel to the Lenders, (z) special counsel to the Agents, the Lenders and the Issuing Banks in each appropriate jurisdiction or specialty (as reasonably determined by the Applicable Agent), and if the interests of any Lender, any Issuing Bank or any group of Lenders or Issuing Banks (other than all the Lenders and Issuing Banks) are distinctly or disproportionately affected, one additional counsel for each such Lender or group of Lenders), incurred by the Agents, Arrangers, such Lenders or such Issuing Banks in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

10.3 Indemnity and Limitation of Liability.

(a) Indemnity. In addition to the payment of expenses pursuant to Section 10.2, each Loan Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, each Arranger, each Issuing Bank and each Lender and each Affiliate of the foregoing, and each of the foregoing’s officers, partners, directors, trustees, employees, advisors, agents and sub-agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Loan Party shall have any obligation to any Indemnitee (other than with respect to Citi, in its capacity as the Administrative Agent and the Collateral Agent) hereunder with respect to any Indemnified Liabilities to the extent a court of competent jurisdiction determines in a final, non-appealable judgment that such Indemnified Liabilities have been incurred by reason of the gross negligence, willful misconduct, bad faith or material breach of this Agreement by such Indemnitee or its officers, partners, directors, trustees, agents, sub-agents or Affiliates. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) Limitation of Liability. To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against each Lender, each Issuing Bank, each Agent and any Affiliate of the foregoing, and each of the foregoing’s respective directors, employees, attorneys, advisors, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) (as opposed to direct or actual damages), whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement, arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of Holdings, the Parent Borrower and each other Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. In no event shall any Agent Affiliate have any liability to any Loan Party, Lender, Issuing Bank or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort or contract or otherwise) arising out of any Loan Party or any Agent Affiliate’s transmission of approved electronic communications through the internet or any use of the platform, except to the extent such liability of any Agent Affiliate is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Affiliate’s gross negligence or willful misconduct. This Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent Indemnified Liabilities with respect to any non-Tax claim.

(c) If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in New York, New York or London, England. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the applicable Borrower will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Applicable Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Borrower shall indemnify and save the Applicable Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

(d) Each Loan Party agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 10.3) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

10.4 Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, subject to the Intercreditor Agreement, upon the occurrence and during the continuance of any Event of Default each Lender, each Issuing Bank and each Agent and each of their Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Applicable Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender, Issuing Bank or Agent or any of their respective Affiliates to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Person hereunder, the Letters of Credit and participations therein and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Loan Document, irrespective of whether or not (a) such Person shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. Notwithstanding the foregoing, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Loan Party shall be applied to any Excluded Swap Obligations of such Loan Party.

10.5 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to Sections 2.17(c), 2.21 (with respect to Defaulting Lenders), 2.23, 10.5(b), 10.5(c), 10.5(d) and 10.5(h), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written consent of the Required Lenders and (except in the case of a waiver) the Borrowers; provided that the Administrative Agent may, with the consent of Parent Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency and, in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be affected thereby (other than a Defaulting Lender except to the extent set forth in Section 2.21), no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note (except as permitted by Section 2.23(d) or 10.5(h));

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce or forgive the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9 or any amendment to the definition of Excess Availability to the extent that it would impact the amount of the Applicable Margin) or any fee or any premium payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount, or change the currency, of any Loan or any Reimbursement Obligation;

(vii) amend Section 2.15(h), Section 2.16 or Section 10.5;

(viii) amend the definition of “Required Lenders” or “Pro Rata Share”; provided, that pursuant to Section 2.23 or with the consent of Required Lenders (subject to the other clauses of this Section 10.5(b)), additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral or Holdings or any other Guarantor (other than any Guarantor Subsidiary that constitutes an Immaterial Subsidiary) from any Guaranty except as expressly provided in the Loan Documents;

(x) consent to the assignment or transfer by any Borrower or any Guarantor which is a Subsidiary of Holdings of any of its rights and obligations under any Loan Document (other than as expressly permitted by Section 6.4);

(xi) from and after entry into an Intercreditor Agreement in the form of Exhibit M, amend Section 4.1 of such Intercreditor Agreement;

(xii) amend Section 2.17(g)(ii);

(xiii) amend or otherwise modify, or have the effect of amending or otherwise modifying, the definition of “Material Property” or Section 6.14 without the written consent of each Lender directly and adversely affected thereby;

(xiv) [Reserved];

(xv) subordinate (i) the Liens securing any of the Obligations on all or substantially all of the Collateral (“Existing Liens”) to the Liens securing any other Indebtedness or other obligations (other than the Fixed Asset Obligations with regard to the Fixed Asset Collateral pursuant to the Intercreditor Agreement) or (y) any Obligations in contractual right of payment to any other Indebtedness or other obligations (any such other Indebtedness or other obligations, to which such Liens securing any of the Obligations or such Obligations, as applicable, are subordinated, “Senior Indebtedness”).

(c) Without the written consent of all Lenders (other than a Defaulting Lender), no amendment, modification, termination, or consent shall be effective if the effect thereof would increase any of the percentages set forth in the definition of “Borrowing Base” above the percentages stated in such definition on the Closing Date.

(d) Without the written consent of two or more unaffiliated Lenders (unless there is only one (1) Lender or group of affiliated Lenders, in which case such Lender or group is sufficient) (and other than a Defaulting Lender) holding 66.7% of the outstanding Revolving Commitments and/or Revolving Credit Exposure, no amendment, modification, termination, or consent shall be effective if the effect thereof would amend any provision in the definitions of “Borrowing Base” or any of the defined terms used within such definitions to add new classes of eligible assets or in any manner that would increase the Available Credit.

(e) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender in addition to the consent of each Borrower, the Required Lenders (except as set forth in Section 2.23) and the Administrative Agent; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of each Borrower and the Swing Line Lender in addition to the consent of the Required Lenders, the Required Lenders and the Administrative Agent;

(iii) amend, modify, terminate or waive any provision of Section 2.3 or any other provision that adversely affects the rights of any Issuing Bank hereunder without the written consent of the each Borrower, the Administrative Agent, the Required Lenders and each Issuing Bank; or

(iv) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of each Borrower and such Agent in addition to the consent of Required Lenders and the Administrative Agent.

(f) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

(g) Guarantees and Collateral Documents. Notwithstanding anything in this Section 10.5 or any other Loan Document, guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its sole discretion, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (ii) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (iii) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(f) The Administrative Agent and the Parent Borrower may (i) amend, modify or supplement this Agreement to reflect any technical changes necessary or appropriate to give effect any Fixed Asset Document and (ii) amend, modify or supplement the Intercreditor Agreement.

10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Except as otherwise expressly permitted by Section 6.4 or pursuant to Section 10.5(b), no Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Each Borrower, Administrative Agent and Lender shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Revolving Commitments and Loans listed therein for all purposes hereof (notwithstanding any notice to the contrary), and no assignment or transfer of any such Revolving Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof as provided in Section 10.6(d), together with any Revolving Loan Note (if the assigning Lender’s Loans are evidenced by a Revolving Loan Note) subject to such assignment. Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Borrowers and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Closing Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be presumptively correct as to any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Revolving Commitment or Loans owing to it or other Obligations (with, in all cases, the consent (not to be unreasonably withheld) of the Issuing Banks and the Swing Line Lenders in addition to the consents required below); provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Revolving Loan and any related Revolving Commitments:

(i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee,” (other than a Disqualified Institution) upon the giving of notice to the Administrative Agent; and

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” (other than a Disqualified Institution) upon giving of notice to the Borrowers and the Administrative Agent and (except in the case of assignments made to an Affiliate of an Agent (other than a Disqualified Institution)), being consented to by the Parent Borrower and the Administrative Agent (such consent not to be (x) unreasonably withheld or delayed (provided that the Parent Borrower shall have absolute consent rights with regard to any proposed assignment to a Disqualified Institution), (y) in the case of the Parent Borrower, required at any time an Event of Default under Sections 8.1(a), (f) or (g) shall have occurred and then be continuing); provided, further (A) each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than Dollar Equivalent $5,000,000 or integral multiples of Dollar Equivalent $1,000,000 in excess thereof (or such lesser amount as may be agreed to by the Parent Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans; provided that Related Funds may aggregate their Revolving Commitments and Revolving Loans for purposes of determining compliance with such minimum assignment amount and (B) in the case of an assignment by a Lender, such Person shall meet the criteria of the definition of the term of “Lender.”

Any assignment purported to be made in contravention of the foregoing requirements shall be prohibited.

(d) Mechanics. Assignments and assumptions of Revolving Loans and Revolving Commitments shall only be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Such assignments shall cover the same percentage of such Lender’s Revolving Commitments and Revolving Credit Exposure. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Closing Date. In connection with all assignments, there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.19(c).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Revolving Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Closing Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Revolving Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Revolving Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. On and after the applicable Assignment Closing Date, upon the recording of such assignment and acceptance in the Register and the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 (it being understood and agreed that (x) substantially contemporaneous assignments to any two or more Related Funds shall be treated as an assignment to a single Eligible Assignee for purposes of the applicable amount of such assignment fee and (y) no such assignment fee shall be required in connection with assignments by or to any Agent or Affiliate thereof), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment Agreement, have the rights and obligations of a Lender and, if such Lender were an Issuing Bank, of such Issuing Bank hereunder and thereunder, (ii) the Revolving Loan Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto) relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(g) Participations. Each Lender shall have the right (without the consent of, or notice to, the Borrowers and Agents (except as set forth below)) at any time to sell one or more participations to any Person (other than Holdings or any of its Affiliates or a natural person or a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender or a Disqualified Institution) in all or any part of its Revolving Commitments, Loans or in any other Obligation (such Person, a “Participant”). The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except that the participation agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates or amendments to the definition of Excess Availability that would impact the amount of the Applicable Margin) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower or any Guarantor which is a Subsidiary of Parent Borrower of any of its rights and obligations under this Agreement (except as expressly permitted pursuant to Section 6.4) or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating. The Borrowers agree that each participant shall be entitled to the benefits of Sections 2.17(g), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section (subject to the requirements and limitations therein, including the requirement to provide any applicable documentation under Section 2.19(c) (it being understood that any documentation required to be provided under Section 2.19(c) shall be provided solely to the participating Lender, except in the event such participant claims additional amounts or indemnification for Non-Excluded Taxes or Other Taxes under Section 2.19)); provided a Participant shall not be entitled to receive any greater payment under Section 2.17(g), 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place. With respect to any Loan, each Lender that sells participations to a participant, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of all such participants and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents. The entries in the participant register shall be conclusive (absent manifest error), and the Borrowers and the Lenders shall treat each Person whose name is recorded in the participant register pursuant to the terms hereof as a participant for all purposes of this Agreement, notwithstanding notice to the contrary. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.16 as though it were a Lender.

(h) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may, without the consent of the Parent Borrower or the Administrative Agent, assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any (in each case, other than to a Disqualified Institution), to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the FRB and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i) Disqualified Institutions. Any assignor of a Revolving Commitment or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution, so long as, at the time that the relevant Assignment and Assumption or participation agreement is entered into, such assignor of such Loan or seller of such participation shall have complied with clause (y) of the definition of “Assignment and Participation Requirements” hereunder. Notwithstanding anything to the contrary herein, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Institution.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each party set forth in Sections 2.17(g), 2.18, 2.19, 10.2 and 10.3 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the payment of any Reimbursement Obligations, and the termination hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender or any Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent, each Lender and each Issuing Bank hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Secured Cash Management Agreements or any of the Secured Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender nor any other Secured Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to any Agent, any Lender or any Issuing Bank (or to the Applicable Agent, on behalf of any such Person) pursuant to the terms of any of the Loan Documents or otherwise related to the Obligations, or any Agent, Lender or Issuing Bank enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver, administrator, monitor, custodian or any other party under any bankruptcy law, any other national, state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15 CONSENT TO JURISDICTION; SERVICE OF PROCESS. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWERS RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS

INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality. Each Agent and each Lender shall hold all non‑public information regarding Holdings and its Subsidiaries, and their respective businesses identified as such by Holdings or any Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Loan Party that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, employees, agents, trustees and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any pledgee referred to in Section 10.6(h) or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrowers and their obligations (provided, such assignees, transferees, participants, pledgees, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any of the Agents or any Lender, (iv) disclosures required or requested by any governmental agency or regulatory authority or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify the Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non‑public information prior to disclosure of such information, (v) with the written consent of the Parent Borrower; (vi) to the extent such information becomes publicly available other than as a result of a breach of this Section 10.17; (vii) to the extent such information is received by such Agent, Issuing Bank or Lender from a third party that is not, to such Agent's, Issuing Bank's or Lender's knowledge, subject to contractual or fiduciary confidentiality obligations owing to any Loan Party or any Subsidiary thereof and (viii) to the extent such information is independently developed by such Agent, Issuing Bank or Lender so long as not based on information obtained in a manner that would otherwise violate this Section 10.17. In addition, each of the Administrative Agent, the Collateral Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. Notwithstanding anything contained herein, nothing in this Agreement shall prohibit or in any way restrict anyone from reporting possible violations of law or regulation to, otherwise communicating directly with, cooperating with or providing information to any governmental or regulatory body or any self-regulatory organization including but not limited to, bank examiners, the SEC, DOJ, FINRA, NFA, or the CFTC, or making other disclosures pursuant to applicable “whistleblower” laws or regulations. Any Person required to maintain the confidentiality of information as provided in this Section 10.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

10.18 Entire Agreement. This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document (other than the Intercreditor Agreement), the terms of this Agreement shall govern. This Agreement and each other Loan Document are subject to the terms and conditions set forth in the Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Loan Document, the terms of Intercreditor Agreement shall govern.

10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement that is an Electronic Signature or transmitted by facsimile transmission, electronic mail or by posting on the Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Parent Borrower and Administrative Agent. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any other Loan Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (ix) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (x) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.

10.20 PATRIOT Act. Each Lender that is subject to the requirements of the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act.

10.21 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.22 Joint and Several Liability. All Loans upon funding shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Revolving Loans are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Revolving Loans or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts due to an Agent and/or any Lender from the Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Revolving Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Revolving Loans or other extensions of credit on its books and records. Each Borrower’s Obligations with respect to Revolving Loans and other extensions of credit made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Revolving Loans made to the other Borrowers hereunder shall be separate and distinct Obligations, but all such Obligations shall be primary Obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower. Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to an Agent and/or any Lender, (iv) the failure by an Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) an Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a Guarantor or of any other Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Revolving Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any Guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender. Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations. Notwithstanding anything to the contrary in the foregoing, none of the foregoing provisions of this Section 10.22 shall apply to any Person released from its Obligations as a Borrower in accordance with Section 10.5.

10.23 Agency of the Parent Borrower for Each Other Borrower and Guarantor. Each of the other Borrowers and Guarantors irrevocably appoints the Parent Borrower as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Agents of Borrowing Base Certificates, Funding Notices and Conversion/Continuation Notices) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Parent Borrower, whether or not any of the other Borrowers join therein, and the Agents and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Parent Borrower under this Section 10.23; provided that nothing in this Section 10.23 shall limit the effectiveness of, or the right of the Agents and the Lenders to rely upon, any notice (including without limitation a Funding Notice or Conversion/Continuation Notice), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.

10.24 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien granted to the Collateral Agent pursuant to any Loan Document and the exercise of any right or remedy in respect of the Collateral by the Collateral Agent hereunder or under any other Loan Document are subject to the provisions of any Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement, this Agreement and any other Loan Document, the terms of such Intercreditor Agreement shall govern and control with respect to any right or remedy in respect of the Collateral. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies with respect to the Collateral of the Collateral Agent (and the Secured Parties) shall be subject to the terms of any Intercreditor Agreement.

10.25 Contribution and Indemnification Among the Borrowers. Each Borrower is obligated to repay the Obligations as a joint and several obligor under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (such other Borrower, the “Other Borrower” and such payment, an “Accommodation Payment”), then the Parent Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers and such Other Borrower in an amount, for each of such other Borrowers and the Other Borrower, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s or Other Borrower’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

10.26 Express Waivers by Borrowers in Respect of Cross Guaranties and Cross Collateralization. Each Borrower agrees as follows:

(a) Each Borrower hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Loan Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower’s right to make inquiry of the Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk with respect to such other Borrower under the Loan Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Loan Documents; and (vi) all other notices (except if such notice is specifically required to be given to such Borrower hereunder or under any of the other Loan Documents to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled;

(b) Each Borrower hereby waives the right by statute or otherwise to require an Agent or any Lender to institute suit against any other Borrower or to exhaust any rights and remedies which an Agent or any Lender has or may have against any other Borrower. Each Borrower further waives any defense arising by reason of any disability or other defense of any other Borrower (other than the defense of payment in full) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower in respect thereof;

(c) Each Borrower hereby waives and agrees not to assert against any Agent, any Lender, or any Issuing Bank: (i) any defense (legal or equitable) other than a defense of payment, set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against any other Borrower or any other party liable under the Loan Documents; (ii) any defense, set-off, counterclaim, or claim of any kind or nature available to any other Borrower (other than a defense of payment) against any Agent, any Lender, or any Issuing Bank, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by any Agent, any Lender, or any Issuing Bank under any applicable law; (iv) the benefit of any statute of limitations affecting any other Borrower’s liability hereunder;

(d) Each Borrower consents and agrees that, without notice to or by such Borrower and without affecting or impairing the obligations of such Borrower hereunder, the Agents may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Issuer Documents; (ii) release all or any one or more parties to any one or more of the Issuer Documents or grant other indulgences to any other Borrower in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Issuer Documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations; and

(e) Each Borrower represents and warrants to the Agents and the Lenders that such Borrower is currently informed of the financial condition of all other Borrowers and all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower agrees that neither the Agents, any Lender, nor any Issuing Bank has any responsibility to inform any Borrower of the financial condition of any other Borrower or of any other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

10.27 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to any Write-Down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers.

10.28 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrowers acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers (which term for purposes of this Section 10.28 shall include the Arrangers and Documentation Agent) and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their Affiliates; (iii) none of the Administrative Agent, the Arrangers or the Lenders have assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Arrangers or the Lenders have advised or are currently advising the Borrowers or any of their Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, each Arranger, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. The Borrowers hereby waive and release, to the fullest extent permitted by law, any claims that they may have against the Administrative Agent, each Arranger and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.29 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

10.30 CPRA Acknowledgement. The parties hereto do not anticipate any disclosure of personal information of California residents to Citi, or any collection or processing of personal information of California residents, in connection with the Transactions and Citi’s services contemplated under this Agreement; provided however, to the extent any California personal information subject to the California Privacy rights Act (“CPRA”) and their implementing regulations is disclosed by the Company to Citi and is covered by the California Privacy Rights Act and its implementing regulations, Citi agrees to process such personal information only for the limited and specified business purposes of facilitating the execution of the Transactions or as otherwise provided by, and in compliance with, the CPRA.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date and year first written above.

VISTANCE NETWORKS HOLDINGS, LLC, as Parent Borrower

By: /s/ Michael D. Coppin Name: Michael D. Coppin

Title: Vice President and Assistant Secretary

VISTANCE NETWORKS, INC., as Holdings

By: /s/ Michael D. Coppin Name: Michael D. Coppin

Title: Vice President and Assistant Secretary

ARRIS GLOBAL SERVICES, INC. ARRIS TECHNOLOGY, INC.

RUCKUS WIRELESS LLC,

each as a Co-Borrower

By: /s/ Michael D. Coppin Name: Michael D. Coppin

Title: Vice President and Assistant Secretary

CITIBANK, N.A., as Administrative Agent and

Collateral Agent

By: /s/ Allister Chan______________
Name: Allister Chan
Title: Vice President

CITIBANK, N.A., as an Issuing Bank, Swing Line Lender and a Lender

By: /s/ Allister Chan________________
Name: Allister Chan
Title: Vice President

Bank of America, N.A., as an Issuing Bank

and a Lender

By: /s/ Lisa Hanson__________________
Name: Lisa Hanson
Title: Managing Director

U.S. Bank National Association, as an Issuing

Bank and a Lender

By: /s/ Jeffery Wille___________________
Name: Jeffery Wille
Title: Vice President

REGIONS BANK, as an Issuing Bank and a Lender

By: /s/ Eric Morse__________________
Name: Eric Morse
Title: Managing Director